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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D. C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          THE COLONIAL BANCGROUP, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          6711                         63-0661573
   (State of Incorporation)      (Primary Standard Industrial   (I.R.S. Employer Identification
                                  Classification Code Number)                No.)
       ONE COMMERCE STREET, SUITE 800                           (334) 240-5000
         MONTGOMERY, ALABAMA 36104                             (Telephone No.)
  (Address of principal executive offices)

                             ---------------------

                              W. FLAKE OAKLEY, IV
                                   SECRETARY
                              POST OFFICE BOX 1108
                           MONTGOMERY, ALABAMA 36102
                    (Name and address of agent for service)

                                   COPIES TO:

         MICHAEL D. WATERS, ESQUIRE                              ROD JONES, ESQ.
   MILLER, HAMILTON, SNIDER & ODOM, L.L.C.                       SHUTTS & BOWEN
       ONE COMMERCE STREET, SUITE 802                        20 NORTH ORANGE AVENUE
                P. O. BOX 19                                       SUITE 1000
       MONTGOMERY, ALABAMA 36101-0019                        ORLANDO, FLORIDA 32801

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE(1)

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                      PROPOSED        PROPOSED
       TITLE OF EACH CLASS             AMOUNT         MAXIMUM         MAXIMUM        AMOUNT OF
          OF SECURITIES                TO BE       OFFERING PRICE    AGGREGATE      REGISTRATION
         TO BE REGISTERED            REGISTERED       PER UNIT     OFFERING PRICE       FEE
--------------------------------------------------------------------------------------------------
Common Stock, par value
  $2.50 per share.................     632,209     Not Applicable  $8,357,007.90     $2,532.43
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(f)(2) and (3) based upon the book value of $16.92 per share of 493,913 shares of company acquired, including 83,000 shares subject to employee stock options.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON EACH SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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

                          THE COLONIAL BANCGROUP, INC.
                             CROSS REFERENCE SHEET
                              TO ITEMS IN FORM S-4

                                                          CAPTION IN PROSPECTUS OR OTHER
         FORM S-4 ITEM NUMBER AND CAPTION               LOCATION IN REGISTRATION STATEMENT
---------------------------------------------------  ----------------------------------------
Item 1.    Forepart of Registration Statement and
             Outside Front Cover Page of
             Prospectus............................  Facing page, Cross Reference Sheet,
                                                     Outside front cover page of Prospectus
Item 2.    Inside Front and Outside Back Cover
             Pages of Prospectus...................  "AVAILABLE INFORMATION," Inside front cover page of Prospectus, "DOCUMENTS
                                                       INCORPORATED BY REFERENCE," "TABLE OF
                                                       CONTENTS"
Item 3.    Risk Factors, Ratio of Earnings to Fixed
             Charges and Other Information.........  "SUMMARY," Cover Page of Prospectus,
                                                       "PER SHARE DATA," "THE MERGER," "PRO
                                                       FORMA FINANCIAL INFORMATION" AND
                                                       "SELECTED FINANCIAL DATA"
Item 4.    Terms of the Transaction................  "THE MERGER," "DOCUMENTS INCORPORATED BY
                                                       REFERENCE"
Item 5.    Pro Forma Financial Information.........  "PER SHARE DATA," "CONDENSED PRO FORMA
                                                       STATEMENTS OF CONDITION," AND
                                                       "CONDENSED PRO FORMA STATEMENTS OF
                                                       INCOME"
Item 6.    Material Contacts with the Company......  "THE MERGER -- Background of the
                                                       Merger," "Tomoka's Board of Directors'
                                                       Reasons for Approving the Merger," and
                                                       "Interests of Certain Persons in the
                                                       Merger"
Item 7.    Additional Information Required for
             Reoffering by Persons and Parties
             Deemed to be Underwriters.............  Not Applicable
Item 8.    Interests of Named Experts and
             Counsel...............................  "LEGAL MATTERS" and "EXPERTS"
Item 9.    Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities...........................  Not Applicable; See Items 20 and 22
                                                     below
Item 10.   Information with Respect to S-3
             Registrants...........................  "DOCUMENTS INCORPORATED BY REFERENCE,"
                                                       "BUSINESS OF BANCGROUP"
Item 11.   Incorporation of Certain Information by
             Reference.............................  "DOCUMENTS INCORPORATED BY REFERENCE"
Item 12.   Information with Respect to S-2 or S-3
             Registrants -- Item 12(b).............  Not Applicable
Item 13.   Incorporation of Certain Information by
             Reference.............................  Not Applicable

                                                          CAPTION IN PROSPECTUS OR OTHER
         FORM S-4 ITEM NUMBER AND CAPTION               LOCATION IN REGISTRATION STATEMENT
---------------------------------------------------  ----------------------------------------
Item 14.   Information with Respect to Registrants
             Other Than S-3 or S-2 Registrants.....  Not Applicable
Item 15.   Information with Respect to S-3
             Companies.............................  Not Applicable
Item 16.   Information with Respect to S-2 or S-3
             Companies.............................  Not Applicable
Item 17.   Information with Respect to Companies
             Other than S-3 or S-2 Companies.......  "BUSINESS OF TOMOKA," "FINANCIAL
                                                       STATEMENTS"
Item 18.   Information if Proxies, Consents or
             Authorizations are to be Solicited....  "THE SPECIAL MEETING," "BUSINESS OF
                                                       BANCGROUP -- Voting Securities and
                                                       Principal Stockholders," "Security
                                                       Ownership of Management," "Management
                                                       Information"
Item 19.   Information if Proxies, Consents or
             Authorizations are not to be Solicited
             or in an Exchange Offer...............  Not Applicable
Item 20.   Indemnification of Directors and
             Officers..............................  PART II, Item 20
Item 21.   Exhibits and Financial Statement
             Schedules.............................  PART II, Item 21
Item 22.   Undertakings............................  PART II, Item 22

                              TOMOKA BANCORP, INC.
                              201 SOUTH NOVA ROAD
                          ORMOND BEACH, FLORIDA 32174
                                 (904)672-5100
                             ---------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 1996
                             ---------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of Tomoka Bancorp, Inc. ("Tomoka") will be held at the office of Tomoka State Bank located at 201 South Nova Road, Ormond Beach, Florida, on
          ,             , 1996, at      p.m., local time, for the following
purposes:

          1. Merger. To consider and vote upon the proposed merger (the "Merger") of Tomoka with and into The Colonial BancGroup, Inc. ("BancGroup"), in accordance with an Agreement and Plan of Merger, dated as of July 19, 1996 between Tomoka and BancGroup (the "Agreement"). Pursuant to the Agreement, BancGroup will be the surviving corporation in the Merger. Each share of common stock of Tomoka outstanding at the time of the Merger will be converted into the right to receive such number of shares of the common stock, par value $2.50 per share, of BancGroup ("BancGroup Common Stock") as shall be equal to $32 divided by the Market Value of the BancGroup Common Stock (as defined in the Agreement), with cash paid in lieu of fractional shares at the Market Value of such fractional shares, as described more fully in the accompanying Joint Proxy Statement and Prospectus. The Agreement is attached to the Joint Proxy Statement and Prospectus as Appendix A.

          2. Other Matters. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of Tomoka has fixed the close of business on
            , 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of the common stock of Tomoka at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

     Under Florida law, holders of the common stock of Tomoka are entitled to dissent from the Merger and to receive in cash the fair value of their shares of Tomoka common stock, as described more fully in the accompanying Joint Proxy Statement and Prospectus.

     You are requested to complete and sign the enclosed form of proxy and to mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with the Secretary of Tomoka, by executing a later dated proxy and delivering it to the Secretary of Tomoka, or by attending the Special Meeting and voting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          THOMAS H. DARGAN
                                          President

Ormond Beach, Florida
               , 1996

JOINT PROXY STATEMENT AND PROSPECTUS

                               COLONIAL BANCGROUP
                                  COMMON STOCK

                              TOMOKA BANCORP, INC.

        SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON             , 1996

    This Joint Proxy Statement and Prospectus (the "Prospectus") relates to the proposed merger (the "Merger") of Tomoka Bancorp, Inc., a Florida corporation ("Tomoka"), with and into The Colonial BancGroup, Inc., a Delaware corporation ("BancGroup"). This Prospectus is being furnished to the shareholders of Tomoka in connection with the solicitation of proxies by the Board of Directors of Tomoka for use at a special meeting of the shareholders of Tomoka to be held on
      ,            , 1996, at     p.m., local time, at the offices of Tomoka
State Bank, located at 201 South Nova Road, Ormond Beach, Florida, including any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, shareholders of Tomoka will consider and vote upon the matters set forth in the preceding Notice of Special Meeting of the Shareholders of Tomoka, as more fully described in this Prospectus.

    The Merger will be consummated pursuant to the terms of a certain Agreement and Plan of Merger dated as of July 19, 1996 by and between BancGroup and Tomoka (the "Agreement"). The Agreement provides that, subject to the approval of the Agreement by the shareholders of Tomoka at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Agreement, Tomoka will be merged with and into BancGroup and BancGroup will be the surviving corporation. Each issued and outstanding share of common stock, par value $5.00 per share of Tomoka (the "Tomoka Common Stock"), other than shares held by persons who do not vote in favor of the Merger and who properly exercise their dissenter's rights by following the procedures required under the Florida Business Corporation Act (the "FBCA"), shall be converted into shares of the common stock, par value $2.50 per share, of BancGroup (the "BancGroup Common Stock"). As more fully described in this Prospectus, each share of Tomoka Common Stock outstanding and held by Tomoka shareholders, shall be converted into such number of shares of BancGroup Common Stock as shall be equal to $32 divided by the Market Value of the BancGroup Common Stock. The Market Value shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the BancGroup Common Stock as reported by the New York Stock Exchange (the "NYSE") on each of the twenty (20) trading days ending on the fifth trading day preceding the Effective Date. The shares of BancGroup Common Stock are listed on the NYSE. The closing price per share of the BancGroup Common Stock on the NYSE on October 18, 1996 was $35.

    Consummation of the Merger requires, among other things, the affirmative vote of the holders of at least a majority of the outstanding shares of Tomoka Common Stock.

    BancGroup has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of the BancGroup Common Stock to be issued in connection with the Merger as well as to register shares of BancGroup Common Stock to be issued upon the exercise of options respecting Tomoka common stock assumed by BancGroup as part of the Merger. This document constitutes a Proxy Statement of Tomoka in connection with the solicitation of proxies by Tomoka for the Special Meeting and a Prospectus of BancGroup with respect to the BancGroup Common Stock to be issued in the Merger and upon the exercise of stock options assumed in the Merger. This Prospectus and accompanying form of proxy are first being mailed to shareholders
of Tomoka on or about            , 1996.

    THE BOARD OF DIRECTORS OF TOMOKA UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER.
                             ---------------------

  THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR
      DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
     ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
         OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
                             ---------------------

THE SHARES OF BANCGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS
        OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    The office and mailing address of Tomoka are 201 South Nova Road, Post Office Box 5058, Ormond Beach, Florida 32175-5058 (telephone 904-672-5100), and the principal office and mailing address of BancGroup are Colonial Financial Center, One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192 (telephone 334-240-5000).

               The date of this Prospectus is            , 1996.

                             AVAILABLE INFORMATION

     BancGroup is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by BancGroup, including proxy and information statements, can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as BancGroup, that file electronically with the Commission.

     The BancGroup Common Stock is listed for trading on the NYSE. Reports, including proxy and information statements, of BancGroup and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     BancGroup has filed with the Commission a Registration Statement under the Securities Act to register the shares of BancGroup Common Stock being offered in connection with the Merger. This Prospectus omits certain information contained in the Registration Statement and exhibits thereto. Such Registration Statement, including the exhibits thereto, can be inspected at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such Registration Statement can be obtained at prescribed rates from the Commission at that address.

     The information in this Prospectus concerning BancGroup and its subsidiaries has been furnished by BancGroup, and the information concerning Tomoka and its subsidiary has been furnished by Tomoka. Tomoka is not subject to the periodic reporting requirements of the Exchange Act.

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE PERSON SPECIFIED BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY BANCGROUP NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

     The following documents filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

          (1) BancGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (2) BancGroup's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

          (3) BancGroup's Report on Form 8-K dated July 17, 1996;

          (4) BancGroup's Report on Form 8-K/A dated October 9, 1996; and

          (5) BancGroup's Registration Statement on Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of the BancGroup Common Stock.

     All documents filed by BancGroup pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting, or, in the case of the exercise of options that are being assumed by BancGroup, prior to the exercise of such options, shall be deemed incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in the other subsequently filed document which also is or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BancGroup has entered into the Agreement with Tomoka regarding the Merger described herein. Various provisions of the Agreement are summarized or referred to in this Prospectus, and the Agreement is incorporated by reference into this Prospectus and attached hereto as Appendix A.

     BancGroup will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to W. Flake Oakley, IV, Secretary, The Colonial BancGroup, Inc., One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192 (telephone 334-240-5000).

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
SUMMARY..............................................................................     1
THE SPECIAL MEETING..................................................................     9
  General............................................................................     9
  Record Date; Shares Entitled to Vote; Vote Required for the Merger.................     9
  Solicitation, Voting and Revocation of Proxies.....................................    10
  Effect of Merger on Outstanding BancGroup Common Stock.............................    10
THE MERGER...........................................................................    11
  General............................................................................    11
  Background of the Merger...........................................................    11
  Tomoka's Board of Directors' Reasons for Approving the Merger......................    13
  Opinion of Financial Advisor.......................................................    13
  Recommendation of the Board of Directors of Tomoka.................................    16
  BancGroup's Reasons for the Merger.................................................    16
  Interests of Certain Persons in the Merger.........................................    16
  Conversion of Tomoka Common Stock..................................................    17
  Surrender of Tomoka Common Stock Certificates......................................    17
  Certain Federal Income Tax Consequences............................................    18
  Other Possible Consequences........................................................    19
  Conditions to Consummation of the Merger...........................................    20
  Amendment or Termination...........................................................    20
  Regulatory Approvals...............................................................    20
  Conduct of Business Pending the Merger.............................................    22
  Commitments with Respect to Other Offers...........................................    23
  Indemnification....................................................................    23
  Rights of Dissenting Shareholders..................................................    23
  Resale of BancGroup Common Stock Issued in the Merger..............................    25
  Accounting Treatment...............................................................    26
  NYSE Reporting of BancGroup Common Stock Issued in the Merger......................    26
  Treatment of Tomoka Options........................................................    26
COMPARATIVE MARKET PRICES AND DIVIDENDS..............................................    28
  BancGroup..........................................................................    28
  Tomoka.............................................................................    29
BANCGROUP CAPITAL STOCK AND DEBENTURES...............................................    29
  BancGroup Common Stock.............................................................    30
  Preference Stock...................................................................    30
  1986 Debentures....................................................................    30
  Changes in Control.................................................................    31
COMPARATIVE RIGHTS OF SHAREHOLDERS...................................................    33
  Director Elections.................................................................    33
  Removal of Directors...............................................................    33
  Voting.............................................................................    33
  Preemptive Rights..................................................................    33
  Directors' Liability...............................................................    34
  Indemnification....................................................................    34
  Special Meetings of Shareholders; Action Without a Meeting.........................    35
  Mergers, Share Exchanges and Sales of Assets.......................................    35
  Amendment of Certificate of Incorporation and Bylaws...............................    36
  Rights of Dissenting Stockholders..................................................    36

                                                                                       PAGE
                                                                                       ----
  Preferred Stock....................................................................    37
  Effect of the Merger on Tomoka Shareholders........................................    37
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES........................................    38
  Condensed Pro Forma Statements of Condition (Unaudited)............................    38
  Condensed Pro Forma Statements of Income (Unaudited)...............................    43
  Pro Forma Adjustments (Unaudited)..................................................    48
  Recent Developments -- BancGroup and Tomoka........................................    49
  Selected Financial and Operating Information.......................................    52
TOMOKA BANCORP, INC..................................................................    54
  Selected Financial Data............................................................    54
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations for the Fiscal Years Ended December 31, 1995, 1994, and 1993 and for
     the Six Months Ended June 30, 1996 and 1995.....................................    55
BUSINESS OF BANCGROUP................................................................    68
  General............................................................................    68
  Proposed Affiliate Banks...........................................................    68
  Voting Securities and Principal Stockholders.......................................    69
  Security Ownership of Management...................................................    70
  Management Information.............................................................    71
  Certain Regulatory Considerations..................................................    71
BUSINESS OF TOMOKA BANCORP, INC......................................................    73
  Tomoka State Bank..................................................................    73
  Primary Service Area...............................................................    73
  Offices............................................................................    73
  Employees..........................................................................    73
  Legal Proceedings..................................................................    73
  Supervision and Regulation.........................................................    74
  Principal Holders of Tomoka Common Stock...........................................    77
  Tomoka Common Stock Owned by Management............................................    78
ADJOURNMENT OF SPECIAL MEETING.......................................................    79
OTHER MATTERS........................................................................    79
DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS...............................    79
LEGAL MATTERS........................................................................    79
EXPERTS..............................................................................    79
INDEX TO FINANCIAL STATEMENTS........................................................   F-1
APPENDIX A -- Agreement and Plan of Merger...........................................   A-1
APPENDIX B -- Opinion of Financial Advisor...........................................   B-1
APPENDIX C -- Sections 607.1301, 607.1302 and 607.1320 of the Florida Business
              Corporation Act Regarding Dissenters' Rights...........................   C-1

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCGROUP OR TOMOKA. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCGROUP OR TOMOKA SINCE THE DATE OF THIS PROSPECTUS OR THAT INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                                    SUMMARY

     The following provides a summary of certain information included in this Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere herein, the Appendices hereto and the documents incorporated herein by reference. Shareholders of Tomoka are urged to read this Prospectus in full.

GENERAL

     This Prospectus relates to the issuance of shares of BancGroup Common Stock in connection with the proposed Merger of Tomoka with and into BancGroup. As a result of the Merger, Tomoka's subsidiary, Tomoka State Bank, will become a wholly owned subsidiary of BancGroup. Following the Merger, Tomoka State Bank will be merged into BancGroup's Florida subsidiary, Colonial Bank. See "THE MERGER -- General."

THE SPECIAL MEETING

     The Special Meeting will be held at the office of Tomoka State Bank,
located at 201 South Nova Road, Ormond Beach, Florida on             , 1996, at
     p.m., local time, for the purpose of considering and voting upon the Agreement (which includes the Merger). Only holders of record of Tomoka Common
Stock at the close of business on                , 1996 (the "Record Date") are
entitled to the notice of and to vote at the Special Meeting. As of such date, 410,913 shares of Tomoka Common Stock were issued and outstanding. See "THE SPECIAL MEETING."

THE COMPANIES

     BancGroup. BancGroup is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). It was organized in Delaware in 1974. BancGroup operates wholly owned commercial banking subsidiaries in the states of Alabama, Florida, Georgia and Tennessee, each under the name "Colonial Bank." Colonial Bank conducts a full service commercial banking business in the State of Alabama through 110 banking offices. In Tennessee, Colonial Bank conducts a general commercial banking business through three offices. In Georgia, BancGroup operates a federal savings bank, Colonial Bank, FSB, which has four offices in Atlanta, Georgia and the surrounding area and Colonial Bank, located in Lawrenceville, Georgia which operates seven offices. In Florida, Colonial Bank operates eight offices. BancGroup has also entered into agreements or letters of intent to acquire four additional banks. Colonial Mortgage Company, a subsidiary of the Colonial Bank in Alabama, is a mortgage banking company which services approximately $10 billion in residential loans and which originates residential mortgages in 29 states through 6 regional offices. At June 30, 1996, BancGroup had consolidated total assets of $4.5 billion and consolidated stockholders equity of $317.6 million. See "BUSINESS OF BANCGROUP."

     Tomoka. Tomoka is a bank holding company within the meaning of the BHCA. It is a Florida corporation organized in June, 1992. The only business activity of Tomoka is the operation of its wholly-owned subsidiary, Tomoka State Bank, located in Ormond Beach, Florida. Tomoka State Bank operates three full-service branch offices located in Port Orange, New Smyrna Beach, and Pierson, Florida. All of the offices of Tomoka State Bank are located in Volusia County, Florida. At June 30, 1996, Tomoka had consolidated total assets of $72.7 million and consolidated stockholders' equity of $5.9 million. See "BUSINESS OF TOMOKA BANCORP, INC."

TERMS OF THE MERGER

     The Agreement provides for the Merger of Tomoka with and into BancGroup, with BancGroup to be the surviving corporation. Upon the date of consummation of the Merger (the "Effective Date"), each outstanding share of Tomoka Common Stock shall be converted into the right to receive such number of shares of BancGroup Common Stock as shall be equal to $32 divided by the Market Value of the BancGroup Common Stock (the "Exchange Ratio"). No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. To the extent cash is paid in lieu of fractional shares, the cash will be paid based upon the Market Value of the BancGroup Common Stock. For these purposes, "Market Value" shall mean the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the 20 trading days ending on the fifth trading day preceding the Effective Date.

     As of the date of this Prospectus, Tomoka had granted options (the "Tomoka Options") which entitled the holders thereof to acquire up to 83,000 shares of Tomoka Common Stock. On the Effective Date, BancGroup shall assume all Tomoka Options outstanding, and each such option shall represent the right to acquire BancGroup Common Stock on substantially the same terms as are applicable to the Tomoka Options. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Tomoka Common Stock subject to such Tomoka Options multiplied by the Exchange Ratio, provided that no fractional shares of BancGroup Common Stock shall be issued, and the number of shares of BancGroup Common Stock to be issued upon the exercise of Tomoka Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of BancGroup Common Stock to be issued pursuant to such options shall equal the exercise price for each share of Tomoka Common Stock subject to such Tomoka Options divided by the Exchange Ratio, adjusted appropriately for any rounding to the nearest whole number of shares that may be done.

     Tomoka shareholders will be given notice of the Merger promptly after the Effective Date of the Merger. Certificates for the shares of BancGroup Common Stock issued will not be distributed or dividends paid until shareholders surrender their certificates representing their shares of Tomoka Common Stock.

     See "THE MERGER -- Conversion of Tomoka Common Stock," "Surrender of Tomoka Common Stock Certificates," and "Treatment of Tomoka Options."

     For certain information concerning dissenters' rights, voting at the Special Meeting, and management of BancGroup and Tomoka, see "THE
MERGER -- Rights of Dissenting Shareholders," "-- Conversion of Tomoka Common Stock"; "THE SPECIAL MEETING -- Solicitation, Voting and Revocation of Proxies," "-- Record Date; Shares Entitled to Vote; Vote Required"; "BUSINESS OF
BANCGROUP -- Voting Securities and Principal Stockholders," "-- Security Ownership of Management," and "BUSINESS OF TOMOKA BANCORP, INC. -- Principal Holders of Tomoka Common Stock," and "-- Tomoka Common Stock Owned By Management."

RECOMMENDATION OF TOMOKA'S BOARD OF DIRECTORS

     The Board of Directors of Tomoka has unanimously approved the Agreement. THE BOARD OF DIRECTORS OF TOMOKA BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF TOMOKA, AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "THE MERGER -- Background of the Merger" and "Tomoka's Board of Directors' Reasons for Approving the Merger."

OPINION OF FINANCIAL ADVISOR

     Tomoka has received an opinion from Professional Bank Services, Inc. ("PBS") that the Merger is fair to the shareholders of Tomoka from a financial point of view. See "THE MERGER -- Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of Tomoka hold Tomoka Options which entitle them to purchase, in the aggregate, up to 83,000 shares of Tomoka Common Stock. Under the terms of the Agreement, any Tomoka Options which are not exercised prior to the Effective Date will be assumed by BancGroup. See "THE MERGER -- Conversion of Tomoka Common Stock," and "Treatment of Tomoka Options."

     Thomas H. Dargan, President and Chief Executive Officer of Tomoka, has entered into an agreement with BancGroup regarding his employment after the consummation of the Merger. Under this agreement, if

BancGroup terminates the employment of Mr. Dargan without cause within one year after the Effective Date, then BancGroup will pay Mr. Dargan a lump-sum severance payment equal to Mr. Dargan's annual salary. Further, if Mr. Dargan or BancGroup terminates his employment during this period, then Mr. Dargan may not compete with BancGroup for a period of one year.

     On the Effective Date, all employees of Tomoka (including its executive officers) shall, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with BancGroup's severance policy as of the date of the Agreement. All employees of Tomoka who become employees of BancGroup or its subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     Under the Agreement, BancGroup has agreed to indemnify the directors and executive officers of Tomoka against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the fullest extent that Tomoka would have been permitted under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons (and also to advance expenses as incurred to the fullest extent permitted under applicable law).

     Except as described above, none of the directors or executive officers of Tomoka, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of Tomoka Common Stock.

     See "THE MERGER -- Interests of Certain Persons in the Merger."

VOTE REQUIRED

     Under Florida law, the Agreement (which includes the Merger) must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Tomoka Common Stock. Each share of Tomoka Common Stock is entitled to one vote on the Agreement. Approval of the Agreement and the Merger by BancGroup stockholders is not required under Delaware, Florida or other applicable law, or the rules of the NYSE on which the BancGroup Common Stock is listed. See "THE SPECIAL MEETING."

     Only holders of record of Tomoka Common Stock at the close of business on
            , 1996 are entitled to notice of and to vote at the Special Meeting. As of such date, 410,913 shares of Tomoka Common Stock were issued and outstanding. As of the Record Date, Tomoka's directors, executive officers and their affiliates held approximately 42.3% of the outstanding shares of Tomoka Common Stock. As of the same date, the directors, executive officers and affiliates of BancGroup held no shares of Tomoka Common Stock. See "THE SPECIAL MEETING."

     The directors of Tomoka have agreed to vote or cause the record owner to vote any shares of Tomoka Common Stock held by such directors in favor of the Merger and the Agreement and against any business combination or other reorganization of any kind involving Tomoka or its subsidiaries with any entity other than BancGroup. As of the Record Date, these directors owned, either beneficially or of record, 172,204 shares of Tomoka Common Stock or approximately 41.9% of the Tomoka Common Stock held on such date. The parties anticipate that all of the shares of Tomoka Common Stock held by these directors will be voted in favor of the Agreement and the Merger. Directors and executive officers of BancGroup beneficially own in the aggregate 2,187,008 shares of BancGroup Common Stock representing approximately 13% of the outstanding shares, but no vote of BancGroup stockholders is required to approve the Merger. See "THE SPECIAL MEETING."

     Proxies should be returned to Tomoka in the envelope enclosed herewith. Shareholders of Tomoka submitting proxies may revoke their proxies by (i) giving notice of such revocation in writing to the Secretary of Tomoka at or prior to the Special Meeting, (ii) by executing and delivering a proxy bearing a later date to the Secretary of Tomoka at or prior to the Special Meeting, or (iii) by attending the Special Meeting and voting in person. Because approval of the Merger requires the approval of at least a majority of the outstanding shares of Tomoka Common Stock, failure to submit a proxy or failure to vote in person at the Special Meeting will have the same effect as a negative vote. See "THE SPECIAL
MEETING -- Solicitation, Voting and Revocation of Proxies."

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of Tomoka Common Stock as of the Record Date are entitled to dissenters' rights under Sections 607.1301, 607.1302 and 607.1320 of the FBCA, copies of which are attached as Appendix C to this Prospectus. Under the FBCA, any holder of Tomoka Common Stock as of the Record Date who follows the procedures set forth in Section 607.1320 will be entitled to receive the fair value of his or her shares in cash. A Tomoka shareholder wishing to exercise dissenters' rights must deliver to Tomoka, before the vote of holders of Tomoka Common Stock on the Agreement at the Special Meeting, a written notice of intent ("Notice of Intent") to demand payment for his or her shares. Such shareholder must not vote in favor of approval of the Agreement. Because a signed proxy which does not contain voting instructions will, unless revoked, be voted for the Agreement, a Tomoka shareholder who votes by proxy and who wishes to exercise dissenter's rights must either: (i) vote against the Agreement or (ii) abstain from voting with respect to the Agreement. A vote against approval of the Agreement will not, in and of itself, constitute a demand for dissenters' rights satisfying the requirements of Section 607.1320.

     Any Notice of Intent should be addressed to Tomoka Bancorp, Inc., 201 South Nova Road, Ormond Beach, Florida 32174, Attention: S. Craig Suazo, Secretary, and should be executed by or on behalf of the holder of record. The Notice of Intent must reasonably inform Tomoka of the identity of the shareholder and that such shareholder is thereby objecting to the Merger and demanding payment for his or her shares if the Merger is consummated.

     See "THE MERGER -- Rights of Dissenting Shareholders."

     Any shareholder of Tomoka who properly exercises dissenters' rights and receives the fair value for his or her shares will encounter income tax treatment different than the treatment for shareholders who do not exercise dissenters' rights. See "THE MERGER -- Certain Federal Income Tax Consequences."

     BancGroup's obligation to consummate the Merger is subject to the condition that holders of no more than 10% of the shares of Tomoka Common Stock exercise their dissenter's rights. The purpose of this condition is to limit the amount of cash which BancGroup is required to expend in the Merger and to preserve the treatment of the Merger as a "pooling-of-interests" for accounting purposes. BancGroup has no present intention of waiving this condition, although it has the right to do so.

CONDITIONS TO THE MERGER

     The parties' obligation to consummate the Merger is subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The mutual obligations of the parties to consummate the Merger are subject to the following conditions, among others: (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of Tomoka Common Stock; (ii) the approval of the Merger by the Florida Department of Banking and Finance (the "Florida Department") and the Federal Deposit Insurance Corporation ("FDIC"); (iii) the absence of any pending or threatened litigation which seeks to restrain or prohibit the Merger or any investigation by a governmental agency which might result in such a proceeding; (iv) the consummation of the Merger on or before March 31,1997; and (v) receipt of opinions of counsel regarding certain matters, including tax matters.

     The obligation of Tomoka to consummate the Merger is further subject to several conditions, including: (i) the absence of any material adverse changes in the financial condition or affairs of BancGroup; (ii) the receipt of a letter from PBS, the financial advisor of Tomoka, stating that the Merger is fair to the shareholders of Tomoka from a financial point of view; and (iii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE.

     The obligation of BancGroup to consummate the Merger is subject to various conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of Tomoka; (ii) the holders of not more than 10% of the outstanding shares of Tomoka Common Stock shall have exercised dissenters' rights with respect to their shares; and (iii) the receipt of a letter from Coopers & Lybrand L.L.P. that the Merger will qualify for the "pooling-of-interests" method of accounting under generally accepted accounting principles.

     Applications for approval of the Merger were filed on October 18, 1996. The regulatory approval process is expected to take approximately four months from that date.

     See "THE MERGER -- Conditions to Consummation of the Merger" and "Regulatory Approvals."

AMENDMENT OR TERMINATION OF AGREEMENT

     The Boards of Directors of BancGroup and Tomoka may agree to amend or terminate the Agreement at any time prior to the Effective Date. However, the Board of Directors of Tomoka shall not agree to any amendments to the Agreement which would alter the Exchange Ratio or which, in the opinion of the Board of Directors of Tomoka, would adversely affect the rights of the shareholders of Tomoka, unless such amendments are approved by the holders of a majority of the outstanding shares of Tomoka Common Stock. Such amendments may require the filing of an amendment of the Registration Statement, of which this Prospectus forms a part, with the Commission. See "THE MERGER -- Amendment or Termination."

COMPARISON OF SHAREHOLDER RIGHTS

     The rights of the holders of the Tomoka Common Stock may be different from the rights of the holders of the BancGroup Common Stock. A discussion of these rights and a comparison thereof is set forth in this Prospectus at "COMPARATIVE RIGHTS OF STOCKHOLDERS."

FEDERAL INCOME TAX CONSEQUENCES

     Miller, Hamilton, Snider & Odom, L.L.C., counsel for BancGroup, has delivered to BancGroup and Tomoka an opinion that, among other things: (i) the Merger will constitute a tax-free reorganization for federal income tax purposes; (ii) no gain or loss will be recognized by holders of Tomoka Common Stock upon the conversion of Tomoka Common Stock solely into BancGroup Common Stock by reason of the Merger (except with respect to cash, if any, received in lieu of fractional shares in BancGroup Common Stock); (iii) the aggregate tax basis of the BancGroup Common Stock received by Tomoka shareholders will equal the aggregate tax basis of the Tomoka Common Stock surrendered therefor by such shareholders; and (iv) the holding period of the BancGroup Common Stock received generally will include the holding period of the Tomoka Common Stock surrendered. Tomoka shareholders whose shares of Tomoka Common Stock are converted into cash or who receive cash for shares upon perfection of dissenters' rights, however, will be required to recognize gain or loss for federal income tax purposes with respect to such shares. Tomoka shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     The acquisition of Tomoka will be treated as a "pooling of interests" transaction by BancGroup for accounting purposes. See "THE MERGER -- Accounting Treatment."

RECENT PER SHARE MARKET PRICES

     Tomoka. There is no established public trading market for the Tomoka Common Stock. To the knowledge of Tomoka, approximately 2,310 shares of Tomoka Common Stock have been sold during the last two fiscal years at prices ranging from $12.50 to $17.00 per share. The most recent sale occurred on July 12, 1996 when 101 shares were sold. The next most recent sale occurred on July 10, 1996, when 507 shares were sold. In both transactions the shares were sold at a price of $17.00 per share.

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." The following table indicates the high and low closing prices of the BancGroup Class A Common Stock and the BancGroup Common Stock as reported on the NASDAQ System and the NYSE, respectively, for the last two full fiscal years. Prior to February 21, 1995, BancGroup had two classes of Common Stock outstanding, Class A and Class B. Class B was not publicly traded. Class A was traded as a NASDAQ security under the symbol "CLBGA" until February 24, 1995. On February 21, 1995, the BancGroup Class A and Class B Common Stock were reclassified into BancGroup Common Stock.

                                                                                 PRICE PER
                                                                                   SHARE
                                                                                 OF COMMON
                                                                                   STOCK
                                                                               --------------
                                                                               HIGH        LOW
                                                                               ----        ---
1994
First Quarter................................................................   20 1/4     18
Second Quarter...............................................................   25         19 1/4
Third Quarter................................................................   24 3/4     22
Fourth Quarter...............................................................   23 3/4     19 1/2
1995
First Quarter(1).............................................................   23 5/8     19 1/2
Second Quarter...............................................................   27 1/2     23 1/8
Third Quarter................................................................   29 7/8     27 1/2
Fourth Quarter...............................................................   32 7/8     28 1/2
1996
First Quarter................................................................   36 1/2     30
Second Quarter...............................................................   36 1/8     31 1/4
Third Quarter................................................................   35 7/8     31 1/4

---------------

(1) Trading on the NYSE commenced on February 24, 1995.

     On July 22, 1996, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $33.875 per share.

     The following table presents the market value of BancGroup Common Stock on July 22, 1996, and the market value and equivalent per share value of Tomoka Common Stock on that date:

                                                                                   EQUIVALENT
                                                     BANCGROUP        TOMOKA       BANCGROUP
                                                    COMMON STOCK   COMMON STOCK   COMMON STOCK
                                                    (PER SHARE)    (PER SHARE)    (PER SHARE)
                                                    ------------   ------------   ------------
    Comparative Market Value......................    $ 33.875(1)     $17.00(2)      $32.00(3)

---------------

(1) Closing price as reported by the NYSE.
(2) There is no established public trading market for the Tomoka Common Stock. The value shown is the price at which shares of Tomoka Common Stock were sold on the last sale of which management of Tomoka is aware.
(3) If the Merger had closed on that date, .9446 shares of BancGroup Common Stock would have been exchanged for each share of Tomoka Bancorp, Inc. Common Stock (i.e. 32 / 33.875).

     See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

CERTAIN RESTRICTIONS ON ACQUISITIONS OF CONTROL OF BANCGROUP

     The ability of a person to acquire control of BancGroup is subject to certain restrictions imposed by applicable law and BancGroup's Certificate of Incorporation and bylaws. In this connection, Delaware law prevents a person who beneficially owns 15% or more of the BancGroup Common Stock from engaging in a "business combination" with BancGroup unless certain conditions are satisfied. Additionally, the Change in Bank Control Act of 1978 prohibits a person from acquiring "control" of BancGroup unless certain notice provisions with the Federal Reserve Board have been satisfied.

     BancGroup's Restated Certificate of Incorporation and bylaws contain provisions which may deter or prevent a takeover of BancGroup that is not supported by BancGroup's Board of Directors. These provisions include: (1) a classified board of directors, (2) supermajority voting requirements for certain "business combinations" that exceed the provisions of Delaware law described above, (3) flexibility for the board to consider non-economic and other factors in evaluating a "business combination," (4) inability of stockholders to call special meetings and act by written consent, and (5) certain advance notice provisions for the conduct of business at stockholder meetings.

     See "BANCGROUP CAPITAL STOCK AND DEBENTURES" and "COMPARATIVE RIGHTS OF STOCKHOLDERS."

PER SHARE DATA

     The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and Tomoka on a historical basis and on a pro forma equivalent basis assuming the combination with Tomoka. Certain information from the table has been taken from the condensed pro forma statements of condition and income included elsewhere in this document. The table should be read in conjunction with those pro forma statements.

                                                SIX MONTHS   SIX MONTHS
                                                  ENDED        ENDED       YEAR      YEAR      YEAR
                                                 JUNE 30,     JUNE 30,     ENDED     ENDED     ENDED
                                                 1996(E)        1995       1995      1994     1993(A)
                                                ----------   ----------   -------   -------   -------
BancGroup-Historical:
Net Income
  Primary.....................................    $ 1.65       $ 1.41     $  2.63   $  2.00   $  1.65
  Fully diluted...............................      1.63         1.38        2.56      1.97      1.64
Book value at end of period...................     19.62        17.10       18.65     15.62     14.40
Dividends per share:
  Common Stock................................      0.54         0.45       0.675
  Common A....................................                              0.225      0.80      0.71
  Common B....................................                              0.125      0.40      0.31
Tomoka Bancorp, Inc.:
Net Income
  Historical:
     Primary..................................      1.15         0.81        2.02      1.08      0.23
                                                  ------      -------     -------   -------
     Fully diluted............................      1.13         0.81        2.02      1.08      0.23
                                                  ------      -------     -------   -------
Pro forma equivalent assuming combination with
  Tomoka Bancorp, Inc. only(b):
  Primary.....................................      1.52         1.30        2.43      1.84      1.50
                                                  ------      -------     -------   -------
  Fully diluted...............................      1.51         1.27        2.37      1.82      1.49
                                                  ------      -------     -------   -------
Pro forma equivalent assuming combination with
  Tomoka Bancorp, Inc., Jefferson Bancorp,
  Inc. and other proposed mergers(b):
  Primary.....................................      1.42         1.17        2.25      1.72      1.44
                                                  ------      -------     -------   -------
  Fully diluted...............................      1.41         1.15        2.19      1.71      1.44
                                                  ------      -------     -------   -------
Book value at end of period
  Historical..................................     14.53        12.19       13.65     11.38     10.62
                                                  ------      -------     -------   -------
Pro forma equivalent assuming combination with
  Tomoka Bancorp, Inc. only...................     18.20          N/A         N/A       N/A       N/A
                                                  ------      -------     -------   -------

                                                SIX MONTHS   SIX MONTHS
                                                  ENDED        ENDED       YEAR      YEAR      YEAR
                                                 JUNE 30,     JUNE 30,     ENDED     ENDED     ENDED
                                                 1996(E)        1995       1995      1994     1993(A)
                                                ----------   ----------   -------   -------   -------
Pro forma equivalent assuming combination with
  Tomoka Bancorp, Inc., Jefferson Bancorp,
  Inc. and other proposed mergers(b):.........     17.91          N/A         N/A       N/A       N/A
                                                ----------   ----------   -------   -------   -------
Dividends per share
  Historical(d)...............................         0            0        0.10         0         0
                                                ----------   ----------   -------   -------   -------
Pro forma equivalent assuming combination with
  Tomoka Bancorp, Inc. only(c)................      0.50         0.42        0.84      0.75      0.66
                                                ----------   ----------   -------   -------   -------
Pro forma equivalent assuming combination with
  Tomoka Bancorp, Inc., Jefferson Bancorp,
  Inc. and other proposed mergers(c):.........      0.50         0.42        0.84      0.75      0.66
                                                ----------   ----------   -------   -------   -------
BancGroup-Pro Forma Combined (Tomoka Bancorp,
  Inc. only):
Net Income:
  Primary.....................................      1.63         1.39        2.61      1.97      1.61
                                                ----------   ----------   -------   -------   -------
  Fully diluted...............................      1.62         1.36        2.54      1.95      1.60
                                                ----------   ----------   -------   -------   -------
Book value at end of period...................     19.53          N/A         N/A       N/A       N/A
                                                ----------   ----------   -------   -------   -------
BancGroup-Pro Forma Combined (Tomoka Bancorp,
  Inc., Jefferson Bancorp, Inc. and other
  proposed mergers(b)):
Net Income
  Primary.....................................      1.52         1.26        2.41      1.85      1.54
                                                ----------   ----------   -------   -------   -------
  Fully diluted...............................      1.51         1.23        2.35      1.84      1.54
                                                ----------   ----------   -------   -------   -------
Book value at end of period...................     19.21          N/A         N/A       N/A       N/A
                                                ----------   ----------   -------   -------   -------

---------------

N/A Not applicable due to pro forma balance sheet being presented only at June 30, 1996 which assumes the transaction was consummated on the latest balance sheet date in accordance with Rule 11.02(b) of Regulation S-X.
(a) Net Income per share for the year ended December 31, 1993 represents income before extraordinary items and cumulative effect of change in accounting principle.
(b) Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the conversion ratio so that the per share amounts are equated to the respective values for one share of Tomoka. For the purposes of these pro forma equivalent per share amounts, a .9319 BancGroup Common Stock share conversion ratio is utilized. The ratio is based on the 20-day average of the daily average market price of BancGroup Common Stock of $34.3375 at September 19, 1996 ($32.00/34.3375 = .9319).
(c) Pro forma equivalent dividends per share are shown at BancGroup's Common Stock dividend per share rate multiplied by the .9319 conversion ratio per share of Tomoka (see note (b)). BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup's actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.
(d)  Tomoka Bancorp, Inc. has paid dividends as follows:

                             FISCAL YEAR                       PER SHARE          TOTAL
        -----------------------------------------------------  ---------         -------
        1995.................................................     .10            $38,718

(e) Pro forma net income excludes two non-recurring charges for employee severance and bonuses expected to result from the proposed pooling of interests business combination with Jefferson Bancorp, Inc. in the amount of $4.4 million, net of tax.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus is being furnished to the shareholders of Tomoka in connection with the solicitation of proxies by the Board of Directors of Tomoka for use at the Special Meeting. The purpose of the Special Meeting is to consider and vote upon the proposed Merger of Tomoka with and into BancGroup. BancGroup will be the surviving corporation in the Merger.

     This Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup Common Stock to be issued in the Merger. No vote of BancGroup stockholders is required to approve the Merger.

     The Board of Directors of Tomoka believes that the Merger is in the best interests of Tomoka and its shareholders and unanimously recommends that shareholders vote "FOR" the Merger (item 1 on the proxy card).

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED FOR THE MERGER

     The Board of Directors of Tomoka has fixed the close of business on
            , 1996, as the Record Date for determination of shareholders
entitled to vote at the Special Meeting. There were        record holders of
Tomoka Common Stock as of such date. On that date, there were 410,913 shares of Tomoka Common Stock outstanding, each entitled to one vote per share. Tomoka is obligated to issue an additional 83,000 shares of Tomoka Common Stock upon the exercise of outstanding Tomoka Options.

     The affirmative vote of the holders of at least a majority of the outstanding shares of Tomoka Common Stock, whether or not present or represented at the Special Meeting, is required to approve the Agreement. Broker non-votes and abstentions will not be counted as votes cast for or against the proposal to approve the Agreement and, as a result, will have the same effect as votes cast against the Agreement. Each holder of record of shares of Tomoka Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement and on each other matter presented to a vote of shareholders at the Special Meeting.

     As of the Record Date, directors and executive officers of Tomoka and their affiliates were the owners of 173,667 shares of Tomoka Common Stock, representing approximately 42.3% of the outstanding shares of Tomoka Common Stock. All of such persons intend to vote in favor of the Merger.

     The directors of Tomoka have agreed to vote, or to cause the record owner to vote, all shares of Tomoka Common Stock held beneficially or of record by such directors in favor of the Merger and the Agreement. The directors held, as of the Record Date, 172,204 shares or 41.9% of the outstanding shares of Tomoka Common Stock. The parties anticipate that all of the shares of Tomoka Common Stock held by the directors will be voted in favor of the Agreement.

     Under the FBCA, shareholders of Tomoka have the right to dissent from the Merger. However, the obligation of BancGroup to consummate the Merger is subject to the condition that the holders of not more than 10% of the outstanding shares of Tomoka Common Stock exercise their dissenters' rights. BancGroup has no intention of waiving this condition, although it has the right to do so. It was placed in the Agreement by BancGroup to limit the amount of cash that BancGroup might have to pay in the Merger and to insure that the Merger qualifies for "pooling-of-interests" accounting. See "THE MERGER -- Rights of Dissenting Shareholders."

     If the Merger is approved at the Special Meeting, Tomoka is expected to merge with and into BancGroup promptly after the other conditions to the Agreement are satisfied. See "THE MERGER -- Conditions to Consummation of the Merger."

     THE BOARD OF DIRECTORS OF TOMOKA URGES THE SHAREHOLDERS OF TOMOKA TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT ALL SHARES BE VOTED IN FAVOR OF THE MERGER.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     In addition to soliciting proxies by mail, directors, officers and other employees of Tomoka, without receiving special compensation therefor, may solicit proxies from Tomoka's shareholders by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of Tomoka Common Stock.

     Tomoka will bear the cost of assembling and mailing this Prospectus and other materials furnished to shareholders of Tomoka. It will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of Tomoka, mail material to or otherwise communicate with beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup Common Stock to be issued in connection with the Merger.

     Shares of Tomoka Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. IF A PROXY IS SIGNED AND RETURNED WITHOUT ANY VOTING INSTRUCTIONS, SHARES OF TOMOKA COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND THE MERGER AND, AT THE DISCRETION OF THE HOLDER OF THE PROXY, FOR ANY NECESSARY ADJOURNMENT OF THE SPECIAL MEETING. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the Secretary of Tomoka, prior to or at the Special Meeting, a written notice revoking the proxy;
(ii) delivering to the Secretary of Tomoka, prior to or at the Special Meeting, a duly executed proxy relating to the same shares bearing a later date; or (iii) by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to the revocation of Tomoka's proxies should be addressed to:

                              Tomoka Bancorp, Inc.
                              Post Office Box 5058
                          Ormond Beach, FL 32175-5058
                      Attention: S. Craig Suazo, Secretary

     Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy.

     Votes will be tabulated by one or more inspectors of election appointed by Tomoka. Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. However, such proxies will be counted for purposes of determining whether a quorum is present at the Special Meeting.

     The Board of Directors of Tomoka is not aware of any business to be acted upon at the Special Meeting other than consideration of the Agreement and the Merger described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of the Merger, and proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of the Merger. Proxies voted against the Merger or abstentions will not be voted for an adjournment. See "ADJOURNMENT OF THE SPECIAL MEETING."

EFFECT OF MERGER ON OUTSTANDING BANCGROUP COMMON STOCK

     The number of shares of BancGroup Common Stock to be issued on the Effective Date will be based upon the Market Value. As of September 19, 1996, the Market Value was $34.3375. Assuming the Market Value on the Effective Date is $34.3375, then BancGroup will issue 382,940 shares of BancGroup Common Stock to the shareholders of Tomoka pursuant to the Merger, excluding any shares of BancGroup Common Stock to be issued pursuant to Tomoka Options and assuming the absence of any dissenting shareholders. These 382,940 shares of BancGroup Common Stock would represent approximately 2.296% of the total number of shares of BancGroup Common Stock outstanding following the Merger (based upon the number of outstanding shares of BancGroup Common Stock as of September 19, 1996). Under the foregoing assumptions, if all holders of Tomoka Options exercise their options prior to the Effective Date, a total of 460,290 additional shares of BancGroup Common Stock would be issued in the Merger.

                                   THE MERGER

     THE FOLLOWING SETS FORTH A SUMMARY OF ALL MATERIAL PROVISIONS OF THE AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT ATTACHED HERETO AS APPENDIX A, AND CERTAIN PROVISIONS OF THE FBCA RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS, COPIES OF WHICH ARE ATTACHED HERETO AS APPENDIX C. ALL TOMOKA SHAREHOLDERS ARE URGED TO READ THE AGREEMENT AND THE OTHER APPENDICES IN THEIR ENTIRETY.

GENERAL

     The Agreement provides that, subject to shareholder ratification and confirmation, receipt of necessary regulatory approvals and certain other conditions described below at "Conditions to Consummation of the Merger," Tomoka will merge with and into BancGroup. Upon completion of the Merger, the corporate existence of Tomoka will cease, and BancGroup will succeed to the business formerly conducted by Tomoka. After the consummation of the Merger, BancGroup intends to cause Tomoka's subsidiary bank, Tomoka State Bank, to be merged with BancGroup's wholly owned subsidiary bank in Florida, Colonial Bank.

BACKGROUND OF THE MERGER

     Tomoka's only subsidiary, Tomoka State Bank, was organized in 1990 to serve the need for a locally owned and managed banking institution in the Ormond Beach community in Volusia County, Florida. From its inception, the board of directors of Tomoka State Bank has worked to maximize shareholder value by achieving a steady growth of sound assets and consistent profitability.

     In order to achieve its growth objectives, and realizing the opportunity that a community bank had in the growing Volusia County market, the board of directors of Tomoka State Bank initiated an expansion program in 1991 with the acquisition of the Port Orange branch office of a local thrift institution. In 1993, Tomoka State Bank established its second branch office in New Smyrna Beach in facilities purchased from the Resolution Trust Corporation. In 1995, Tomoka State Bank established its third branch office in the town of Pierson, Florida, in western Volusia County.

     The expansion of Tomoka State Bank's branch network is reflected in the growth of its total assets from $47.9 million at December 31, 1992 to $62.7 million by December 31, 1995, and more than $72.7 million by June 30, 1996. This asset growth has also contributed to an increase in net income from $298,000 in 1992 to $817,000 in 1995, and $485,000 for the six months ended June 30, 1996.
In the opinion of the Tomoka directors, this performance has enabled Tomoka State Bank to gain a reputation as a sound, high performance community bank and has greatly improved its attractiveness as an acquisition candidate for larger regional banks.

     In December, 1993, Tomoka completed the acquisition of all of the outstanding shares of Tomoka State Bank. The formation of a bank holding company to own the shares of Tomoka State Bank gave the board of directors greater flexibility both to ensure the availability of additional capital to support the continuing growth of Tomoka State Bank and to provide greater liquidity for shareholders who might wish to sell their stock.

     During 1994, Tomoka was approached by several regional banking organizations seeking to determine its interest in a possible merger or acquisition. Accordingly, the Board of Directors of Tomoka formed an acquisition committee in June, 1994 to assist the board in evaluating any potential merger or acquisition offers which might be received. In late 1994, after considerable deliberation, the acquisition committee recommended to the Board that Tomoka remain independent, and this recommendation was adopted by the full Board of Directors.

     In 1995, the acquisition committee identified and contacted several other local area community banks to explore their possible interest in a sale to or merger with Tomoka. Due to the lack of positive responses, the Board of Directors focused its attention on internal expansion and developed a five-year growth plan for Tomoka State Bank. The Board also implemented an ongoing review of the size, rate of growth, profitability, and market value of Tomoka State Bank to guide its efforts to maximize shareholder value.

     After further review and discussion of the growth plan in late 1995, the Board elected to engage an independent financial advisor to assist it in determining how best to accomplish its objective of maximizing shareholder value. After interviewing several investment banking firms, the Board chose to engage Professional Bank Services, Inc., Louisville, Kentucky ("PBS"), a bank consulting firm with offices in Atlanta, Chicago, Indianapolis, Louisville, Nashville, and Washington, D.C., which had previously been retained to perform annual loan reviews and was familiar with the history and management of Tomoka and Tomoka State Bank.

     In February 1996, Tomoka retained Investment Bank Services, Inc. ("IBS"), Louisville, Kentucky, a subsidiary of PBS, to serve as its investment banker in connection with the exploration of a possible sale of Tomoka by means of a merger, consolidation, or other acquisition of either the Tomoka Common Stock or substantially all of the assets of Tomoka. IBS is registered with the Commission as a broker/dealer of investment securities and is a member of the National Association of Securities Dealers.

     In connection with the engagement of IBS to facilitate the possible sale of Tomoka, PBS agreed to provide to Tomoka its opinion as to the fairness of the financial terms of any such transaction. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial point of view and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in Tomoka or BancGroup. PBS and IBS were selected to advise Tomoka's Board of Directors based upon their familiarity with Florida financial institutions and knowledge of the banking industry as a whole.

     In April, 1996, a representative of IBS met with the Board of Directors of Tomoka to review historical information on Florida bank acquisitions, to compare projected earnings and stock valuations based on Tomoka's five-year plan with prices paid in recent acquisitions, and to discuss a list of 15 potentially interested acquirors. Based on this review, the Board concluded that circumstances were favorable for a potentially attractive offer for Tomoka and that the best interest of Tomoka's shareholders would be served by a thorough exploration of the possibility of obtaining such an offer.

     At its next meeting on May 20, 1996, IBS presented to the Board of Directors the package of confidential financial information on Tomoka that it proposed to distribute to a select list of eight of the potential acquirors. After review of the package and the proposed distribution list, the Board authorized IBS to contact the institutions to explore their interest in Tomoka.

     In response to these contacts, on June 11, 1996 IBS received indications of interest in Tomoka and preliminary acquisition proposals from four of the regional bank holding companies that had been contacted. IBS presented a review and analysis of each of the four proposals to the Board of Directors of Tomoka at its meeting on June 17, 1996. Each of the proposals involved an exchange of the stock of the acquiring company for all of the Tomoka Common Stock. Since the offer from BancGroup was significantly higher than the other three proposals, the Board of Directors authorized IBS to proceed with the negotiation of a definitive agreement and invited BancGroup to begin its due diligence review of Tomoka.

     On June 26, 1996, BancGroup provided to Tomoka an initial draft of the Agreement with respect to the proposed Merger and proceeded to conduct its due diligence investigation. Tomoka then engaged the firm Shutts & Bowen L.L.P., Orlando, Florida, to act as its special counsel in connection with the Agreement and the Merger.

     On July 15, 1996, the Board of Directors of Tomoka met with representatives of PBS and Shutts & Bowen to review the principal terms of the Agreement. At this meeting, PBS described the methodology of its financial analysis and delivered its opinion that the terms of the Merger were fair to the shareholders of Tomoka from a financial point of view. Shutts & Bowen described the principal terms of the Agreement and suggested certain changes in its provisions. Management reiterated the principal reasons for the Merger, including the attractive price offered by BancGroup. After further discussion, the Board of Directors unanimously approved the Agreement, subject to BancGroup's acceptance of the changes suggested by counsel, and agreed to recommend that the shareholders of Tomoka vote in favor of the Agreement and the Merger at the Special Meeting.

     After further discussions among representatives of PBS, Shutts & Bowen, and BancGroup, the terms of the Agreement were finalized in accordance with the changes sought by Tomoka, and the Agreement was subsequently executed by both parties on July 19, 1996.

TOMOKA'S BOARD OF DIRECTORS' REASONS FOR APPROVING THE MERGER

     In its deliberations with regard to the Merger, the Board of Directors of Tomoka considered the following: (i) the consideration to be received by the shareholders of Tomoka upon the consummation of the Merger; (ii) the federal income tax consequences of the Merger; (iii) the transferability of the BancGroup Common Stock to be received in connection with the Merger; (iv) the financial condition, earnings record and business prospects of Tomoka and BancGroup; (v) the current and historical market prices of BancGroup Common Stock; (vi) the amounts paid in recent acquisitions of other community banks based in Florida; (vii) the opinion of PBS that the consideration to be received by the shareholders of Tomoka is fair from a financial point of view; and (viii) the impact of the Merger on Tomoka State Bank's customers, employees and local community. The Board also considered BancGroup's ability to offer a broader range of products and services to the customers of Tomoka State Bank. No specific weight or value was assigned by the Board of Directors to any of the foregoing factors.

OPINION OF FINANCIAL ADVISOR

     On July 15, 1996, at a meeting of the Board of Directors of Tomoka, PBS delivered its written opinion that the consideration to be received by the shareholders of Tomoka in exchange for their shares of the Tomoka Common Stock is fair from a financial point of view. The full text of PBS' written opinion, which includes a summary of the assumptions made and information analyzed by PBS in deriving its opinion, and which sets forth matters considered and qualifications and limitations on the review undertaken by PBS in connection with the opinion, is attached as Appendix B to this Prospectus. The following summary of the opinion is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, PBS performed certain analyses described below and discussed with the Board of Directors of Tomoka the range of values for Tomoka resulting from such analyses. In this connection, PBS reviewed certain publicly available business and financial information relating to Tomoka and BancGroup. PBS also considered certain financial and stock market data of Tomoka and BancGroup, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable Florida transactions that had recently been completed.

     PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Tomoka or BancGroup.

     PBS took into account the contacts made by IBS with other financial institutions concerning their possible interest in affiliation with Tomoka. PBS reviewed the correspondence and information regarding the financial institutions contacted regarding their interest in a merger or acquisition of Tomoka. PBS reviewed all offers received by Tomoka.

     In preparing its opinion, PBS performed a due diligence review of BancGroup. The due diligence review focused on various financial and other data which included: minutes of BancGroup's Board of Directors' quarterly meetings for a period of one year; the March 31, 1995 report of inspection by the Federal Reserve Bank of Atlanta; the report of the 1995 annual audit by Coopers & Lybrand L.L.P., and the accompanying management letter; 1995 and year to date 1996 Forms 8-K, 10-Q and 10-K filed with the Commission; the Uniform Bank Holding Company Performance Report as of December 31, 1995; investment portfolio listings;

internally identified problem loan lists and loan delinquency reports; the allowance for loan and lease loss analysis as of June 30, 1996; internal loan review reports; pending litigation report provided by senior management; asset/liability interest rate sensitivity reports; the summary of BancGroup's capital plan; and discussions with various members of BancGroup's senior management.

     PBS also interviewed senior management and external auditors of BancGroup regarding operations, performance and the future prospects of BancGroup. PBS compared the historical stock market activity of selected financial institutions headquartered in the Southeastern United States to BancGroup.

     PBS reviewed and analyzed the historical performance of Tomoka and Tomoka State Bank contained in the audited financial statements dated December 31, 1994 and 1995; March 26, 1996 Proxy Statement; unaudited internal financial statements as of March 31, 1996; Tomoka State Bank's 1996 operating budget; September 30, 1995, December 31, 1995 and March 31, 1996 Consolidated Reports of Condition and Income as filed with the Federal Deposit Insurance Corporation; March 31, 1996 and December 31, 1995 Uniform Bank Performance Reports of Tomoka State Bank, historical common stock trading activity of Tomoka; and the premises and other fixed assets.

     PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics of Tomoka State Bank. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of this information, PBS took into account its assessment of general market and financial conditions, experience in other transactions, and knowledge of the banking industry generally.

     In connection with rendering its opinion and preparing its various written and oral presentations to Tomoka's Board of Directors, PBS performed a variety of financial analyses, including those summarized below. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible of summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

     In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Tomoka's or BancGroup's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses may actually be sold.

     Acquisition Comparison Analysis: In performing this analysis, PBS reviewed the terms of other bank acquisition transactions in the state of Florida announced since 1985. There were 104 such transactions for which detailed financial information was available. The purpose of this analysis was to obtain an evaluation range based on these Florida acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of Tomoka.

     In addition to reviewing recent Florida bank transactions, PBS performed separate comparable analyses for acquisitions of Florida banks which, like Tomoka, had an equity-to-asset ratio between 8.0% and 10.0%, a return on average equity between 14.0% and 17.0% and those with deposits between $40.0 and $60.0 million. Median values for the 104 Florida acquisitions expressed as multiples of both book value and earnings were 1.75 and 8.40, respectively. The median multiples of book value and earnings for acquisitions of Florida banks with equity-to-asset ratios between 8.0% and 10.0% were 1.76 and 16.56, respectively. For acquisitions of Florida banks with a return on average equity between 14.0% and 17.0%, the median multiples were 2.10 and 15.84, respectively. For acquisitions of Florida banks with deposits between $40.0 and $60.0 million the median multiples were 1.71 and 18.81, respectively.

     In the proposed Merger, Tomoka shareholders will receive for each share of Tomoka Common Stock such number of shares of BancGroup Common Stock as shall be equal to $32.00 divided by the market value (as defined) of BancGroup Common Stock at the Effective Date of the Merger, subject to certain adjustments as provided in the Agreement. Utilizing the market value of BancGroup Common Stock as of the date of the Agreement of $32.00 per share, the value of the consideration to be received in the Merger would equal $32.00 per share of Tomoka Common Stock. This represents multiples of book value and earnings of
2.56 and 16.10, respectively.

     Adjusted Net Asset Value Analysis: PBS also reviewed Tomoka's balance sheet data to determine the amount of material adjustments required to adjust the stockholder's equity of Tomoka to current market value, based on differences between the market value of Tomoka's assets and their value as reflected on Tomoka's financial statements. PBS determined that two adjustments were warranted. The investment securities portfolio had depreciation of approximately $4,000 after adjustment for income taxes. PBS also calculated the value of Tomoka State Bank's non-interest bearing demand deposits to be approximately $3,173,000. On this basis, the adjusted net asset value of the Tomoka Common Stock was determined to be $21.82 per share.

     Discounted Earnings Analysis: A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of Tomoka was determined by adding (i) the present value of estimated future dividend streams that Tomoka could generate over a five-year period beginning in 1996 and ending in 2000, and
(ii) the present value of the "terminal value" of Tomoka's earnings at the end of the year 2000. The "terminal value" of Tomoka's earnings at the end of the five-year period was determined by applying a multiple of 1.75 times the projected terminal year equity. The 1.75 multiple represents the median price paid as a multiple of book value for all Florida bank transactions since 1985.

     Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of the Tomoka Common Stock. The value of the Tomoka Common Stock, determined by adding the present value of the total cash flows, was $26.71 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming that an annual growth rate of 8% and a consistent rate of return on assets of 1.50% would remain in effect for the entire period, beginning in 2001. Dividends also were assumed to be 50% of income for all years. This long-term projection resulted in a value of $30.95 per share of the Tomoka Common Stock.

     Specific Acquisition Analysis: PBS also valued Tomoka based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of any premium paid. Based on this analysis, an acquiring institution could pay $26.82 per share of Tomoka Common Stock, with no impact on its net income in the initial year. This analysis was based on a projected funding cost of 8% adjusted for taxes, amortization of the acquisition premium over 15 years, and Tomoka's anticipated earnings level of $921,000 in 1996.

     Pro Forma Merger Analysis: PBS compared the historical performance of Tomoka to that of BancGroup and other regional bank holding companies. This comparison included, among other things, profitability, asset quality and capital adequacy measures. In addition, the contribution of each of Tomoka and BancGroup to the income statement and balance sheet of the pro forma combined company was analyzed.

     The effect of the affiliation on the historical and pro forma financial data of Tomoka, as well as the projected financial data prepared by PBS, was analyzed. Tomoka's historical financial data was compared to pro forma combined historical and projected earnings, book value and dividends per share, as well as other measures of profitability, capital adequacy, and asset quality.

     The opinion of PBS is directed only to the question of whether the consideration to be received by Tomoka's shareholders under the Agreement is fair and equitable from a financial point of view and does not constitute a recommendation to any Tomoka shareholder to vote in favor of the Merger. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Tomoka or any of its affiliates. PBS did not recommend or negotiate the Exchange Ratio in the Merger.

     Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Tomoka's shareholders under the Agreement is fair and equitable from a financial point of view.

     The opinion expressed by PBS was based upon market, economic, and other relevant considerations as they existed and were evaluated as of the date of the opinion. Events occurring after the date of the opinion, including but not limited to changes affecting the securities markets, the results of operations, or material changes in the assets and liabilities of Tomoka, could materially affect the assumptions used in preparing the opinion.

     Pursuant to an engagement letter dated February 2, 1996, PBS and IBS will receive a fee of $80,000 plus 3% of the total consideration received by the Tomoka shareholders in excess of $13 million for all of their services performed in connection with the Merger, including rendering the fairness opinion. In addition, Tomoka has agreed to reimburse IBS for its out-of-pocket expenses in an amount not to exceed $5,000 and to indemnify PBS and IBS and their directors, officers and employees, from liability in connection with the Merger, and to hold PBS and IBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' or IBS' acts or decisions made in good faith and in the best interest of Tomoka.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF TOMOKA

     The Board of Directors of Tomoka has determined that the Merger is in the best interests of Tomoka and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF TOMOKA VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AGREEMENT AND, THEREFORE, THE MERGER.

BANCGROUP'S REASONS FOR THE MERGER

     The Board of Directors of BancGroup has unanimously approved the Merger and the Agreement. BancGroup has been seeking to expand its banking service in the Florida market, and, to that end, it currently operates a bank in the Orlando area and has pending agreements to acquire other banks in Florida. The Board of Directors of BancGroup believes that the acquisition of Tomoka and Tomoka State Bank is consistent with that strategy.

     In approving the Merger and the Agreement, the Board of Directors of BancGroup took into account: (i) the financial performance and condition of Tomoka, including its strong capital and good asset quality; (ii) similarities in the philosophies of BancGroup and Tomoka, including Tomoka's commitment to delivering high quality personalized financial services to its customers; and
(iii) Tomoka's management's knowledge of and experience in the East Central Florida market.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of Tomoka hold Tomoka Options which entitle them to purchase, in the aggregate, up to 83,000 shares of Tomoka Common Stock. Under the terms of the Agreement, any Tomoka Options which are not exercised prior to the Effective Date will be assumed by BancGroup giving the holders of such options the right to acquire shares of BancGroup Common Stock. See "Treatment of Tomoka Options."

     Thomas H. Dargan, President and Chief Executive Officer of Tomoka has entered into an agreement with BancGroup regarding his employment after the consummation of the Merger. Under this agreement, if BancGroup terminates the employment of Mr. Dargan without cause within one year after the Effective Date, then BancGroup will pay Mr. Dargan a lump-sum severance payment equal to Mr. Dargan's annual salary. Further, if Mr. Dargan or BancGroup terminates his employment during this period, then Mr. Dargan may not compete with BancGroup for a period of one year.

     On the Effective Date, all employees of Tomoka (including its executive officers) shall, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with BancGroup's severance policy as of the date of the Agreement. All employees of Tomoka who become employees of BancGroup or its subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     Under the Agreement, BancGroup has agreed to indemnify the directors and executive officers of Tomoka against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the fullest extent that Tomoka would have been permitted under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons (and also to advance expenses as incurred to the fullest extent permitted under applicable law).

     Except as described above, none of the directors or executive officers of Tomoka, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of Tomoka Common Stock.

CONVERSION OF TOMOKA COMMON STOCK

     On the Effective Date, each outstanding share of Tomoka Common Stock (other than treasury shares) shall be converted by operation of law and without any action by the holder thereof into such number of shares of BancGroup Common Stock as shall be equal to $32 divided by the Market Value of the BancGroup Common Stock. The Market Value shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the 20 trading days ending on the fifth trading day preceding the Effective Date.

     No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. Each shareholder of Tomoka having a fractional interest arising upon the conversion of Tomoka Common Stock into BancGroup Common Stock will, at the time of surrender of the certificates representing Tomoka Common Stock, be paid by BancGroup an amount of cash equal to the value of such fractional interest based on the Market Value.

     As an example, assuming the Market Value (calculated as of September 19, 1996) on the Effective Date is $34.3375, the Exchange Ratio in the Merger would be 0.9319 ($32.00 divided by $34.3375). Accordingly, a shareholder of Tomoka owning 500 shares of Tomoka Common Stock would be entitled to receive 465.95 shares of BancGroup Common Stock. The fractional share of .95 would be paid $32.62 in cash (.95 multiplied by $34.3375), and 465 shares of BancGroup Common Stock would be issued to such holder.

     The Agreement provides that if, prior to the Effective Date, BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Tomoka Common Stock shall be converted in the Merger.

     For a description of the assumption of Tomoka Options, see "Treatment of Tomoka Options."

SURRENDER OF TOMOKA COMMON STOCK CERTIFICATES

     Upon the Effective Date and subject to the conditions described at "Conditions to Consummation of the Merger," Tomoka's shareholders will automatically, and without further action by such shareholders or by BancGroup, become owners of BancGroup Common Stock as described herein. Outstanding certificates representing shares of the Tomoka Common Stock shall represent shares of BancGroup Common Stock. Thereafter, upon surrender of the certificates formerly representing shares of Tomoka Common Stock, the holders will be entitled to receive certificates for the BancGroup Common Stock. Dividends on the shares of BancGroup Common Stock will accumulate without interest and will not be distributed to any former shareholder of Tomoka unless and until such shareholder surrenders for cancellation his certificate for Tomoka Common Stock. SunTrust Bank, Atlanta, Georgia, transfer agent for BancGroup Common Stock, will act as the Exchange Agent with respect to the shares of Tomoka Common Stock surrendered in connection with the Merger.

     A detailed explanation of these arrangements will be mailed to Tomoka shareholders promptly following the Effective Date. STOCK CERTIFICATES SHOULD NOT BE SENT TO THE EXCHANGE AGENT UNTIL SUCH NOTICE IS RECEIVED.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The obligation of Tomoka and BancGroup to consummate the Merger is conditioned on the receipt by Tomoka and BancGroup of an opinion from Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, to the effect that the Merger will constitute such a reorganization. The opinion has been delivered to Tomoka and BancGroup. In delivering its opinion, Miller, Hamilton, Snider & Odom, L.L.C., has received and relied upon certain representations of BancGroup and Tomoka and certain other information, data, documentation and other materials as it deems necessary. The tax opinion is based upon certain assumptions, including the assumption that Tomoka has no knowledge of any plan or intention on the part of the Tomoka shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to the number of shares having in the aggregate a fair market value of less than 50% of the total fair market value of the Tomoka Common Stock outstanding immediately prior to the Merger.

     Neither Tomoka nor BancGroup intends to seek a ruling from the Internal Revenue Service as to the federal income tax consequences of the Merger. Tomoka's shareholders should be aware that the opinion of counsel will not be binding on the Internal Revenue Service or the courts.

     Among other things, the following discussion is based on Tomoka's shareholders maintaining sufficient equity ownership interest in BancGroup after the Merger. The Internal Revenue Service takes the position for purposes of issuing advance rulings on reorganizations that the shareholders of an acquired corporation (i.e., Tomoka) must maintain, in the aggregate, a continuing equity ownership interest in the acquiring corporation (i.e., BancGroup) equal, in terms of value, to at least 50% of their interest in such acquired corporation. For this purpose, shares of Tomoka Common Stock exchanged for cash in lieu of fractional shares of BancGroup Common Stock and shares as to which dissenters' rights are exercised will be treated as outstanding shares of Tomoka Common Stock. Moreover, shares of Tomoka Common Stock and BancGroup Common Stock held by Tomoka shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger may be taken into account in determining whether the requirement with respect to continuing equity ownership of BancGroup Common Stock is met by Tomoka's shareholders.

     Counsel could not opine that the Merger is a tax free reorganization under
Section 368 of the Code if there were a plan or intention by the Tomoka shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to the number of shares with an aggregate fair market value of less than 50 percent of the total fair market value of Tomoka Common Stock outstanding immediately before the Merger.

     The tax opinion states that the Merger will constitute a reorganization as defined in Section 368(a) of the Code and that the following federal income tax consequences will result to Tomoka's shareholders who exchange their shares of Tomoka Common Stock for shares of BancGroup Common Stock:

          (i) No gain or loss will be recognized by Tomoka's shareholders on the exchange of shares of Tomoka Common Stock for shares of BancGroup Common Stock;

          (ii) The aggregate basis of BancGroup Common Stock received by each Tomoka shareholder (including any fractional shares of BancGroup Common Stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of Tomoka Common Stock surrendered in exchange therefor;

          (iii) The holding period of the shares of BancGroup Common Stock received by each Tomoka shareholder will include the period during which the shares of Tomoka Common Stock exchanged therefor were held, provided that the shares of Tomoka Common Stock were a capital asset in the holder's hands as of the Effective Date;

          (iv) No gain or loss will be recognized by Tomoka upon the transfer of its assets and liabilities to BancGroup. No gain or loss will be recognized by BancGroup upon the receipt of the assets and liabilities of Tomoka;

          (v) The basis of the assets of Tomoka acquired by BancGroup will be the same as the basis of the assets in the hands of Tomoka immediately prior to the Merger;

          (vi) The holding period of the assets of Tomoka in the hands of BancGroup will include the period during which such assets were held by Tomoka;

          (vii) Cash payments received by each Tomoka shareholder in lieu of a fractional share of BancGroup Common Stock will be treated for federal income tax purposes as if the fractional share had been issued in the exchange and then redeemed by BancGroup. Gain or loss will be recognized on the redemption of the fractional share and generally will be capital gain or loss if the Tomoka Common Stock is a capital asset in the hands of the holder; and

          (viii) A Tomoka shareholder who dissents and receives only cash pursuant to dissenters rights will recognize gain or loss. Such gain or loss will, in general, be treated as capital gain or loss, measured by the difference between the amount of cash received and the tax basis of the shares of Tomoka Common Stock converted, if the shares of Tomoka Common Stock were held as capital assets. However, a Tomoka shareholder who receives only cash may need to consider the effects of Sections 302 and 318 of the Code in determining the federal income tax consequences of the transaction.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF ALL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF TOMOKA, TO TOMOKA, AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, SHAREHOLDERS WHO DO NOT HOLD THEIR SHARES OF TOMOKA COMMON STOCK AS "CAPITAL ASSETS" WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF TOMOKA COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF TOMOKA OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. TOMOKA SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

OTHER POSSIBLE CONSEQUENCES

     If the Merger is consummated, the shareholders of Tomoka, a Florida corporation, will become shareholders of BancGroup, a Delaware business corporation.

     For a discussion of the differences in the rights, preferences, and privileges of ownership of Tomoka Common Stock and BancGroup Common Stock, see "COMPARATIVE RIGHTS OF SHAREHOLDERS."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The parties' obligation to consummate the Merger is subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of Tomoka and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of Tomoka Common Stock;
(ii) the approval of the Merger by the Florida Department of Banking and the Federal Reserve; (iii) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or in which it is sought to obtain divestiture, rescission or damages in connection with the Merger, (iv) the absence of any investigation by any governmental agency which might result in any such proceeding, (v) consummation of the Merger no later than March 31, 1997, and (vi) receipt of opinions of counsel regarding certain matters.

     The obligation of Tomoka to consummate the Merger is further subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE; (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement; and (iv) receipt of the opinion of PBS that the Exchange Ratio is fair from a financial point of view to the shareholders of Tomoka.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of Tomoka; (ii) the holders of not more than 10% of the outstanding shares of Tomoka Common Stock shall have exercised dissenters' rights with respect to their shares; (iii) the receipt of a letter from Coopers & Lybrand L.L.P. that the Merger will qualify for the "pooling-of-interests" method of accounting under generally accepted accounting principles; (iv) the accuracy in all material respects of the representations and warranties of Tomoka contained in the Agreement, and the performance by Tomoka of all of its covenants and agreements under the Agreement; (v) the receipt by BancGroup of certain undertakings from holders of Tomoka Common Stock who may be deemed to be "affiliates" of Tomoka pursuant to the rules of the Commission; and (vi) the execution and receipt of the severance agreement between BancGroup and Thomas H. Dargan.

     It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement, will be satisfied. The Agreement provides that Tomoka and BancGroup may waive all conditions to their obligations to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and Tomoka shareholder approval of the Merger. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of Tomoka and BancGroup would be subject to fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective shareholders.

AMENDMENT OR TERMINATION

     The Boards of Directors of BancGroup and Tomoka may agree to amend or terminate the Agreement before or after approval by the shareholders of Tomoka. However, the Board of Directors of Tomoka shall not agree to any amendments to the Agreement which would alter the Exchange Ratio or which, in the opinion of the Board of Directors of Tomoka, would adversely affect the rights of the shareholders of Tomoka, unless such amendments are approved by the holders of a majority of the outstanding shares of Tomoka Common Stock. Such amendments may require the filing of an amendment of the Registration Statement, of which this Prospectus forms a part, with the Commission. See "Conditions to Consummation of the Merger."

REGULATORY APPROVALS

     Prior to the Merger, a 30-day prior notification to the Federal Reserve will be provided pursuant to Section 3 of the BHCA and the regulations promulgated pursuant thereto. It is contemplated that the Merger will occur simultaneously with the merger of Tomoka State Bank with and into Colonial Bank, Orlando, Florida (the "Bank Merger). The approval of the Federal Deposit Insurance Corporation (the "FDIC") and the Florida Department of Banking and Finance (the "Florida Department") must be obtained prior to the Bank Merger. BancGroup filed the applications with the FDIC and the Florida Department on October 18, 1996, and the regulatory approval process is expected to take approximately four months from that date.

     Federal Reserve Notification. Under limited circumstances, approval of the Merger by the Federal Reserve under Section 3 of the BHCA is not required. More specifically, the Merger would not require Federal Reserve approval if: (1) Tomoka State Bank is merged into a BancGroup bank subsidiary simultaneously with the Merger; (2) Tomoka State Bank's merger into a BancGroup bank subsidiary requires the prior approval of a federal supervisory agency under the Bank Merger Act; (3) the transaction does not involve an acquisition subject to
Section 4 of the BHCA; (4) both before and after the transaction, BancGroup meets the Federal Reserve's capital adequacy guidelines; and (5) BancGroup provides written notice of the transaction to the Federal Reserve at least thirty days prior to the transaction, and during that period, the Federal Reserve does not require an application under Section 3 of the Bank Holding Company Act. It is anticipated that BancGroup will satisfy the foregoing requirements, and, absent Federal Reserve action pursuant to item 5 above, an application with the Federal Reserve will not be required.

     In the event the Federal Reserve requires an application pursuant to
Section 3 of the BHCA, approval of the Federal Reserve would be required prior to the Merger. Pursuant to Section 3 of the BHCA, and the regulations promulgated pursuant thereto, the Federal Reserve must withhold approval of the Merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve may not approve the Merger if it finds that the effect thereof may be substantially to lessen competition in any section of the country, or tend to create a monopoly, or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed by the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial condition and managerial resources of BancGroup, its subsidiaries, any banks related to BancGroup through common ownership or management, and Tomoka State Bank. Finally, the Federal Reserve will consider the compliance records of BancGroup's subsidiaries under the Community Reinvestment Act.

     The BHCA provides for the publication of notice and public comment on the application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger. Under Section 11 of the BHCA, the Merger may not be consummated until the 30th day after the date of approval by the Federal Reserve, during which time the United States Department of Justice or others may challenge the Merger on antitrust grounds. This 30 day period may be reduced to 15 days under certain circumstances.

     Florida Department of Banking. The Bank Merger must be approved by the Florida Department pursuant to applicable provisions of the Florida Banking Code. The Florida Department must approve the Bank Merger if it appears that the resulting state bank meets all the requirements of state law as to the formation of a new state bank, the agreement of merger provides an adequate capital structure, including surplus, of the resulting state bank in relation to its activities which are to continue or are to be undertaken, and also in relation to its deposit liabilities, the valuation is fair, and the Bank Merger is not contrary to the public interest.

     FDIC Approval. Pursuant to the requirements of the Bank Merger Act, the FDIC's approval of the Bank Merger must be obtained. The FDIC is prohibited from approving the Bank Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the FDIC is prohibited from approving the Bank Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Bank Merger are clearly outweighed in the public interest by the probable effect of the Bank Merger in meeting the convenience and needs of the community to be served. The FDIC is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

     The Bank Merger Act imposes a waiting period which prohibits consummation of the Bank Merger, in ordinary circumstances, for a period ranging from 15-30 days following the FDIC's approval of the Bank Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     The Agreement provides that the obligation of each of BancGroup and Tomoka to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals, including the approval of the Federal Reserve and the Florida Department. There can be no assurance that the Federal Reserve or the Florida Department will approve BancGroup's applications to acquire Tomoka, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Agreement contains certain restrictions on the conduct of the business of Tomoka pending consummation of the Merger. The Agreement prohibits Tomoka from taking any of the following actions, prior to the Effective Date, without the prior written approval of BancGroup:

          (i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), except shares of Tomoka Common Stock issued upon the exercise of Tomoka Options;

          (ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (iv) Declaring or making or agreeing to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities; except if the Effective Date has not occurred as of January 19, 1997, Tomoka may pay a cash dividend to its shareholders each time that BancGroup pays a cash dividend to BancGroup stockholders following such date. The amount of the dividend that Tomoka shall be permitted to pay shall equal, in the aggregate, the total dividend that the holders of Tomoka Common Stock would have received from BancGroup had the holders of Tomoka Common Stock been holders of BancGroup Common Stock on the date of record for any dividends paid by BancGroup. For this purpose, the "Market Value" shall be calculated as if the Effective Date had occurred on the date of record of the payment of the BancGroup dividend, and, accordingly, a pro forma calculation of the number of shares of BancGroup Common Stock that would have been outstanding and held by Tomoka shareholders will be made to determine the amount of the cash dividend to which shareholders of Tomoka are entitled;

          (v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

          (vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

          (vii) Suffering any losses or waiving any rights of value which in the aggregate are material;

          (viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (ix) Except in accordance with normal and usual practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (x) Except in accordance with normal and usual practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations; and

          (xii) Entering into any other material transaction other than in the ordinary course of business.

     The Agreement provides that prior to the Effective Date, no director or officer of Tomoka or any of its subsidiaries shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of Tomoka or its subsidiaries.

     The Agreement also provides that, at the request of BancGroup, (i) Tomoka will consult with BancGroup and advise BancGroup through its bank subsidiary in Florida of all non single-family residential loan requests over $150,000 or any other loan request out of the normal course of business and (ii) Tomoka will consult with BancGroup to coordinate various other business issues on a basis mutually satisfactory to Tomoka and BancGroup. Tomoka and the Tomoka State Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing law and regulations.

COMMITMENTS WITH RESPECT TO OTHER OFFERS

     Until the termination of the Agreement, neither Tomoka nor any of its directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, Tomoka or any business combination involving Tomoka other than as contemplated by the Agreement. Tomoka will notify BancGroup immediately if any such inquiries or proposals are received by Tomoka, if any such information is requested from Tomoka, or if any such negotiations or discussions are sought to be initiated with Tomoka. Tomoka shall instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above; provided, however, that nothing contained in the Agreement shall be deemed to prohibit any officer or director of such party from fulfilling his or her fiduciary duty or from taking any action that is required by law.

INDEMNIFICATION

     BancGroup has agreed to indemnify present and former directors and officers of Tomoka and Tomoka State Bank against liabilities arising out of actions or omissions occurring at or prior to the Effective Date to the extent provided in the FBCA and Tomoka's Articles of Incorporation and Bylaws.

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of Tomoka Common Stock as of the Record Date are entitled to dissenters' rights under Sections 607.1301, 607.1302 and 607.1320 of the FBCA, copies of which are attached as Appendix C to this Prospectus. The following discussion is not a complete statement of the law pertaining to dissenters' rights under the FBCA and is qualified in its entirety by reference to Appendix C.

     Under the FBCA, any holder of Tomoka Common Stock as of the Record Date who follows the procedures set forth in Section 607.1320 will be entitled to receive an offer from Tomoka to pay the dissenting shareholder an amount estimated by Tomoka to be the "fair value" for such shareholder's shares. "Fair value" is defined under the FBCA as the value of the dissenter's shares as of the close of business on the day prior to the date the merger is approved by the corporation's shareholders, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable. Any shareholder who wishes to exercise dissenters' rights, or who wishes to preserve his or her right to do so, should review the following discussion and Appendix C carefully because failure to comply timely and properly with the procedures specified will result in the loss of dissenters' rights under the FBCA. A person having a beneficial interest in Tomoka Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect such dissenters' rights as the beneficial owners may have.

     A Tomoka shareholder wishing to exercise dissenters' rights must deliver to Tomoka, before the vote of holders of Tomoka Common Stock on the Agreement at the Special Meeting, a written notice of intent ("Notice of Intent") to demand payment for his or her shares. Such shareholder must not vote in favor of approval of the Agreement. Because a signed proxy which does not contain voting instructions will, unless revoked, be voted for the Agreement, a Tomoka shareholder who votes by proxy and who wishes to exercise dissenters' rights must mark the proxy either to (i) vote against the Agreement, or (ii) abstain from voting with respect to the Agreement. A vote against approval of the Agreement will not, in and of itself, constitute a written demand for dissenters' rights satisfying the requirements of Section 607.1320.

     Any Notice of Intent should be addressed to Tomoka Bancorp, Inc., Post Office Box 5058, Ormond Beach, Florida 32175-5058, Attention: S. Craig Suazo, Secretary, and should be executed by, or on behalf of, the holder of record. The Notice of Intent must reasonably inform Tomoka of the identity of the shareholder and that such shareholder is thereby objecting to the Merger and demanding payment of his or her shares if the Merger is consummated.

     Under Section 607.1320, Tomoka must provide written notification (a "Notice of Approval"), within 10 days after shareholder approval of the Agreement, of such shareholder approval to each shareholder who gave Tomoka a Notice of Intent. Within twenty days after the Notice of Approval is given by Tomoka, the dissenting shareholder must file with Tomoka a written notice of election to dissent ("Notice of Election to Dissent") and deposit his or her certificates evidencing shares of Tomoka Common Stock with Tomoka simultaneously with the filing of the Notice of Election to Dissent. Upon filing a Notice of Election to Dissent, a shareholder shall thereafter be entitled only to payment as provided by Section 607.1320 and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of Election to Dissent may be withdrawn in writing by a dissenting shareholder at any time before Tomoka has made an offer to pay for the shares of the shareholder.

     Within 10 days after the expiration of the period in which shareholders may file their Notice of Election to Dissent or within 10 days after consummation of the Merger, whichever is later, but in no event more than 90 days after the date the Tomoka shareholders approve the Agreement, Tomoka must make a written offer to each dissenting shareholder who has filed a Notice of Election of Dissent to pay an amount that Tomoka estimates to be the "fair value" of the shares. If the dissenting shareholder accepts Tomoka's offer, payment must be made within 90 days after the offer was made or consummation of the Merger, whichever occurs later. If Tomoka fails to make the offer or if the dissenting shareholder does not accept the offer within 30 days after the offer is made, then Tomoka, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after consummation of the Merger, must bring an action in a court of competent jurisdiction in Volusia County, Florida, requesting that the "fair value" of the shares be determined together with a fair rate of interest, as determined by the court. If Tomoka fails to bring such an action, any dissenting shareholder may do so on behalf of Tomoka.

     The costs and expenses of any such action shall be determined by the court and shall be assessed against Tomoka, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the action, and to whom Tomoka has made an offer to pay for the shares, if the court finds that such shareholders' failure to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, appraisers appointed by the court, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined by the court, materially exceeds the amount Tomoka offered to pay therefor or if no offer was made, the court may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any attorney or expert employed by the shareholder in the action.

     Tomoka shareholders who are considering the assertion of dissenters' rights should be aware that the "fair value" of their shares of Tomoka Common Stock as determined under the FBCA could be more than, the same as, or less than the consideration they would receive pursuant to the Agreement if they did not seek dissenters' rights. BancGroup's obligation to consummate the Merger under the Agreement is subject to the condition that not more than 10% of the shares of Tomoka Common Stock shall be subject to the exercise of dissenters' rights under the FBCA.

     ONLY A HOLDER OF RECORD OF TOMOKA COMMON STOCK AS OF THE RECORD DATE IS ENTITLED TO ASSERT DISSENTERS' RIGHTS FOR THE SHARES OF TOMOKA COMMON STOCK REGISTERED IN THAT HOLDER'S NAME. The demand for dissenters' rights should be executed by or on behalf of the holder of record fully and correctly, as his or her name appears on the stock certificates. If the shares of Tomoka Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in this capacity, and if the shares of Tomoka Common Stock are owned of record by more than one person, as by joint tenancy or in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may exercise dissenters rights on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares of Tomoka Common Stock as nominee for several beneficial owners may exercise dissenters' rights with respect to the shares of Tomoka Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Tomoka Common Stock held for other beneficial owners. In such case, the written demand should set forth the number of shares of Tomoka Common Stock as to which dissenters' rights are sought. Where no number of shares of Tomoka Common Stock is expressly mentioned, the demand will be presumed to be with respect to all shares of Tomoka Common Stock held in the name of the record owners. Tomoka shareholders who hold their shares of Tomoka Common Stock in brokerage accounts or other nominee forms and who wish to exercise dissenters' rights are urged to consult with their brokers to determine the appropriate procedures for making a demand.

     If any Tomoka shareholder who demands dissenters' rights with respect to his or her shares of Tomoka Common Stock fails to perfect, or effectively withdraws or loses, the right to dissent, the shareholder's rights as a shareholder will be restored, and, if the Merger has been consummated, the shares of Tomoka Common Stock of such shareholder will be converted into shares of BancGroup Common Stock in accordance with the terms of the Agreement. A dissenting shareholder will fail to perfect, or effectively withdraw or lose, the right to dissent if such shareholder fails to deliver a Notice of Intent to Tomoka prior to the vote on the Agreement at the Special Meeting, votes for the approval of the Agreement, fails to file a Notice of Election to Dissent with Tomoka, or delivers to Tomoka a written withdrawal of his or her Notice of Election to Dissent before an offer is made by Tomoka under Section 607.1320. After such offer is made by Tomoka, no Notice of Election to Dissent may be withdrawn except with the written consent of Tomoka.

     Failure to follow the steps required by Sections 607.1301, 607.1302 and
607.1320 of the FBCA for perfecting dissenters' rights will result in the loss of such rights. Consequently, any Tomoka shareholder who desires to exercise dissenters' rights is urged to consult a legal advisor before attempting to exercise such rights.

RESALE OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     The issuance of the shares of BancGroup Common Stock pursuant to the Merger (including any shares to be issued pursuant to the Tomoka Options) has been registered under the Securities Act of 1933 (the "Securities Act"). As a result, shareholders of Tomoka who are not "affiliates" of Tomoka (as such term is defined under the Securities Act) may resell, without restriction, all shares of BancGroup Common Stock which they receive in connection with the Merger. Under the Securities Act, affiliates of Tomoka are subject to restrictions on the resale of the BancGroup Common Stock which they receive in the Merger.

     The BancGroup Common Stock received by affiliates of Tomoka who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective Registration Statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers transactions within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup Common Stock or the average weekly trading volume in BancGroup Common Stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former Tomoka affiliate has held the BancGroup Common Stock for at least two years. BancGroup Common Stock held by affiliates of Tomoka who become affiliates of BancGroup will be subject to additional restrictions on the ability of such persons to resell such shares.

     Tomoka will provide BancGroup with such information as may be reasonably necessary to determine the identity of those persons (primarily officers, directors and principal shareholders) who may be deemed to be affiliates of Tomoka. Tomoka will also obtain from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup Common Stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. Receipt of such an undertaking is a condition to BancGroup's obligation to close the Merger. If such undertakings are not received and BancGroup waives receipt of such condition, the certificates for the shares of BancGroup Common Stock to be issued to such person will contain an appropriate restrictive legend and appropriate stock transfer orders will be given to BancGroup's stock transfer agent.

     The undertaking from each Tomoka affiliate will also provide that, notwithstanding the permissible sale of stock described above, each affiliate of Tomoka may not sell or in any other way reduce his or her risk relative to any shares of Tomoka Common Stock or of BancGroup Common Stock during the period commencing thirty days prior to the Effective Date and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of BancGroup and Tomoka have been published.

ACCOUNTING TREATMENT

     BancGroup will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, requires that the number of shares of Tomoka Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of Tomoka Common Stock. Under this accounting treatment, assets and liabilities of Tomoka would be added to those of BancGroup at their recorded book values, and the shareholders' equity of the two companies would be combined in BancGroup's consolidated balance sheet. Financial statements of BancGroup issued after the Effective Date of the Merger will be restated to reflect the consolidated operations of BancGroup and Tomoka as if the Merger had taken place prior to the periods covered by the financial statements.

NYSE REPORTING OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     Sales of BancGroup Common Stock to be issued in the Merger in exchange for Tomoka Common Stock will be reported on the NYSE.

TREATMENT OF TOMOKA OPTIONS

     Assumption of Options. As of the date of this Prospectus, Tomoka had granted Tomoka Options to its directors and certain executive officers which entitled the holders thereof to acquire up to 83,000 shares of Tomoka Common Stock. On the Effective Date, BancGroup shall assume all Tomoka Options outstanding, and each such option shall represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Tomoka Options except as specified below. The registration statement registering the shares of BancGroup Common Stock issued pursuant to the Merger also registers the shares of BancGroup Common Stock to be issued upon the exercise of the Tomoka Options assumed by BancGroup. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Tomoka Common Stock subject to such Tomoka Options multiplied by the Exchange Ratio, provided that no fractional shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Tomoka Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Tomoka Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. For these purposes, the "Exchange Ratio" shall mean the result obtained by dividing $32.00 by the Market Value.

     The Tomoka Options are issuable pursuant to the Tomoka Bancorp, Inc. 1994 Directors' Stock Option Plan and the Tomoka Bancorp, Inc. Key Employee Stock Option Plan (the "Option Plan").

     The Option Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, nor is it subject to the Employee Retirement Income Security Act of 1974. Tomoka Options are not transferrable except under the laws of descent and distribution.

     Purpose of the Option Plan. The purpose of the Option Plan is to assist Tomoka in retaining the employment of valued directors and employees by offering them a greater stake in Tomoka's success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to Tomoka and would contribute to its success. BancGroup believes that its assumption of the Tomoka Options will be consistent with this purpose. No further options will be granted under the Option Plan after the Merger.

     Tax Consequences -- Incentive Options. BancGroup believes, after consultation with legal counsel, that, if the options issued under the Option Plan as incentive options qualified as such at the time of grant, the options, after assumption by BancGroup, will continue to qualify as "incentive stock options," under Section 422 of the Internal Revenue Code of 1986, as amended. Under the Internal Revenue Code no income will result to a grantee of any such option upon the granting or exercising of an option by the grantee, and BancGroup will not be entitled to a tax deduction by reason of such grant or exercise.

     If, after exercising the option, the employee holds the stock obtained through exercise for at least two years after the date of option grant and at least one year after the stock was obtained, the employee's gain (if any) on selling the stock will generally be treated as a long term capital gain. Generally, the employee's alternative minimum taxable income for minimum tax purposes will be increased by the difference between the option price and the fair market value of the stock on the date of exercise.

     If the holding period requirements just stated are not met, then any gain on the sale of the stock will be taxed partly or entirely at ordinary income tax rates. If the stock is held for less than the required holding period, then the difference between the option exercise price and the fair market value of the stock on the date of exercise will be taxed at ordinary income tax rates. The gain equal to the increase in the fair market value of the stock after the date of exercise of the option will generally be taxed as capital gain.

     It should be understood that the holding periods discussed above relate only to federal income tax treatment and not to securities law restrictions on the sale of shares obtained through an option.

     The foregoing statements concerning federal income tax treatment are necessarily general and may not apply in a particular instance. No legal opinion has been received by BancGroup or Tomoka respecting the effect of the Merger on holders of Tomoka Options or of the exercise of such options. Option holders should contact their own professional tax advisors for advice concerning their particular tax situation and any changes in the tax law since the date of this Prospectus.

     Tax Consequences -- Non Qualified Options. The Tomoka Options that are issued as nonqualified options are not "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. Thus, upon the exercise of such an option, ordinary income will result to the grantee equal to the difference between the price of the option and the fair market value of the stock subject to the option at the date of exercise. BancGroup, however, will be entitled to a tax deduction equal to the amount of ordinary income accruing to the optionee.

     The foregoing statements concerning federal income tax treatment are necessarily general and may not apply in a particular instance. No legal opinion has been received by BancGroup or Tomoka respecting the effect of the Merger on holders of Tomoka Options or of the exercise of such options. Option holders should contact their own professional tax advisors for advice concerning their particular tax situation and any changes in the tax law since the date of this Prospectus.

     Administration. The shares of stock to be delivered upon the exercise of Tomoka Options granted under the Option Plan shall be made available after the Merger, from the authorized but unissued shares of BancGroup's Common Stock.

     The Option Plan is to be administered, after the Merger, by the Personnel and Compensation Committee (the "Committee") of the board of directors of BancGroup. All members of the Committee are directors of BancGroup. The Chairman of the Committee, John C. H. Miller, Jr., receives employee-related compensation from BancGroup and holds options under BancGroup's stock option plans. Mr. Miller is a member of a law firm that performs legal services for BancGroup. See "LEGAL OPINIONS." Another member of the Committee, Jack H. Rainer, is Chairman of Bankers Credit Life Insurance Company, which provides credit life insurance on certain loans made by Colonial Bank, BancGroup's Alabama bank subsidiary. The members of the Committee serve at the pleasure of the Board of Directors of BancGroup. The Committee shall interpret the Option Plan and resolve questions presented by holders of options under the Option Plan. Requests for information or questions about the Plans should be directed to BancGroup's Corporate Secretary, at the offices of BancGroup, Post Office Box 1108, One Commerce Street, Montgomery, Alabama 36102, telephone: (334) 240-5000.

     Exercise of Options. After a Tomoka Option becomes exercisable in accordance with its terms, it may be exercised by the holder by giving written notice to BancGroup on a form provided by BancGroup and, in the case of options, by paying to BancGroup in cash the exercise price of the shares to be acquired under a Tomoka Option. Payment may be made to BancGroup by cash, check, bank draft, or money order, or, if the Committee agrees in a particular instance, by delivering BancGroup stock already owned by the option holder.

     Amendment and Other Matters. BancGroup's Board of Directors may at any time amend the Option Plan, except that no amendment may make any change in any option already granted which would adversely affect the rights of any participant.

     It is not anticipated that BancGroup will make any reports to option holders regarding the amount or status of Tomoka Options held. Option holders may obtain such information from BancGroup at the address given above.

     The shares subject to options will be obtained by BancGroup from authorized but unissued shares. BancGroup has reserved sufficient authorized but unissued shares for issuance pursuant to options under the Option Plan and does not anticipate acquiring any shares in the open market for such purposes.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

BANCGROUP

     BancGroup Common Stock is listed for trading on the NYSE. The BancGroup Common Stock was first listed on the NYSE on February 24, 1995. Prior to February 21, 1995, BancGroup had two classes of common stock outstanding, Class A and Class B. The Class B was not publicly traded. The Class A Common Stock was traded in the over-the-counter market and quoted on the NASDAQ National Market System. The

BancGroup Class A Common Stock had more limited voting rights than the BancGroup Class B Common Stock. The Class A and Class B Common Stock were reclassified into one class of Common Stock on February 21, 1995, and the Class A Common Stock ceased to be quoted on NASDAQ on February 24, 1995.

     The following table shows the dividends paid per share and indicates the high and low closing prices for the BancGroup Class A Common Stock as reported by the NASDAQ National Market System up to February 24, 1995, and the same information reported by the NYSE for the BancGroup Common Stock commencing February 24, 1995.

                                                                      PRICE AND
                                                                      DIVIDENDS
                                                                         PAID
                                                                     ------------      DIVIDENDS
                                                                     HIGH     LOW     (PER SHARE)
                                                                     ----     ---     -----------
1994
1st Quarter........................................................  $20  1/4 $18       $  0.20
2nd Quarter........................................................   25       19 1/4      0.20
3rd Quarter........................................................   24  3/4  22          0.20
4th Quarter........................................................   23  3/4  19 1/2      0.20
1995
1st Quarter........................................................   23  5/8  19 1/2     0.225
2nd Quarter........................................................   27  1/2  23 1/8     0.225
3rd Quarter........................................................   29  7/8  27 1/2     0.225
4th Quarter........................................................   32  7/8  28 1/2     0.225
1996
1st Quarter........................................................   36  1/2  30          0.27
2nd Quarter........................................................   36  1/8  31 1/4      0.27
3rd Quarter........................................................   35  7/8  31 1/4      0.27

     On July 22, 1996, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NYSE of the BancGroup Common Stock was $33.875 per share.

     At June 30, 1996, BancGroup's banking subsidiaries accounted for approximately 98% of BancGroup's consolidated assets. BancGroup derives substantially all of its income from dividends received from its subsidiary banks. Various statutory provisions and regulatory policies limit the amount of dividends the subsidiary banks may pay without regulatory approval. In addition, federal statutes restrict the ability of subsidiary banks to make loans to BancGroup, and regulatory policies may also restrict such dividends.

TOMOKA

     There is no established public market for the Tomoka Common Stock. To the knowledge of Tomoka, approximately 2,310 shares of Tomoka Common Stock have been sold during the last two fiscal years at prices ranging from $12.50 to $17.00 per share. The most recent sale occurred on July 12, 1996 when 101 shares were sold. The next most recent sale occurred on July 10, 1996 when 507 shares were sold. In both transactions the shares were sold at a price of $17.00 per share.

     Tomoka paid a cash dividend of 10 cents per share in 1995. In 1996, Tomoka paid a stock dividend equivalent to 20 cents per share, based on the book value per share of the Tomoka Common Stock as of January 31, 1996. The Agreement contains certain restrictions on Tomoka's right to pay dividends. See "THE MERGER -- Conduct of Business Pending the Merger."

                     BANCGROUP CAPITAL STOCK AND DEBENTURES

     BancGroup's authorized capital stock consists of 44,000,000 shares of BancGroup Common Stock, par value $2.50 per share, and 1,000,000 shares of its Preference Stock, par value $2.50 per share. As of September 19, 1996, there were issued and outstanding a total of 16,296,558 shares of BancGroup Common Stock. No shares of Preference Stock are issued and outstanding. In 1986, BancGroup issued $28,750,000 in principal amount of its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") of which $8,082,000 are currently outstanding and are convertible at any time into 277,177 shares of BancGroup Common Stock, subject to adjustment. There are 767,571 shares of BancGroup Common Stock subject to issue upon exercise of options under BancGroup's stock option plans. In addition to BancGroup Common Stock to be issued in the Merger, BancGroup will issue additional shares of its Common Stock in certain other pending combinations. See "BUSINESS OF
BANCGROUP -- Proposed Affiliate Banks."

     The following statements with respect to BancGroup Common Stock and Preference Stock are brief summaries of material provisions of Delaware law, the Restated Certificate of Incorporation (the "Certificate"), as amended, and bylaws of BancGroup, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BANCGROUP COMMON STOCK

     Dividends. Subject to the rights of holders of BancGroup's Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup Common Stock are entitled to share ratably in such dividends.

     Voting Rights. Each holder of BancGroup Common Stock has one vote for each share held on matters presented for consideration by the stockholders.

     Preemptive Rights. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup.

     Issuance of Stock. The BancGroup Certificate authorizes the BancGroup Board to issue authorized shares of BancGroup Common Stock without stockholder approval. However, BancGroup's Common Stock is listed on the NYSE, which requires stockholder approval of the issuance of additional shares of BancGroup Common Stock under certain circumstances.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preference Stock.

PREFERENCE STOCK

     BancGroup's Preference Stock may be issued from time to time as a class without series, or if so determined by the BancGroup Board of Directors, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of BancGroup Preference Stock (or of the entire class of BancGroup Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the BancGroup Board of Directors. BancGroup Preference Stock may have a preference over the BancGroup Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the BancGroup Board.

1986 DEBENTURES

     BancGroup issued in 1986 its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") in the total principal amount of $28,750,000. The 1986 Debentures were issued under a trust indenture (the "1986 Indenture") between BancGroup and SunTrust Bank, Atlanta, Georgia, as trustee.

     The 1986 Debentures will mature on March 31, 2011, and are convertible at any time into shares of BancGroup Common Stock at the option of a holder thereof, at the conversion price of $28 principal amount of the 1986 Debentures for each share of BancGroup Common Stock. The conversion price is, however, subject to adjustment upon the occurrence of certain events as described in the 1986 Indenture. In the event all of the outstanding 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 277,177 shares of such BancGroup Common Stock will be issued. The 1986 Debentures are redeemable, in whole or in part, at the option of BancGroup at certain premiums until 1996, when the redemption price shall be equal to 100% of the face amount of the 1986 Debentures plus accrued interest. The payment of principal and interest on the 1986 Debentures is subordinate, to the extent provided in the 1986 Indenture, to the prior payment when due of all Senior Indebtedness of BancGroup. "Senior Indebtedness" is defined as any indebtedness of BancGroup for money borrowed, or any indebtedness incurred in connection with an acquisition or with a merger or consolidation, outstanding on the date of execution of the 1986 Indenture as originally executed, or thereafter created, incurred or assumed, and any renewal, extension, modification or refunding thereof, for the payment of which BancGroup (which term does not include BancGroup's consolidated or unconsolidated subsidiaries) is at the time of determination responsible or liable as obligor, guarantor or otherwise. Senior Indebtedness does not include (i) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of BancGroup, and (ii) indebtedness which by its terms states that such indebtedness is subordinate to or equally subordinate with the 1986 Debentures.

     At June 30, 1996, BancGroup's Senior Indebtedness as defined in the 1986 Indenture aggregated approximately $716 million. Such debt includes all short-term debt consisting of federal funds purchased, securities purchased under repurchase agreements and borrowings with the Federal Home Loan Bank but excludes all federally-insured deposits. BancGroup may from time to time incur additional indebtedness constituting Senior Indebtedness. The 1986 Indenture does not limit the amount of Senior Indebtedness which BancGroup may incur, nor does such indenture prohibit BancGroup from creating liens on its property for any purpose.

CHANGES IN CONTROL

     Certain provisions of the BancGroup Certificate and bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue BancGroup Preference Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the BancGroup Board to prevent a change in control despite a shift in ownership of the BancGroup Common Stock. See "General" and "Preference Stock." In addition, the power of BancGroup's Board to issue additional shares of BancGroup Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "BancGroup Common Stock." The following provisions also may deter any change in control of BancGroup.

     Classified Board. BancGroup's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup's Board of Directors is elected by stockholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 19 directors of BancGroup. This provision of BancGroup's Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

     Business Combinations. Certain "Business Combinations" of BancGroup with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of "Voting Stock," plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A "Related Person" is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup Common Stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup's Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and President of BancGroup, and certain members of his family from the definition of Related Person. A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination that could be desired by a majority of BancGroup's stockholders. The current Board of Directors of BancGroup owns approximately 13% of the outstanding shares of BancGroup Common Stock.

     Board Evaluation of Mergers. BancGroup's Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup Common Stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

     Director Authority. BancGroup's Certificate prohibits stockholders from calling special stockholders' meetings and acting by written consent. It also provides that only BancGroup's Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board to act by majority vote.

     Bylaw Provisions. BancGroup's bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup stockholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholder meetings but could make it more difficult for stockholders to nominate directors or introduce business at stockholder meetings.

     Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup Common Stock (or who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless the BancGroup Board has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by the BancGroup Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of BancGroup which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the outstanding stock of BancGroup (excluding BancGroup stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of BancGroup's Certificate relating to business combinations with a related person, described above at "Business Combinations," but they are generally less restrictive than BancGroup's Certificate.

     Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than

10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     If the Merger is consummated, all shareholders of Tomoka other than those properly exercising statutory dissenters' rights will become holders of BancGroup Common Stock. The rights of the holders of the Tomoka Common Stock who become holders of the BancGroup Common Stock following the Merger will be governed by BancGroup's Certificate and bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

     The following summary compares the rights of the shareholders of Tomoka Common Stock with the rights of the holders of the BancGroup Common Stock. For a more complete description of the rights of the holders of BancGroup Common Stock, see "BANCGROUP CAPITAL STOCK AND DEBENTURES."

     The following information is qualified in its entirety by BancGroup's Certificate and bylaws, and Tomoka's Articles of Incorporation and bylaws, the Delaware General Corporation Law (the "Delaware GCL") and the FBCA.

DIRECTOR ELECTIONS

     Tomoka. Tomoka's directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors.

     BancGroup. BancGroup's directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Changes in Control -- Classified Board."

REMOVAL OF DIRECTORS

     Tomoka. Under Section 607.0808 of the FBCA, any director of Tomoka may be removed from office with or without cause if the number of votes cast to remove him exceeds the number of votes cast against such removal.

     BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

VOTING

     Tomoka. Each stockholder of Tomoka is entitled to one vote for each share of Tomoka Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

     BancGroup. Each stockholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

     Tomoka. The holders of Tomoka Common Stock have no preemptive rights to acquire any additional shares of Tomoka Common Stock or any other shares of Tomoka capital stock.

     BancGroup. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

DIRECTORS' LIABILITY

     Tomoka. Section 607.0831 of the FBCA provides that a director of Tomoka will not be personally liable for monetary damages to Tomoka or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of or failure to perform those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction in which the director derived an improper personal benefit, (3) a payment of certain unlawful dividends and distributions, (4) in a proceeding by or in the right of Tomoka to procure judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of Tomoka, or willful misconduct, or
(5) in a proceeding by or in the right of someone other than Tomoka or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. This provision would absolve directors of Tomoka of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, from liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to Tomoka and its shareholders, and it would not affect the availability of injunctive and other equitable relief as a remedy.

     BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to BancGroup and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

INDEMNIFICATION

     Tomoka. Under Section 607.0850 of the FBCA and the bylaws of Tomoka, the directors and officers of Tomoka may be indemnified against certain liabilities which they may incur in their capacity as officers and directors. Such indemnification is generally available if the executive acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of Tomoka, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification may also be available unless a court of competent jurisdiction establishes by final adjudication that the actions or omissions of the executive are material to the cause of action so adjudicated and constituted: (a) a violation of the criminal law, unless the executive had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(b) a transaction from which the executive derived an improper personal benefit; or (c) willful misconduct or conscious disregard for the best interest of Tomoka in a proceeding by or in the right of Tomoka to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     To the extent that the proposed indemnitee is successful on the merits or otherwise in the defense of any action, suit or proceeding (or any claim, issue or matter therein) he or she must be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with such proceeding. Tomoka maintains a directors and officers insurance policy pursuant to which officers and directors of Tomoka would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses.

     BancGroup. Section 145 of the Delaware GCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the Delaware GCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     BancGroup maintains an officers' and directors' insurance policy and a separate indemnification agreement pursuant to which officers and directors of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the Delaware GCL.

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

     Tomoka. Under the bylaws of Tomoka, a special meeting of Tomoka's shareholders may be called by the Board of Directors of Tomoka or upon a request in writing by the holders of not less than a majority of all the shares entitled to vote at the meeting. Additionally, under Section 607.0704 of the FBCA, any action which may be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing setting forth the actions so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted.

     BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup's stockholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     Tomoka. The FBCA provides that mergers and sales of substantially all of the property of a Florida corporation must be approved by a majority of the outstanding shares of the corporation entitled to vote thereon. Under Tomoka's Articles, however, any business combination with an interested shareholder or affiliate of such interested shareholder may require approval by the holders of four-fifths of the outstanding shares of Tomoka Common Stock and the holders of two-thirds of such shares held by independent shareholders. The FBCA also provides that the shareholders of a corporation surviving a merger need not approve the transaction if: (a) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, and (b) each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares with identical designations, preferences, limitations and relative rights, immediately after the merger.

     BancGroup. The Delaware GCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The Delaware GCL law also provides, however, that the stockholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. See also "BANCGROUP CAPITAL STOCK AND
DEBENTURES -- Changes in Control" for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup. See "Antitakeover Statutes" for a description of additional restrictions on business combination transactions.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     Tomoka. Under the FBCA, a Florida corporation's articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the FBCA, the articles of incorporation or the bylaws require a greater vote. The Tomoka Articles and Bylaws do not require a greater vote, except that repeal of the provisions of Tomoka's Articles requiring a supermajority vote to approve certain business combinations with interested shareholders are also subject to the same supermajority vote requirement. As permitted by the FBCA, Tomoka's bylaws give the Board of Directors and shareholders of Tomoka the power to adopt, amend or repeal the bylaws provided that the Board of Directors may not amend or repeal any bylaw adopted by shareholders if the shareholders specifically provide that such bylaw is not subject to amendment or repeal by the directors.

     BancGroup. Under the Delaware GCL, a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires "supermajority" stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors,
(ii) business combinations between BancGroup and a Related Person, and (iii) board of directors evaluation of business combination procedures. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Changes in Control."

     As is permitted by the Delaware GCL, the Certificate gives the Board of Directors the power to adopt, amend or repeal the bylaws. The stockholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup bylaws.

RIGHTS OF DISSENTING STOCKHOLDERS

     Tomoka. Under the FBCA, a shareholder of a Florida corporation has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she would otherwise be entitled to receive in the transaction. If the parties are unable to agree on the fair value of the shares, such fair value is determined by the Circuit Court in the county in Florida where the registered office of Tomoka is located. Dissenters' rights are not available with respect to a plan of merger or share exchange, or a proposed sale or exchange of property if the shares are either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders. The shareholders are not permitted dissenters' rights in a merger if such corporation is the surviving corporation and no vote of its shareholders is required. The shareholders of Tomoka will have dissenters' rights with respect to the Merger. See "THE
MERGER -- Rights of Dissenting Shareholders."

     BancGroup. Under the Delaware GCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair market value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to stockholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup Common Stock) or quoted on the NASDAQ National Market System, or held of record by more than 2,000 stockholders (as is BancGroup Common Stock), and (ii) stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.

PREFERRED STOCK

     Tomoka. Tomoka's Articles do not authorize the issuance of any shares of preferred stock.

     BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the BancGroup Board of Directors. Currently, no shares of Preference Stock are issued and outstanding. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Preference Stock."

EFFECT OF THE MERGER ON TOMOKA SHAREHOLDERS

     As of September 30, 1996, Tomoka had      shareholders of record and
410,913 outstanding shares of Tomoka Common Stock. As of September 19, 1996, BancGroup had 16,296,558 shares of BancGroup Common Stock outstanding with 5914 stockholders of record.

     Assuming none of the shareholders of Tomoka exercise their dissenter's rights and a Market Value of BancGroup Common Stock of $34.3375 (calculated as of September 19, 1996), an aggregate amount of 382,940 shares of BancGroup Common Stock would be issued to the shareholders of Tomoka pursuant to the Merger. These shares would represent approximately 2.296% of the total shares of BancGroup Common Stock outstanding after the Merger, not counting any shares of BancGroup Common Stock to be issued in certain other pending acquisitions.

     The issuance of the BancGroup Common Stock pursuant to the Merger will reduce the percentage interest of the BancGroup Common Stock currently held by each stockholder and each director and officer of BancGroup. As a group, the directors and officers of BancGroup who currently own 12.82% of BancGroup's outstanding shares would own approximately 12.44% after the Merger. See "BUSINESS OF BANCGROUP -- Voting Securities and Principal Stockholders."

                          THE COLONIAL BANCGROUP INC.
                                AND SUBSIDIARIES
             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)
                                 (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statement of condition of BancGroup and subsidiaries as of June 30, 1996 (as restated), (ii) the condensed consolidated statement of condition of Tomoka as of June 30, 1996,
(iii) the condensed consolidated statement of condition of Jefferson Bancorp, Inc. and subsidiaries ("Jefferson"), a probable combination with BancGroup, as of June 30, 1996, (iv) the combined presentation of condensed consolidated statements of condition of other probable combinations with BancGroup: First Family Financial Corporation ("First Family"), D/W Bankshares, Inc. ("Bankshares") and Fort Brooke Bancorporation ("Fort Brooke") ("other probable combinations") as of June 30, 1996, (v) adjustments to give effect to the proposed purchase method combination with First Family and the proposed pooling of interests method business combinations with Tomoka, Jefferson and the other probable combinations, (vi) the pro forma combined condensed statement of condition of BancGroup and subsidiaries as if such combinations had occurred on June 30, 1996.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of condition of BancGroup and subsidiaries (as restated), incorporated by reference herein, and the statement of condition of Tomoka, included elsewhere herein. These pro forma statements exclude the effects of one immaterial purchase method combination which was completed by BancGroup on July 8, 1996. The pro forma information provided below may not be indicative of future results.

                                 JUNE 30, 1996

                                                                  CONSOLIDATED
                                                               COLONIAL BANCGROUP     TOMOKA      ADJUSTMENTS/
                                                                  (RESTATED)**     BANCORP, INC.  (DEDUCTIONS)      SUBTOTAL
                                                               ------------------  -------------  ------------     ----------
                                                                                   (DOLLARS IN THOUSANDS)
ASSETS:
Cash and due from banks.......................................     $  142,175        $   3,789                     $  145,964
Interest-bearing deposits.....................................          2,688                                           2,688
Federal funds sold............................................         12,380            5,385                         17,765
Securities available for sale.................................        202,191                                         202,191
Investment securities.........................................        298,183           15,032                        313,215
Mortgage loans held for sale..................................        165,925                                         165,925
Loans, net of unearned income.................................      3,442,323           46,275                      3,488,598
Less: Allowance for possible loan losses......................        (43,643)            (516)                       (44,159)
                                                                   ----------         --------       -------       ----------
Loans, net....................................................      3,398,680           45,759                      3,444,439
Premises and equipment, net...................................         70,720            1,853                         72,573
Excess of cost over tangible and intangible assets acquired,
  net.........................................................         30,114                                          30,114
Purchased mortgage servicing rights...........................         92,511                                          92,511
Other real estate owned.......................................         10,342                                          10,342
Accrued interest and other assets.............................         82,117              893                         83,010
                                                                   ----------         --------       -------       ----------
Total Assets..................................................     $4,508,026        $  72,711      $      0       $4,580,737
                                                                   ==========         ========       =======       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits......................................................     $3,373,641        $  64,281                     $3,437,922
FHLB short-term borrowings....................................        565,000                                         565,000
Other short-term borrowings...................................        127,032            2,267                        129,299
Subordinated debt.............................................          8,082                                           8,082
Other long-term debt..........................................         26,197                                          26,197
Other liabilities.............................................         90,462              277                         90,739
                                                                   ----------         --------       -------       ----------
Total liabilities.............................................      4,190,414           66,825                      4,257,239
Common Stock..................................................         40,461            2,025        (2,025)(1)       41,405
                                                                                                         944(1)
Additional paid in capital....................................        168,985            1,215        (1,215)(1)      171,281
                                                                                                       2,296(1)
Retained earnings.............................................        110,522            2,762                        113,284
Treasury Stock................................................
Unearned compensation.........................................           (740)                                           (740)
Unrealized gain (loss) on securities..........................         (1,616)            (116)                        (1,732)
                                                                   ----------         --------       -------       ----------
Total equity..................................................        317,612            5,886             0          323,498
Total liabilities and equity..................................     $4,508,026        $  72,711      $      0       $4,580,737
                                                                   ==========         ========       =======       ==========
Capital Ratios:
  Capital Ratio...............................................           8.11%                                           8.12%
  Tangible Leverage Ratio.....................................           6.66                                            6.69
  Tier One Capital Ratio*.....................................           9.22                                            9.23
  Total Capital Ratio*........................................          10.73                                           10.70

                                                                                  OTHER                          PROFORMA
                                                                  JEFFERSON      PROBABLE    ADJUSTMENTS/        COMBINED
                                                                BANCORP, INC.  COMBINATIONS  (DEDUCTIONS)         TOTAL
                                                                -------------  ------------  ------------       ----------
                                                                                   (DOLLARS IN THOUSANDS)
ASSETS:
Cash and due from banks.......................................    $  12,027      $ 12,178      $ (6,404)(2)     $  163,765
Interest-bearing deposits.....................................                      1,689                            4,377
Federal funds sold............................................                     11,650                           29,415
Securities available for sale.................................      114,400        54,832                          371,423
Investment securities.........................................        1,108        46,567        (1,600)(2)        359,290
Mortgage loans held for sale..................................          654         8,506                          175,085
Loans, net of unearned income.................................      289,672       327,165          (100)(2)      4,105,335
Less: Allowance for possible loan losses......................       (2,358)       (4,031)                         (50,548)
                                                                   --------      --------      --------         ----------
Loans, net....................................................      287,314       323,134          (100)         4,054,787
Premises and equipment, net...................................        4,789        11,808           900(2)          90,070
Excess of cost over tangible and intangible assets acquired,
  net.........................................................                                    6,211(2)          36,325
Purchased mortgage servicing rights...........................                                                      92,511
Other real estate owned.......................................          477         1,433                           12,252
Accrued interest and other assets.............................       19,474         9,521         1,127(2)         113,861
                                                                                                    (50)(2)
                                                                                                    779(3)
                                                                   --------      --------      --------         ----------
Total Assets..................................................    $ 440,243      $481,318      $    863         $5,503,161
                                                                   ========      ========      ========         ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits......................................................    $ 386,306      $432,997                       $4,257,225
FHLB short-term borrowings....................................       13,036                                        578,036
Other short-term borrowings...................................                      4,473                          133,772
Subordinated debt.............................................                      1,425                            9,507
Other long-term debt..........................................                                                      26,197
Other liabilities.............................................        4,567         6,460      $  2,369(2)         109,300
                                                                                                  5,165(3)
                                                                   --------      --------      --------         ----------
Total liabilities.............................................      403,909       445,355         7,534          5,114,037
Common Stock..................................................        4,005         8,752       (12,752)(2)         50,630
                                                                                                     (5)(2)
                                                                                                    457(2)
                                                                                                  8,768(2)
Additional paid in capital....................................       29,401        13,094       (39,622)(2)        219,505
                                                                                                 (2,873)(2)
                                                                                                 41,744(2)
                                                                                                  5,947(2)
                                                                                                    533(2)
Retained earnings.............................................        9,145        14,636        (6,344)(2)        126,335
                                                                                                 (4,386)(3)
Treasury Stock................................................       (1,862)                      1,862(2)
Unearned compensation.........................................         (782)                                        (1,522)
Unrealized gain (loss) on securities..........................       (3,573)         (519)                          (5,824)
                                                                   --------      --------      --------         ----------
Total equity..................................................       36,334        35,963        (6,671)           389,124
Total liabilities and equity..................................    $ 440,243      $481,318      $    863         $5,503,161
                                                                   ========      ========      ========         ==========
Capital Ratios:
  Capital Ratio...............................................                                                        8.09%
  Tangible Leverage Ratio.....................................                                                        6.72
  Tier One Capital Ratio*.....................................                                                       10.91
  Total Capital Ratio*........................................                                                       12.48

---------------
 * Based on risk weighted assets
** Restated to give effect to the July 3, 1996 pooling of interests combination with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

TOMOKA BANCORP, INC.
  (pooling of interests)

     (1) To record the issuance of 377,430 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Tomoka.

                                                                           OUTSTANDING
                                                                             SHARES
                                                                           -----------
Tomoka outstanding shares................................................    405,000
Conversion ratio, determined as follows:
  $32.00/$34.3375 per share, the 20-day average market value of BancGroup
     Common Stock on September 19, 1996..................................     0.9319
                                                                             -------
BancGroup shares to be issued............................................                377,430
Par value of 377,430 shares issued at $2.50 per share....................                $   944
Shares issued at par value...............................................    $   944
Total capital stock of Tomoka............................................      3,240
                                                                             -------
  Excess recorded as an increase in contributed capital..................                  2,296
                                                                                         -------
                                                                                           3,240
To eliminate Tomoka's capital stock:
  Common stock, at par value.............................................                 (2,025)
  Contributed capital....................................................                 (1,215)
                                                                                         -------
                                                                                          (3,240)
                                                                                         -------
          Net change in equity...........................................                $     0
                                                                                         =======

OTHER PROBABLE COMBINATIONS
(2) (pooling of interests)

     To record the issuance of 3,507,240 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Jefferson, Bankshares and Fort
Brooke:

                                                                     OUTSTANDING
                                                                       SHARES
                                                                     -----------
    Jefferson outstanding shares...................................   3,811,976
    Conversion ratio, determined as follows:
      $18.90/$35.05 per share, the 10-day average market value of
         BancGroup Common Stock on September 19, 1996..............      0.5392
                                                                      ---------
    BancGroup shares to be issued..................................                2,055,531
    Bankshares outstanding shares..................................     700,836
    Conversion ratio, determined as follows:
      $27.39/$35.05 per share, the 10-day average of the market
         value of BancGroup Common Stock on September 19, 1996.....      0.7815
                                                                      ---------
    BancGroup shares to be issued..................................                  547,672
    Fort Brooke outstanding shares.................................   1,005,920
    Conversion ratio, determined as follows:
      $31.50/$35.05 per share, the 10-day average of the market
         value of BancGroup Common Stock on September 19, 1996.....      0.8987
                                                                      ---------
    BancGroup shares to be issued..................................                  904,037
                                                                                   ---------
    Total BancGroup shares to be issued............................                3,507,240
    Par value of 3,507,240 shares issued at $2.50 per share........                $   8,768
    Shares issued at par value.....................................   $   8,768
    Total capital stock of Jefferson, Bankshares and Fort Brooke...      50,512
      Excess recorded as an increase in contributed capital........                   41,744
                                                                                   ---------
                                                                                      50,512
    To eliminate Jefferson, Bankshares and Fort Brooke capital stock:
      Common stock, at par value...................................                  (12,752)
      Contributed capital..........................................                  (39,622)
      Treasury Stock...............................................                    1,862
                                                                                   ---------
                                                                                     (50,512)
                                                                                   ---------
              Net change in equity.................................                $       0
                                                                                   =========

OTHER PROBABLE COMBINATION
(2) (purchase method)

     To assign the amount by which the estimated value of BancGroup's investment in First Family is in excess of the historical carrying amount of the net assets acquired, based on the estimated fair value of such net assets and to record the investment in First Family by the issuance of 182,703 shares of BancGroup Common Stock and payment of $6,403,750 in cash for all of the outstanding 545,000 shares of First Family as follows:

    Equity in carrying value of net assets of First Family.....................  $ 9,222
    Adjustments to state assets at fair value:
      Write-up of fixed assets.................................................      900
      Write-down on securities held to maturity................................   (1,600)
      Other....................................................................     (150)
    Acquisition accruals:
      Severance pay............................................................   (1,013)
      SAIF Premium.............................................................   (1,100)
      Other legal, accounting, and professional................................     (256)
    Tax effect of purchase adjustments.........................................    1,127
    Goodwill...................................................................    6,211
                                                                                 -------
    Total adjustments..........................................................    4,119
    Adjusted equity in carrying value of net assets............................  $13,341
                                                                                 =======
    Allocated as follows:
      Par Value of 182,703 shares issued for all outstanding shares of First
         Family................................................................  $   457
      Estimated amount in excess of par value of 182,703 shares of BancGroup
         Common Stock issued for First Family outstanding shares at an assumed market value of $35.05 per share (10 day average at September 19,
         1996).................................................................    5,947
    Stock options to be assumed by BancGroup...................................      533
    Cash of $11.75 per share paid to First Family shareholders.................    6,404
                                                                                 -------
    Total purchase price.......................................................  $13,341
                                                                                 =======

     (3) To record nonrecurring charges expected to result from the proposed pooling of interests combination with Jefferson:

    Accrual of severance pay....................................................  $4,325
    Accrual of discretionary bonus..............................................     840
                                                                                  ------
              Total accrual adjustments.........................................   5,165
    Deferred tax................................................................    (779)
                                                                                  ------
    Net charge to retained earnings.............................................  $4,386
                                                                                  ======

                    CONDENSED PRO FORMA STATEMENTS OF INCOME
                                  (UNAUDITED)

     The following summaries include (i) the condensed consolidated statements of income of Colonial BancGroup, Inc. and subsidiaries on a historical basis for the six months ended June 30, 1996 and 1995 (as restated), and the years ended December 31, 1995, 1994 and 1993 (as restated), (ii) the condensed consolidated statements of income of Tomoka for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993, (iii) the condensed consolidated statements of income of Jefferson, a probable combination with BancGroup, for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994, and 1993, (iv) the combined presentation of condensed consolidated statements of income of the other probable combinations for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993, (v) adjustments to give effect to the pooling of interests method combinations with Tomoka and the proposed purchase method combination with First Family and the proposed pooling of interests method combinations with Jefferson, and the other probable combinations, and (vi) the pro forma combined condensed consolidated statements of income of BancGroup and subsidiaries as if such combination had occurred on January 1, 1993. Note that for purchase method combinations, Article 11 of Regulation S-X requires pro forma statements of income to be presented for only the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the six months ended June 30, 1996 and the year ended December 31, 1995 are included in
(iv) above for First Family.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of BancGroup and subsidiaries (as restated), incorporated by reference herein, and the statements of income of Tomoka included elsewhere herein. These pro forma statements exclude the effect of two nonrecurring charges related to Jefferson in the amount of $4.4 million net of tax. These pro forma statements exclude the effects of one immaterial purchase method combination which was complete by BancGroup on July 8, 1996. The pro forma information provided may not necessarily be indicative of future results.

                                                          SIX MONTHS ENDED JUNE 30, 1996
                  ---------------------------------------------------------------------------------------------------------------
                  CONSOLIDATED
                    COLONIAL      TOMOKA                                 JEFFERSON       OTHER                         PROFORMA
                   BANCGROUP     BANCORP,   ADJUSTMENTS/                  BANCORP,      PROBABLE    ADJUSTMENTS/       COMBINED
                  (RESTATED)**     INC.     (DEDUCTIONS)    SUBTOTAL        INC.      COMBINATIONS  (DEDUCTIONS)         TOTAL
                  ------------   --------   ------------   -----------   ----------   ------------  ------------      -----------
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest
  income......... $    166,706   $  2,594                  $   169,300   $   16,276    $   18,325   $        (2 )(1)  $   203,899
Interest
  expense........       85,386      1,014                       86,400        7,305         8,891                         102,596
                   -----------   --------     ---------    -----------   ----------    ----------   -----------       -----------
Net interest
  income before
  provision for
  loan losses....       81,320      1,580                       82,900        8,971         9,434            (2 )         101,303
Provision for
  loan
  losses.........        3,468        122                        3,590           20           206                           3,816
                   -----------   --------     ---------    -----------   ----------    ----------   -----------       -----------
Net interest
  income after
  provision for
  loan losses....       77,852      1,458                       79,310        8,951         9,228            (2 )          97,487
                   -----------   --------     ---------    -----------   ----------    ----------   -----------       -----------
Noninterest
  income.........       33,311        294                       33,605        2,441         2,037                          38,083
Noninterest
  expense........       69,203      1,062                       70,265        9,146         7,491           177 (1)        87,079
                   -----------   --------     ---------    -----------   ----------    ----------   -----------       -----------
Income before
  income taxes...       41,960        690                       42,650        2,246         3,774          (179 )          48,491
Income taxes.....       14,910        205                       15,115          722         1,287            (8 )(1)       17,116
                   -----------   --------     ---------    -----------   ----------    ----------   -----------       -----------
Net Income....... $     27,050   $    485    $        0    $    27,535   $    1,524    $    2,487   $      (171 )     $    31,375
                   ===========   ========     =========    ===========   ==========    ==========   ===========       ===========
Average primary
  shares
  outstanding....   16,418,000    422,392      (422,392)    16,843,692    3,906,120     2,301,007    (6,207,127 )      20,671,292
                                                425,692                                               3,827,600
Average
  fully-diluted
  shares
  outstanding....   16,707,000    428,938      (428,938)    17,132,813    3,906,120     2,365,780    (6,271,900 )      21,011,498
                                                425,813                                               3,878,685
Earnings per
  share:
  Net Income:
    Primary...... $       1.65   $   1.15                  $      1.63   $     0.39    $     1.08                     $      1.52
    Fully
      diluted.... $       1.63   $   1.13                  $      1.62   $     0.39    $     1.06                     $      1.51

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                                                          SIX MONTHS ENDED JUNE 30, 1995
                  ---------------------------------------------------------------------------------------------------------------
                  CONSOLIDATED
                    COLONIAL      TOMOKA                                 JEFFERSON       OTHER                         PROFORMA
                   BANCGROUP     BANCORP,   ADJUSTMENTS/                  BANCORP,      PROBABLE     ADJUSTMENTS/      COMBINED
                  (RESTATED)**     INC.     (DEDUCTIONS)    SUBTOTAL        INC.      COMBINATIONS   (DEDUCTIONS)        TOTAL
                  ------------   --------   ------------   -----------   ----------   ------------   ------------     -----------
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest
  income........  $    131,861   $  2,318                  $   134,179   $   14,735    $   11,376    $        (2 )(1) $   160,288
Interest
  expense.......        65,562        908                       66,470        6,080         4,677                          77,227
                   -----------   --------     ---------    -----------   ----------    ----------    -----------      -----------
Net interest
  income before
  provision for
  loan losses...        66,299      1,410                       67,709        8,655         6,699             (2 )         83,061
Provision for
  loan losses...         2,779         90                        2,869          150           351                           3,370
                   -----------   --------     ---------    -----------   ----------    ----------    -----------      -----------
Net interest
  income after
  provision for
  loan losses...        63,520      1,320                       64,840        8,505         6,348             (2 )         79,691
                   -----------   --------     ---------    -----------   ----------    ----------    -----------      -----------
Noninterest
  income........        25,725        231                       25,956        2,103         1,278                          29,337
Noninterest
  expense.......        56,991      1,010                       58,001        9,240         4,940            177 (1)       72,358
                   -----------   --------     ---------    -----------   ----------    ----------    -----------      -----------
Income before
  income
  taxes.........        32,254        541                       32,795        1,368         2,686           (179 )         36,670
Income taxes....        11,446        214                       11,660          423         1,023             (8 )(1)      13,098
                   -----------   --------     ---------    -----------   ----------    ----------    -----------      -----------
Net Income......  $     20,808   $    327    $        0    $    21,135   $      945    $    1,663    $      (171 )    $    23,572
                   ===========   ========     =========    ===========   ==========    ==========    ===========      ===========
Average primary
  shares
  outstanding...    14,762,000    405,000      (405,000)    15,169,612    3,785,703     1,705,725     (5,491,428 )     18,757,757
                                                407,612                                                3,588,145
Average
  fully-diluted
  shares
  outstanding...    15,517,000    405,000      (405,000)    15,929,032    3,785,703     1,705,725     (5,491,428 )     19,537,242
                                                412,032                                                3,608,210
Earnings per
  share:
  Net Income:
    Primary.....  $       1.41   $   0.81                  $      1.39   $     0.25    $     0.97                     $      1.26
    Fully
      diluted...  $       1.38   $   0.81                  $      1.36   $     0.25    $     0.97                     $      1.23

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                                                           YEAR ENDED DECEMBER 31, 1995
                  ---------------------------------------------------------------------------------------------------------------
                  CONSOLIDATED
                    COLONIAL      TOMOKA                                 JEFFERSON       OTHER                         PROFORMA
                   BANCGROUP     BANCORP,   ADJUSTMENTS/                  BANCORP,      PROBABLE     ADJUSTMENTS/      COMBINED
                  (RESTATED)**     INC.     (DEDUCTIONS)    SUBTOTAL        INC.      COMBINATIONS   (DEDUCTIONS)        TOTAL
                  ------------   --------   ------------   -----------   ----------   ------------   ------------     -----------
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest
  income........  $    287,141   $  4,852                  $   291,993   $   30,792    $   35,497    $        (3 )(1) $   358,279
Interest
  expense.......       146,981      1,908                      148,889       13,463        17,190                         179,542
                   -----------   --------     ---------    -----------   ----------    ----------    -----------      -----------
Net interest
  income before
  provision for
  loan losses...       140,160      2,944                      143,104       17,329        18,307             (3 )        178,737
Provision for
  loan losses...         7,350        130                        7,480          150         1,666                           9,296
                   -----------   --------     ---------    -----------   ----------    ----------    -----------      -----------
Net interest
  income after
  provision for
  loan losses...       132,810      2,814                      135,624       17,179        16,641             (3 )        169,441
                   -----------   --------     ---------    -----------   ----------    ----------    -----------      -----------
Noninterest
  income........        54,391        649                       55,040        4,207         3,808                          63,055
Noninterest
  expense.......       122,406      2,146                      124,552       18,705        13,733            356 (1)      157,346
                   -----------   --------     ---------    -----------   ----------    ----------    -----------      -----------
Income before
  income
  taxes.........        64,795      1,317                       66,112        2,681         6,716           (359 )         75,150
Income taxes....        23,242        500                       23,742          772         2,436            (17 )(1)      26,933
                   -----------   --------     ---------    -----------   ----------    ----------    -----------      -----------
Net Income......  $     41,553   $    817    $        0    $    42,370   $    1,909    $    4,280    $      (342 )    $    48,217
                   ===========   ========     =========    ===========   ==========    ==========    ===========      ===========
Average primary
  shares
  outstanding...    15,797,000    405,000      (405,000)    16,215,285    3,816,071     2,265,641     (6,081,712 )     20,014,375
                                                418,285                                                3,799,090
Average
  fully-diluted
  shares
  outstanding...    16,667,000    405,000      (405,000)    17,091,691    3,816,071     2,318,394     (6,134,465 )     20,957,443
                                                424,691                                                3,865,752
Earnings per
  share:
  Net Income:
    Primary.....  $       2.63   $   2.02                  $      2.61   $     0.50    $     1.89                     $      2.41
    Fully
      diluted...  $       2.56   $   2.02                  $      2.54   $     0.50    $     1.87                     $      2.35

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                                                             YEAR ENDED DECEMBER 31, 1994
                     ------------------------------------------------------------------------------------------------------------
                     CONSOLIDATED
                       COLONIAL      TOMOKA                                 JEFFERSON       OTHER                       PROFORMA
                      BANCGROUP     BANCORP,   ADJUSTMENTS/                  BANCORP,      PROBABLE     ADJUSTMENTS/    COMBINED
                     (RESTATED)**     INC.     (DEDUCTIONS)    SUBTOTAL        INC.      COMBINATIONS   (DEDUCTIONS)     TOTAL
                     ------------   --------   ------------   -----------   ----------   ------------   ------------   ----------
                                                   (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income....  $    211,903   $  3,704                  $   215,607   $   25,107    $   18,749                   $  259,463
Interest expense...        90,902      1,548                       92,450        7,433         7,462                      107,345
                      -----------   --------     ---------    -----------   ----------    ----------    -----------    ----------
Net interest income
  before provision
  for loan
  losses...........       121,001      2,156                      123,157       17,674        11,287                      152,118
Provision for loan
  losses...........         7,506         82                        7,588          330           418                        8,336
                      -----------   --------     ---------    -----------   ----------    ----------    -----------    ----------
Net interest income
  after provision
  for loan
  losses...........       113,495      2,074                      115,569       17,344        10,869                      143,782
                      -----------   --------     ---------    -----------   ----------    ----------    -----------    ----------
Noninterest
  income...........        47,752        477                       48,229        4,346         2,051                       54,626
Noninterest
  expense..........       115,677      1,898                      117,575       18,152        10,290                      146,017
                      -----------   --------     ---------    -----------   ----------    ----------    -----------    ----------
Income before
  income taxes.....        45,570        653                       46,223        3,538         2,630                       52,391
Income taxes.......        15,829        215                       16,044          521           894                       17,459
                      -----------   --------     ---------    -----------   ----------    ----------    -----------    ----------
Net Income.........  $     29,741   $    438    $        0    $    30,179   $    3,017    $    1,736    $         0    $   34,932
                      ===========   ========     =========    ===========   ==========    ==========    ===========    ==========
Average primary
  shares
  outstanding......    14,898,000    405,000      (405,000)    15,291,578    3,637,576     1,681,430     (5,319,006 )  18,874,547
                                                   393,578                                                3,582,969
Average
  fully-diluted
  shares
  outstanding......    15,665,000    405,000      (405,000)    16,058,578    3,637,576     1,681,430     (5,319,006 )  19,641,547
                                                   393,578                                                3,582,969
Earnings per share:
  Net Income:
    Primary........  $       2.00   $   1.08                  $      1.97   $     0.83    $     1.03                   $     1.85
    Fully
      diluted......  $       1.97   $   1.08                  $      1.95   $     0.83    $     1.03                   $     1.84

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                                                            YEAR ENDED DECEMBER 31, 1993
                    -------------------------------------------------------------------------------------------------------------
                    CONSOLIDATED
                      COLONIAL      TOMOKA                                 JEFFERSON       OTHER                       PROFORMA
                     BANCGROUP     BANCORP,   ADJUSTMENTS/                  BANCORP,      PROBABLE     ADJUSTMENTS/    COMBINED
                    (RESTATED)**     INC.     (DEDUCTIONS)    SUBTOTAL        INC.      COMBINATIONS   (DEDUCTIONS)      TOTAL
                    ------------   --------   ------------   -----------   ----------   ------------   ------------   -----------
                                                   (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income...  $    160,829   $  2,975                  $   163,804   $   26,462    $   17,031                   $   207,297
Interest
  expense.........        66,357      1,504                       67,861        7,382         7,269                        82,512
                     -----------   --------      --------    -----------   ----------    ----------    -----------    -----------
Net interest
  income before
  provision for
  loan losses.....        94,472      1,471                       95,943       19,080         9,762                       124,785
Provision for loan
  losses..........         8,850         62                        8,912        2,335           582                        11,829
                     -----------   --------      --------    -----------   ----------    ----------    -----------    -----------
Net interest
  income after
  provision for
  loan losses.....        85,622      1,409                       87,031       16,745         9,180                       112,956
                     -----------   --------      --------    -----------   ----------    ----------    -----------    -----------
Noninterest
  income..........        43,445        744                       44,189        5,350         2,195                        51,734
Noninterest
  expense.........        98,501      2,025                      100,526       18,750         8,650                       127,926
                     -----------   --------      --------    -----------   ----------    ----------    -----------    -----------
Income before
  income taxes....        30,566        128                       30,694        3,345         2,725                        36,764
Income taxes......         9,780         35                        9,815          528           941                        11,284
                     -----------   --------      --------    -----------   ----------    ----------    -----------    -----------
Income before
  extraordinary
  items and the
  cumulative
  change in
  accounting for
  income taxes....  $     20,786   $     93    $        0    $    20,879   $    2,817    $    1,784    $         0    $    25,480
                     -----------   --------      --------    -----------   ----------    ----------    -----------    -----------
Extraordinary
  Items, net of
  tax.............          (463)                                   (463)                                                    (463)
Cumulative effect
  of a change in
  accounting for
  income taxes....  $      3,650   $     36                  $     3,686                 $       67                   $     3,753
                     -----------   --------      --------    -----------   ----------    ----------    -----------    -----------
Net Income........  $     23,973   $    129    $        0    $    24,102   $    2,817    $    1,851    $         0    $    28,770
                     ===========   ========      ========    ===========   ==========    ==========    ===========    ===========
Average primary
  shares
  outstanding.....    12,613,000    405,000      (405,000)    12,991,326    3,816,071     1,663,590     (5,479,661 )   16,565,474
                                                  378,326                                                3,574,148
Average
  fully-diluted
  shares
  outstanding.....    13,706,000    405,000      (405,000)    14,084,326    3,497,878     1,663,590     (5,161,468 )   17,658,474
                                                  378,326                                                3,574,148
Earnings per
  share:
  Income before
    extraordinary
    items and
    cumulative
    effect of a
    change in
    accounting
    principle:
    Primary.......  $       1.65   $   0.23                  $      1.61   $      .81    $     1.07                   $      1.54
    Fully
      diluted.....  $       1.64   $   0.23                  $      1.60   $      .81    $     1.07                   $      1.54
  Net Income:
    Primary.......  $       1.90   $   0.32                  $      1.86   $      .81    $     1.11                   $      1.74
    Fully
      diluted.....  $       1.87   $   0.32                  $      1.83   $      .81    $     1.11                   $      1.72

---------------

** Restated to give effect to the July 3, 1996 pooling of interests combinations with Southern Banking Corporation and Commercial Bancorp of Georgia, Inc.

                             PRO FORMA ADJUSTMENTS
                                 (IN THOUSANDS)

     Adjustments Applicable to First Family Financial Corporation:

     (1) To amortize the assignment of estimated fair value in excess of the carrying amount of assets acquired. The amortization consists of the following:

                                                                         JUNE 30,      DECEMBER 31,
                                                                      1996 AND 1995        1995
                                                                      --------------   ------------
Increases in income:
  Amortization of other write downs (2-5 year period)...............      $   22          $   45
  Amortization of write-down on securities portfolio (5 year
     period)........................................................         160             320
Decreases in income:
  Earnings foregone on $6,403,750 cash at an average interest rate
     5.75%..........................................................        (184)           (368)
                                                                           -----           -----
          Total.....................................................          (2)             (3)
                                                                           -----           -----
Increase in expense:
  Additional depreciation due to write-up in building and premises
     (20 year period)...............................................         (22)            (45)
  Amortization of goodwill (20 year period).........................        (155)           (311)
                                                                           -----           -----
          Total.....................................................        (177)           (356)
                                                                           -----           -----
Net decrease in income before tax...................................        (179)           (359)
                                                                           -----           -----
Tax effect of the pro forma adjustments (other than goodwill
  amortization).....................................................           8              17
                                                                           -----           -----
Net decrease in income..............................................      $ (171)         $ (342)
                                                                           -----           -----

                  RECENT DEVELOPMENTS -- BANCGROUP AND TOMOKA

     BANCGROUP -- RECENT UNAUDITED RESULTS

     The following table presents certain unaudited data for BancGroup for the period ended September 30, 1996. Unaudited historical data reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to a fair presentation of such data. The unaudited financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations which would have actually occurred if the transactions had been consummated in the past or which may be obtained in the future.

                          THE COLONIAL BANCGROUP, INC.

                      SELECTED FINANCIAL DATA (UNAUDITED)

                                                                                           % CHANGE
                                                  SEPT. 30,     DEC. 31,    SEPT. 30,     SEPT. 30,
                                                     1996         1995         1995      1996 TO 1995
                                                  ----------   ----------   ----------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF CONDITION SUMMARY
Total assets....................................  $4,713,524   $4,202,194   $3,837,969        23%
Loans, net of unearned income...................   3,570,490    3,175,506    2,848,089        25%
Total earning assets............................   4,324,106    3,823,233    3,518,662        23%
Deposits........................................   3,561,923    3,204,260    2,935,768        21%
Shareholders' equity............................     329,917      289,463      260,038        27%
Book value per share............................  $    20.24   $    18.65   $    17.71        14%

                                         NINE MONTHS ENDED SEPT. 30,     THREE MONTHS ENDED SEPT. 30,
                                        ------------------------------   ----------------------------
                                                              % CHANGE                       % CHANGE
                                          1996       1995     96 TO 95    1996      1995     96 TO 95
                                        --------   --------   --------   -------   -------   --------
EARNINGS SUMMARY
Net interest income (taxable
  equivalent).........................  $126,766   $104,374      21%     $44,255   $36,716      21%
Provision for loan losses.............     6,023      4,155      45%       2,555     1,433      78%
Noninterest income....................    49,854     39,291      27%      16,614    13,640      22%
Noninterest expense (excl. SAIF
  special assessment).................   104,042     87,049      20%      34,890    30,043      16%
SAIF special assessment*..............     3,817                 --        3,817
Net income (excl. SAIF special
  assessment).........................    41,816     32,432      29%      14,766    11,665      27%
Net income............................    39,350     32,432      21%      12,300    11,665       5%
Average primary shares outstanding....    16,465     14,826               16,698    14,942
Average fully diluted shares
  outstanding.........................    16,754     15,597               16,985    15,706
Earnings per share excluding SAIF
  special assessment*:
  Primary.............................  $   2.54   $   2.19      16%     $  0.88   $  0.78      13%
  Fully diluted.......................      2.52       2.13      18%        0.88      0.76      16%
Earnings per common share:
  Primary.............................  $   2.39   $   2.19       9%     $  0.74   $  0.78      -5%
  Fully-diluted.......................      2.37       2.13      11%        0.73      0.76      -4%

                                         NINE MONTHS ENDED SEPT. 30,     THREE MONTHS ENDED SEPT. 30,
                                        ------------------------------   ----------------------------
                                                              % CHANGE                       % CHANGE
                                          1996       1995     96 TO 95    1996      1995     96 TO 95
                                        --------   --------   --------   -------   -------   --------
SELECTED RATIOS:
Return on average assets..............     1.20%      1.23%                1.21%     1.22%
Return on average assets (excl. SAIF
  assessment)*........................     1.26%      1.23%                1.27%     1.22%
Return on average equity..............    17.05%     17.90%               17.25%    18.29%
Return on average equity (excl. SAIF
  assessment)*........................    17.83%     17.90%               18.01%    18.29%
Efficiency ratio (excl. SAIF
  assessment)*........................    58.91%     60.59%               57.32%    59.66%
Equity to assets......................     7.00%      6.78%
Total capital.........................     8.04%      8.17%
Tier one leverage.....................     6.52%      6.34%

---------------

NOTE: Restated financial results above reflect the July 3, 1996 mergers of Colonial BancGroup with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation. These mergers were accounted for as poolings of interests and the financial results restated accordingly.
* Legislation approving a one-time special assessment on SAIF deposits resulted in $3,817,000 in expense before income taxes and $2,466,000 net of applicable income taxes in the third quarter.

     Net income for nine months ended September 30, 1996 was $39,350,000 compared to $32,432,000 for the previous period, a 21% increase. Earnings per share for the nine months were $2.37 on a fully diluted basis, an 11% increase over 1995. The company's return on average equity was 17.05% compared to 17.90% in 1995. Return on average assets was 1.20% compared to 1.23% in 1995.

     Net income for the third quarter of 1996 was $12,300,000 compared to $11,665,000 in 1995, a 5% increase. Earnings per share for the third quarter of 1996 were $.73 compared to $.76 for the same period in 1995, a 4% decrease.

TOMOKA UNAUDITED RESULTS OF OPERATIONS AND FINANCIAL HIGHLIGHTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

     Tomoka unaudited results for the nine months ended September 30, 1996 reported net income of $709,443 or $1.73 per share, versus $548,905 or $1.36 per share for the prior year.

     Tomoka unaudited results for the quarter ended September 30, 1996 reported net income of $224,380 or $.55 per share, versus $221,473 or $.55 per share for the prior year.

     BancGroup has advised Tomoka that BancGroup's unaudited 1996 financial results will not affect the proposed Merger.

     Set forth below are selected financial highlights for Tomoka for the periods indicated:

                                                THREE MONTHS ENDED         NINE MONTHS ENDED
                                                   SEPTEMBER 30,             SEPTEMBER 30,
                                              -----------------------   -----------------------
                                                 1996         1995         1996         1995
                                              ----------   ----------   ----------   ----------
                                                    (UNAUDITED)               (UNAUDITED)
    Total interest income...................  $1,421,540   $1,244,700   $4,015,642   $3,562,275
    Total interest expense..................     580,413      500,876    1,594,428    1,409,270
                                              ----------   ----------   ----------   ----------
    Net interest income.....................     841,127      743,824    2,421,214    2,153,005
    Provision for loan losses...............      87,000       25,000      209,000      115,000
                                              ----------   ----------   ----------   ----------
    Net interest income after provision for
      loan losses...........................     754,127      718,824    2,212,214    2,038,005
    Total other income......................     152,972      120,078      447,090      351,397
    Total other expenses....................     527,998      488,622    1,589,984    1,498,052
                                              ----------   ----------   ----------   ----------
    Income (loss) before taxes..............     379,101      350,280    1,069,320      891,350
    Income tax..............................     154,721      128,807      359,877      342,445
                                              ----------   ----------   ----------   ----------
    Net income (loss).......................  $  224,380   $  221,473   $  709,443   $  548,905
    Net income (loss) per share.............  $     0.55   $     0.55   $     1.73   $     1.36
    Average share outstanding...............     410,913      405,000      410,266      405,000

                                                                           SEPTEMBER 30,
                                                                            (UNAUDITED)
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
Total Assets......................................................  $71,539,545     $62,094,971
Deposits..........................................................   63,466,840      54,815,058
Loans receivable, net of allowances for loan losses...............   47,988,530      36,839,942
Securities........................................................   15,513,259      14,578,091
Real estate owned.................................................    1,832,775       1,915,707
Stockholders' equity..............................................    6,147,669       5,224,406
Stockholders' equity per share....................................        14.96           12.90

                  SELECTED FINANCIAL AND OPERATING INFORMATION

     The following table sets forth selected financial information on a historical (as restated) and pro forma basis for BancGroup for the year ended December 31, 1995 and as of and for the six months ended June 30, 1996, and on a historical (as restated) basis for BancGroup as of and for the five years ended December 31, 1995, 1994, 1993, 1992 and 1991.

     The pro forma information includes consolidated restated BancGroup and subsidiaries, consolidated First Family, consolidated Jefferson, consolidated Bankshares, consolidated Tomoka and Fort Brooke. The pro forma balance sheet data give effect to the combinations as if they had occurred on June 30, 1996 and the pro forma operating data give effect to the combinations as if they had occurred at the beginning of the earliest period presented.

     The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all of the financial statements included elsewhere in this Prospectus or incorporated by reference. In the opinion of BancGroup, all adjustments necessary for a fair presentation of the results of the interim periods have been included, and all adjustments are of a normal and recurring nature. The results of operations for the interim period ended June 30, 1996 are not necessary indicative of the results obtained for the full year.

SELECTED FINANCIAL DATA
COLONIAL BANCGROUP (PRO FORMA) AND COLONIAL BANCGROUP (HISTORICAL -- AS
RESTATED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 SIX MONTHS ENDED JUNE 30,
                                                       ---------------------------------------------
                                                       BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP
                                                       PRO FORMA   HISTORICAL  PRO FORMA   HISTORICAL
                                                         1996        1996        1995        1995
                                                       ---------   ---------   ---------   ---------
Statement of Income:
Interest income......................................  $203,899    $166,706    $160,288    $131,861
Interest expense.....................................   102,596      85,386      77,227      65,562
                                                       ---------   ---------   ---------   ---------
Net interest income..................................   101,303      81,320      83,061      66,299
Provision for possible loan losses...................     3,816       3,468       3,370       2,779
                                                       ---------   ---------   ---------   ---------
Net interest income after provision for possible loan
  losses.............................................    97,487      77,852      79,691      63,520
Noninterest income...................................    38,083      33,311      29,337      25,725
Noninterest expense..................................    87,079      69,203      72,358      56,991
                                                       ---------   ---------   ---------   ---------
Income before income taxes...........................    48,491      41,960      36,670      32,254
Applicable income taxes..............................    17,116      14,910      13,098      11,446
                                                       ---------   ---------   ---------   ---------
Income before extraordinary items and the cumulative
  effect of a change in accounting for income
  taxes..............................................    31,375      27,050      23,572      20,808
Extraordinary items, net of income taxes.............
Cumulative effect of change in accounting for income
  taxes..............................................
                                                       ---------   ---------   ---------   ---------
Net Income...........................................  $ 31,375    $ 27,050    $ 23,572    $ 20,808
                                                       ========    ========    ========    ========
Earnings Per Common Share
Income before extraordinary items and the cumulative
  effect of a change in accounting for income taxes:
  Primary............................................  $   1.52    $   1.65        1.26    $   1.41
  Fully-diluted......................................  $   1.51    $   1.63        1.23    $   1.38
Net Income:
  Primary............................................  $   1.52    $   1.65        1.26    $   1.41
  Fully-diluted......................................  $   1.51    $   1.63        1.23    $   1.38
Average shares outstanding:
  Primary............................................    20,671      16,418      18,758      14,762
  Fully-diluted......................................    21,011      16,707      19,537      15,517
Cash dividends per common share:(1)
  Common.............................................  $   0.54    $   0.54    $   0.45    $   .045

---------------

(1) On February 21, 1995, the Class A and Class B Common Stock were reclassified into one class of Common Stock.

                                  YEAR ENDED DECEMBER 31,                                  YEAR ENDED DECEMBER 31,
                   ------------------------------------------------------   -----------------------------------------------------
                   BANCGROUP  BANCGROUP  BANCGROUP   BANCGROUP  BANCGROUP   BANCGROUP  BANCGROUP  BANCGROUP  BANCGROUP  BANCGROUP
                   PRO FORMA  PRO FORMA  PRO FORMA   PRO FORMA  PRO FORMA   HISTORICAL HISTORICAL HISTORICAL HISTORICAL HISTORICAL
                     1995       1994       1993        1992       1991        1995       1994       1993       1992       1991
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Statement of
  Income:
Interest income... $358,279   $259,463   $207,297    $196,374   $203,889    $287,141   $211,903   $160,829   $146,486   $150,462
Interest
  expense.........  179,542    107,345     82,512      87,947    117,491     146,981     90,902     66,357     67,389     87,717
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net interest
  income..........  178,737    152,118    124,785     108,427     86,398     140,160    121,001     94,472     79,097     62,745
Provision for
  possible loan
  losses..........    9,296      8,336     11,829      14,726     12,363       7,350      7,506      8,850      8,956      7,097
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net interest
  income after
  provision for
  possible loan
  losses..........  169,441    143,782    112,956      93,701     74,035     132,810    113,495     85,622     70,141     55,648
Noninterest
  income..........   63,055     54,626     51,734      46,657     39,373      54,391     47,752     43,445     37,027     32,668
Noninterest
  expense.........  157,346    146,017    127,926     113,510     95,524     122,406    115,677     98,501     85,636     72,377
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Income before
  income taxes....   75,150     52,391     36,764      26,848     17,884      64,795     45,570     30,566     21,532     15,939
Applicable income
  taxes...........   26,933     17,459     11,284       8,047      5,238      23,242     15,829      9,780      5,742      4,197
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Income before
  extraordinary
  items and the
  cumulative
  effect of a
  change in
  accounting for
  income taxes....   48,217     34,932     25,480      18,801     12,646      41,553     29,741     20,786     15,790     11,742
Extraordinary
  items, net of
  income taxes....                           (463 )                  831                              (463 )                 831
Cumulative effect
  of change in
  accounting for
  income taxes....                          3,753         280        184                             3,650
                   ---------  ---------  ---------   ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net Income........ $ 48,217   $ 34,932   $ 28,770    $ 19,081   $ 13,661    $ 41,553   $ 29,741   $ 23,973   $ 15,790   $ 12,573
                   =========  =========  =========   =========  =========   =========  =========  =========  =========  =========
Earnings Per
  Common Share
Income before
  extraordinary
  items and the
  cumulative
  effect of a
  change in
  accounting for
  income taxes:
  Primary......... $   2.41   $   1.85   $   1.54    $   1.14   $    .90    $   2.63   $   2.00   $   1.65   $   1.44   $   1.15
  Fully-diluted... $   2.35   $   1.84   $   1.54    $   1.14   $    .90    $   2.56   $   1.97   $   1.64   $   1.44   $   1.15
Net Income:
  Primary......... $   2.41   $   1.85   $   1.74    $   1.16   $    .97    $   2.63   $   2.00   $   1.90   $   1.44   $   1.23
  Fully-diluted... $   2.35   $   1.84   $   1.72    $   1.16   $    .97    $   2.56   $   1.97   $   1.87   $   1.44   $   1.23
Average shares
  outstanding:
  Primary.........   20,014     18,875     16,565      16,498     14,104      15,797     14,898     12,613     10,996     10,219
  Fully-diluted...   20,957     19,642     17,658      17,264     15,446      16,667     15,665     13.706     12,307     11,561
Cash dividends per
  common share:(1)
  Common.......... $  0.675                                                 $  0.675
  Class A......... $  0.225   $   0.80   $   0.71    $   0.67   $   0.63    $  0.225   $   0.80   $   0.71   $   0.67   $   0.63
  Class B......... $  0.125   $   0.40   $   0.31    $   0.27   $   0.23    $  0.125   $   0.40   $   0.31   $   0.27   $   0.23

---------------

(1) On February 21, 1995, the Class A and Class B Common Stock were reclassified into one class of Common Stock.

                                                     JUNE 30,                                DECEMBER 31,
                                              ----------------------  -----------------------------------------------------------
                                              BANCGROUP   BANCGROUP   BANCGROUP    BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP
                                              PRO FORMA   HISTORICAL  HISTORICAL   HISTORICAL  HISTORICAL  HISTORICAL  HISTORICAL
                                                 1996        1996        1995         1994        1993        1992        1991
                                              ----------  ----------  ----------   ----------  ----------  ----------  ----------
Statement of Condition
At period end:
  Total assets............................... $5,503,161  $4,508,026  $4,202,195   $3,219,082  $3,104,410  $2,027,455  $1,861,980
  Loans, net of unearned income..............  4,105,335   3,442,323   3,175,560    2,352,870   1,963,052   1,330,928   1,200,443
  Mortgage loans held for sale...............    175,085     165,925     110,486       60,726     361,496     144,215     105,219
  Deposits...................................  4,257,225   3,373,641   3,204,198    2,504,461   2,444,418   1,697,648   1,601,973
  Long-term debt.............................     35,704      34,279      29,142       69,203      57,397      22,979      27,225
  Shareholders' equity.......................    389,124     317,612     289,464      224,018     198,389     123,952     111,437
Average daily balances:
  Total assets............................... $5,413,500  $4,425,465  $3,659,140   $3,074,619  $2,379,628  $1,978,313  $1,779,767
  Interest-earning assets....................  4,956,982   4,038,424   3,333,887    2,768,705   2,100,674   1,730,373   1,583,046
  Loans, net of unearned income..............  3,986,157   3,340,474   2,708,633    2,138,371   1,494,053   1,273,486   1,187,081
  Mortgage loans held for sale...............    175,660     175,660      97,511      131,121     241,683     118,510      65,373
  Deposits...................................  3,490,161   2,717,879   2,828,864    2,471,657   1,876,026   1,665,417   1,531,672
  Shareholders' equity.......................    388,839     312,630     250,826      214,543     144,216     117,822     103,330
Book value per share at period end........... $    19.21  $    19.62  $    18.65   $    15.62  $    14.40  $    11.04  $    11.08
Tangible book value per share at period
  end........................................ $    17.92  $    17.86  $    16.82   $    14.33  $    13.21  $    10.45  $    10.39
Selected Ratios
  Income before extraordinary items and the
    cumulative effect of a change in
    accounting for income taxes to:
    Average assets...........................       0.58        0.61        1.14         0.97        0.87        0.80        0.66
    Average shareholders' equity.............       8.07        8.65       16.57        13.86       14.41       13.40       11.36
  Net Income to:
    Average assets...........................       0.58        0.61        1.14         0.97        1.01        0.80        0.71
    Average shareholders' equity.............       8.07        8.65       16.57        13.86       16.62       13.40       12.17
Efficiency ratio.............................      62.47       60.37       62.11        67.65       70.40       72.41       74.11
Dividend payout ratio........................      27.49       27.28       25.32        24.99       20.22       26.44       30.71
Average equity to average total assets.......       7.18        7.06        6.85         6.98        6.06        5.96        5.81
Allowance for possible loan losses to total
  loans (net of unearned income).............       1.23        1.26        1.31         1.57        1.58        1.55        1.44

                              TOMOKA BANCORP, INC.

                            SELECTED FINANCIAL DATA

                                                                              DECEMBER 31,
                                                             -----------------------------------------------
                                                              1995      1994      1993      1992      1991
                                                             -------   -------   -------   -------   -------
FINANCIAL CONDITION DATA
Total Amount of:
  Assets...................................................  $62,658   $56,976   $52,282   $47,900   $39,858
  Investments..............................................   14,509    15,522    21,877    22,232    21,365
  Loans Receivable, net....................................   37,574    33,587    24,050    18,818     9,956
  Deposits.................................................   54,493    48,715    47,556    43,510    35,777
  Stockholder's Equity.....................................    5,526     4,610     4,301     4,172     3,875
Number of full service customer facilities.................        4         3         3         2         2
OPERATING DATA
Interest income............................................  $ 4,852   $ 3,704   $ 2,975   $ 2,887   $ 1,645
Interest expense...........................................    1,908     1,548     1,504     1,664       980
Net interest income before loan loss provision.............    2,944     2,156     1,471     1,223       665
Provision for loan losses..................................      130        82        62       100        70
Net interest after loan loss provision.....................    2,814     2,074     1,409     1,123       595
Other income...............................................      649       477       744       455        89
Other expense..............................................    2,146     1,898     2,025     1,170       724
Income tax expense.........................................      500       215        35       110        --
Cumulative effect of change in accounting principle........       --        --        36        --        --
Net Income.................................................  $   817   $   438   $   129   $   298   $   (40)
SELECTED STATISTICAL DATA
Return on assets...........................................     1.36%     0.80%     0.25%     0.68%    (0.15)%
Equity to assets ratio (period end)........................     8.82%     8.09%     8.23%     8.71%     9.72%
Earnings per share.........................................  $  2.02   $  1.08   $  0.32   $  0.74   $ (0.10)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
          FOR THE FISCAL YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

RESULTS OF OPERATIONS

     Tomoka's consolidated net income for 1995 was $817,000, or 86% more than $438,000 in 1994, and 533% more than the $129,000 earned in 1993. Net income per common share was $2.02 in 1995, $1.08 in 1994 and $0.32 in 1993. The year to year increases in net income were primarily the result of growth in Tomoka's earning assets and increases in the company's net interest yield.

     Tomoka's performance in 1995 resulted in a return on average stockholders' equity of 16.12%, compared to 9.83% in 1994, and 3.04% in 1993. The return on average assets was 1.36% in 1995, compared to 0.80% in 1994, and 0.25% in 1993. Tomoka's financial performance has improved significantly in recent years due to planned growth and target marketing. Tomoka's profitability has increased because it has minimized additions to staff, while maintaining a superior level of service.

     Over the last two years, the total assets and liabilities of Tomoka have grown significantly. Average assets grew from $55 million in 1994 to $60 million in 1995, and average liabilities have increased from $50 million to $55 million. These increases were the result of the opening of a new banking office as well as growth in existing offices. This successful expansion has enabled Tomoka to target additional markets and customers through increased lending limits and new deposit products.

     The following ratios reflect Tomoka's operating results for 1995, 1994 and 1993.

                                                                             DECEMBER 31,
                                                                        -----------------------
                                                                        1995      1994     1993
                                                                        -----     ----     ----
Return on Assets......................................................   1.36%    0.80%    0.25%
Return on Equity......................................................  16.12%    9.83%    3.04%
Equity to Assets......................................................   8.82%    8.09%    8.23%

NET INTEREST INCOME

     Net interest income is defined as the total of interest income on earning assets less interest expense on deposits and other interest-bearing liabilities. Earning assets, which consist of loans, investment securities, and federal funds sold, are financed by a large base of interest-bearing funds in the form of money market, NOW, savings and time deposits. Earning assets are also funded by the net amount of non-interest related funds, which consist of non-interest bearing demand deposits, the allowance for loan losses and stockholders' equity, reduced by non-interest bearing assets such as cash and due from banks, and premises and equipment.

     The following table sets forth Tomoka's average balance sheets and related interest, yield and rate information for the three last fiscal years.

                             AVERAGE BALANCE SHEETS

                                         1995                           1994                           1993
                              ---------------------------    ---------------------------    ---------------------------
                              AVERAGE              YIELD/    AVERAGE              YIELD/    AVERAGE              YIELD/
                              BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE
                              -------   --------   ------    -------   --------   ------    -------   --------   ------
                                                               (AMOUNTS IN THOUSANDS)
                                                        ASSETS
Earning Assets:
  Loans, net of unearned
    income..................  $35,941    $ 3,794    10.56%   $30,418    $ 2,697     8.87%   $22,119    $ 1,725     7.80%
  Securities................   15,248        843     5.53%    18,537        922     4.97%    21,667      1,175     5.42%
  Federal funds sold........    3,693        215     5.82%     1,960         85     4.34%     2,561         75     2.93%
         Total earning
           assets...........   54,882      4,852     8.84%    50,915      3,704     7.27%    46,347      2,975     6.42%
Non-interest earning assets:
  Cash and due from banks...    2,998         --       --      1,941         --       --      2,278         --       --
  Premises and equipment....    1,922         --       --      1,923         --       --      1,885         --       --
  Other Real Estate Owned...       --         --       --         --         --       --         --         --       --
  Other assets..............      937         --       --        744         --       --        820         --       --
  Allowance for loan
    losses..................     (366)        --       --       (290)        --       --       (235)        --       --
         Total non-interest
           earning assets...    5,491         --       --      4,318         --       --      4,748         --       --
         Total assets.......  $60,373         --       --    $55,233         --       --    $51,095         --       --
                              =======                        =======                        =======
                                          LIABILITIES AND STOCKHOLDERS EQUITY
Interest bearing
  liabilities:
  Savings accounts..........  $ 4,153    $    83     2.00%   $ 4,478    $    94     2.10%   $ 4,271    $    90     2.11%
  Money market/NOW acct.....   12,033        256     2.13%    12,601        282     2.24%    10,283        224     2.18%
  Time Deposits.............   28,384      1,494     5.26%    26,173      1,128     4.31%    27,202      1,187     4.36%
  Repurchase agreements.....    1,756         75     4.27%     1,027         40     3.89%        --         --       --
  Other borrowings..........       --         --       --         29          4    13.79%        29          3    10.34%
         Total interest
           bearing
           liabilities......   46,326      1,908     4.12%    44,308      1,548     3.49%    41,785      1,504     3.60%
Non-interest bearing
  liabilities:
  Demand deposits...........    8,452         --       --      6,221         --       --      4,634         --       --
  Other liabilities.........      609         --       --        295         --       --        320         --       --
         Total non-interest
           bearing
           liabilities......    9,061         --       --      6,516         --       --      4,954         --       --
         Total
           liabilities......   55,387         --       --     50,824         --       --     46,739         --       --
Stockholders' Equity........    4,986         --       --      4,409         --       --      4,356         --       --
         Total Liabilities
           and Stockholders;
           Equity...........  $60,373         --       --    $55,233         --       --    $51,095         --       --
                              =======                        =======                        =======
Net Interest Inc/Spread.....       --    $ 2,944     4.72%        --    $ 2,156     3.78%        --    $ 1,471     2.82%
Net Interest Margin.........       --         --     5.36%        --         --     4.23%        --         --     3.17%

---------------

Notes:
-- The amounts set forth as average balances are based on daily averages for each fiscal year.
-- Loan fees, which are included in interest income and in the calculation of average yields, were $143,000, $101,000 and $73,000 in 1995, 1994 and 1993, respectively.
-- Tax exempt income is not calculated on a tax equivalent basis.
-- Non-accruing loans are included in average loans.

     Net interest income is primarily affected by changes in the amounts and types of earning assets, interest-bearing funds and net non-interest related funds, as well as their respective sensitivity to interest rate movements. The following table reflects these factors:

                         CHANGES IN NET INTEREST INCOME

                                             1995 VS 1994            1994 VS 1993             1993 VS 1992
                                            CHANGE DUE TO:          CHANGE DUE TO:           CHANGE DUE TO:
                                        ----------------------   ---------------------   ----------------------
                                        VOLUME   RATE   TOTAL    VOLUME   RATE   TOTAL   VOLUME   RATE    TOTAL
                                        ------   ----   ------   ------   ----   -----   ------   -----   -----
                                                            (AMOUNTS IN THOUSANDS)
Increase (Decrease) in Interest
  Income:
  Loans...............................  $ 583    $514   $1,097   $ 735    $237   $ 972    $509    $ (96)  $ 413
  Securities..........................   (183 )   104      (79)   (155 )   (98)   (253)     (5)    (249)   (254)
Federal funds sold....................    101      29      130     (26 )    36      10     (42)     (30)    (72)
         Total Interest Inc...........    501     647    1,148     554     175     729     462     (375)     87
Increase (Decrease) in Interest
  Expense:
  Savings accounts....................     (7 )    (4)     (11)      4      --       4      22      (25)     (3)
  Money mkt/NOW acct..................    (12 )   (14)     (26)     52       6      58      48      (52)     (4)
  Time Deposits.......................    117     249      366     (45 )   (14)    (59)     58     (214)   (156)
  Repurchase agreements...............     31       4       35      40      --      40      --       --      --
  Other borrowings....................     (4 )    --       (4)     --       1       1       3       --       3
         Total Int. Expense...........    125     235      360      51      (7)     44     131     (291)   (169)
Increase (Decrease) in Net Interest
  Income..............................  $ 376     412      788     503     182     685     331      (84)    247
                                        -----    ----   ------   -----    ----   -----    ----    -----   -----

---------------

Notes:
-- To calculate volume change, multiply the change in volume from current year to prior year times the prior year's rate.
-- To calculate rate change, multiply the change in rate from current year to prior year times the prior year's dollar volume.
-- Changes which are not due only to volume changes or rate changes are included in the changes due to volume column.

     Net interest income for 1995 was $2,944 thousand, up 36.55% from $2,156,000 in 1994, up 100.14% from $1,470,000 in 1993, and up 140.72% from $1,223,000 in
1992. The growth in net interest income in 1995 was attributable to an increase in earning asset volumes, which grew by 7.79% from 1994. This increase was achieved by attracting a large volume of non-interest bearing demand deposits, while at the same time increasing the loan portfolio. Average loans (which are Tomoka State Bank's highest yielding earning assets) grew 18.16% in 1995, while investment securities decreased 17.74%. Tomoka was able to maintain loan growth by its ability to target an expanded customer base due to increased lending limits and an additional location. Also contributing to the increase in net interest income was a 1.57% increase in the yield on earning assets from 1994 to 1995. An increase of 0.63% from 1994 to 1995 in the average rate on interest bearing liabilities effected a partial offset to the increase in net interest income realized in 1995. The increase in the size of Tomoka significantly affected its liabilities. Average interest bearing liabilities grew $2,018,000 or 4.55% in 1995, and average demand deposits climbed $2,231,000 or 35.86%.

NON-INTEREST INCOME

     Non-interest income totalled $649 thousand in 1995, compared with $477,000 in 1994, and $744,000 in 1993. Customer service charges totalled $393 thousand in 1995, up 24.75% from $315,000 in 1994, and up 14.67% from $343,000 in 1993.
The customer service fees component of non-interest income has increased primarily as a result of the company's deposit growth. In 1993, Tomoka earned $330,000 in net gains on sales of mortgage loans, reflecting the unusually strong volume of mortgage refinancings which prevailed in that time period. Net gains on sales of mortgage loans contributed $126,000 to non-interest income in 1995, and $174,000 in 1994.

INVESTMENT SECURITIES GAINS

     At December 31, 1995, Tomoka held investment securities with a market value of $14,515,000 which was $22,000 more than the book value of the portfolio. This difference consisted of $59,000 of gross unrealized gains offset by $37,000 of gross unrealized losses. Before the adoption of SFAS 115 in 1994, Tomoka would occasionally sell a portion of its investment securities prior to maturity, and that practice continues subsequent to the adoption of SFAS 115 only for securities classified as available for sale. This activity resulted in a net securities loss of $40,000 in 1995, compared to net securities gains of $5,000 and $97,000 in 1994 and 1993, respectively.

PROVISION FOR LOAN LOSSES

     The provision for loan losses totalled $130 thousand in 1995, up from $82,000 in 1994 and $62,000 in 1993. See "Allowance and Provision for Loan Losses."

NON-INTEREST EXPENSES

     Non-interest expenses for 1995 totalled $2,146,000 which was up 13.04% from $1,899,000 in 1994, and up 5.99% from $2,025,000 in 1993. The increase was primarily due to higher operating expenses associated with additional locations. Non-interest expenses are discussed below in more detail.

     PERSONNEL. Personnel expense (which includes salaries and benefits) represented 47.90% of total non-interest expenses in 1995, 45.43% in 1994, and 40.92% in 1993. Personnel expenses increased 19.18% to $1,028,000 in 1995, from $863,000 in 1994, and up 24.08% from $829,000 in 1993. These increases were the result of salary increases, benefit costs, increased number of employees due to growth, and upgrading of personnel. Staff on a full-time equivalent basis averaged 33 in 1995 compared to 32 in 1994, and 29 in 1993.

     OCCUPANCY EXPENSE. Net occupancy expense, which includes the costs of premises and equipment, in 1995 totalled $301 thousand, up 7.73% from $279,000 in 1994 and up 21.02% from $249,000 in 1993. The principal reason for the increase was the acquisition of new banking offices in July, 1993 and February, 1995.

     OTHER NON-INTEREST EXPENSES. Other non-interest expenses for 1995 totalled $778 thousand, up 2.76% from $757,000 in 1994, and down 17.95% from $948,000 in
1993. Increases in other non-interest expenses were primarily effected by increased FDIC insurance premiums due to the increased deposit base, and increased data processing and support area costs directly related to growth. In 1993 Tomoka realized an actual loss of $280 thousand, included in other non-interest expenses, as the result of liability arising from the company's processing of certain sight draft items. Pursuant to the same legal action, Tomoka received a settlement benefit of $150 thousand from its bonding company in 1995. That amount is included in other non-interest income in the statement of operations for the year ended December 31, 1995.

PROVISION FOR INCOME TAXES

     The income tax provision totalled $500,000 in 1995 compared with $215,000 in 1994, and $35,000 in 1993. See Note 6 to the Consolidated Financial Statements for Tomoka for more information regarding the income tax provision.

CAPITAL EXPENDITURES

     Tomoka's capital expenditures are reviewed by its Board of Directors. Tomoka makes capital expenditures in order to improve its ability to provide quality services to its customers. Capital expenditures equaled $110,000 in 1995, $27,000 in 1994, and $539,000 in 1993. These expenditures were principally related to building, improvements and equipment purchased for new and existing branch sites and changes in equipment due to technological advances.

ASSET QUALITY AND CREDIT RISK

     INVESTMENT SECURITIES. Tomoka maintains a high quality investment portfolio including U.S. Treasury securities, securities of other U.S. government entities, state and municipal securities, and other securities. Securities issued by the U.S. Treasury, other U.S. government entities and states constitute approximately 86.67% of Tomoka's investment portfolio. Tomoka management believes that the securities have very little risk of default. At December 31, 1995, all of the securities held in Tomoka's investment portfolio were rated "A" or better. Approximately 16.67% of these securities were classified "held to maturity," and 83.33% were classified "available for sale." A rating of "A" or better means that the bonds are of "upper medium grade, with strong ability to repay, possibly with some susceptibility to adverse economic conditions or changing circumstances." Ratings are assigned by independent rating agencies and are subject to the accuracy of reported information concerning the issuers and the subjective judgment and analysis of the rating agencies. They are not a guarantee of collectibility. Approximately 15.71% of these securities mature in one year or less, and 47.50% in five years or less. As such, the risk of significant fluctuations in value due to changes in the general level of interest rates is limited.

     The following table sets forth information regarding the composition of the investment portfolio for the last three years (amounts in thousands).

INVESTMENT PORTFOLIO

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                     1995      1994      1993
                                                                    -------   -------   -------
U.S. Treasury Securities..........................................  $   505   $   499       498
Securities of other U.S. Government agencies and corporations.....   12,070    15,224    20,581
Obligations of states and political subdivisions..................    1,934       799       798
Other securities..................................................       --        --        --
          Total investments.......................................  $14,509   $16,522    21,877
                                                                    =======   =======   =======

     During the last two years, Tomoka's investment portfolio decreased by 33.68% due to significant increases in the company's loan portfolio which surpassed the growth of deposits. During this period, Tomoka adjusted the mix of its investment securities to increase the proportion of tax-exempt municipals and decrease the proportion invested in U.S. Government agencies. U.S. Government agencies represented 94.08% in 1993, 92.14% in 1994, and 83.19% in 1995, while municipals represented 3.65% in 1993, 4.84% in 1994, and 13.33% in 1995.

     LOANS. Tomoka maintains a high quality portfolio of real estate, commercial and consumer loans. All loans over individual lending limits are reviewed and approved by Tomoka's loan committee, which ensures that loans comply with applicable credit standards. In most cases, Tomoka requires collateral from the borrower. The type and amount of collateral varies but may include residential or commercial real estate, deposits held by financial institutions, U.S. Treasury securities, other marketable securities and personal property. Collateral values are monitored to ensure that they are maintained at proper levels.

     As of December 31, 1995 approximately 65% of all Tomoka's loans were real estate loans secured by real estate in Central Florida. This level of concentration could present a potential credit risk to Tomoka because the ultimate collectibility of these loans is susceptible to adverse changes in real estate market conditions in this market. Tomoka has addressed this risk by limiting most loans to a maximum of 75% of the appraised value of the underlying real estate and maximum amortization schedules of 15 years with balloons not exceeding five years.

     The following table divides Tomoka's loan portfolio into four categories. Most of the loans are short-term and may be renewed or rolled over at maturity. At that time, Tomoka undertakes a complete review of the borrower's creditworthiness and the value of any collateral. If these items are satisfactory, Tomoka will generally renew the loan at prevailing interest rates.

                                                                           DECEMBER 31,
                                                                    ---------------------------
                          TYPES OF LOANS                             1995      1994      1993
------------------------------------------------------------------  -------   -------   -------
                                                                      (AMOUNTS IN THOUSANDS)
Commercial, financial and agricultural............................  $10,916   $ 9,215     9,449
Real estate.......................................................   24,804    21,636    13,555
Installment loans to individuals..................................    2,240     3,064     1,292
Overdrafts........................................................        4         5        12
          Total loans.............................................  $37,964   $33,920   $24,308
                                                                    =======   =======   =======

     The following table sets forth information regarding the maturities and repricing of Tomoka's loans. For purposes of the table, demand loans are shown as being payable in one year or less. The entire amount of a balloon loan is treated as maturing in the year that the balloon payment is due. Variable rate loans are shown based on earliest repricing opportunity.

                     MATURITIES OF LOANS BASED ON REPRICING

                                                                       DECEMBER 31, 1995
                                                          --------------------------------------------
                                                          ONE YEAR   OVER ONE TO   OVER FIVE
                                                          OR LESS    FIVE YEARS      YEARS      TOTAL
                                                          --------   -----------   ---------   -------
                                                                         (IN THOUSANDS)
Total Loans:
Fixed...................................................  $ 1,540      $ 6,446       $ 990     $ 8,976
Variable................................................   28,988           --          --      28,988

     Tomoka's loans are segmented by fixed and variable interest rates. At December 31, 1995, the amount of such loans with a maturity or repricing of more than one year which had fixed interest terms was $7,436 and the amount which had variable interest terms was $0.

     COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS. Tomoka makes commercial, financial and agricultural loans to businesses located in Central Florida. Loans to businesses are generally secured by corporate assets, marketable securities or other liquid financial instruments. The credit risk associated with business lending is influenced by general economic conditions, deterioration in a borrower's capital position resulting in increasing debt to equity ratios, deterioration in a borrower's cash position resulting in a liquidity problem, and decreasing revenues due to inefficient operations of the borrower. These loans totalled approximately $10,953 at December 31, 1995, and $8,565 at December 31, 1994. Legally binding commitments to extend credit and letters of credit for commercial, financial and agricultural borrowers totalled $3.4 million on December 31, 1995.

     REAL ESTATE LOANS. Tomoka makes real estate loans from time to time for real estate projects located in Central Florida. Tomoka generally requires security in the form of a mortgage on the underlying real property and the improvements constructed thereon and personal guarantees. It attempts to limit its credit exposure to 75% of the appraised value of the underlying real property. On December 31, 1995, real estate loans totaled $24.8 million. Risks associated with real estate loans include variations from vacancy projections, delays in construction, environmental factors, reliability of subcontractors and timing and reliability of inspections, and cost overruns.

     Tomoka makes real estate loans secured by commercial real estate, including loans to acquire or refinance office buildings, warehouses and apartments. At December 31, 1994, these loans totalled $14.8 million, or 43.7% of total loans. Almost all of these loans are secured by real property located in Volusia County, Florida. These loans generally require a loan-to-collateral value of not more than 75%. At December 31, 1995, Tomoka had legally binding commitments to extend credit or standby letters of credit involving commercial real estate borrowers totalling approximately $1.2 million. At December 31, 1994, Tomoka had approximately $0.5 million in such commitments.

     Residential real estate loans totalled $5.7 million, or 15% of total loans at December 31, 1995, compared with $4.9 million, or 14% at December 31, 1994. Residential real estate loans are predominantly adjustable rate home mortgages which generally require a loan-to-collateral value of not more than 80% and variable rate home equity credit lines which generally limit the loan-to-collateral value to not more than 80%. Almost all of the residential real estate loans are secured by homes in Volusia County, Florida. Legally binding commitments to extend credit secured by residential mortgages totalled $1.1 million as of December 31, 1995 and $0.6 million as of December 31, 1994.

     INSTALLMENT LOANS. Tomoka offers consumer loans and personal and secured loans. The security for these loans ordinarily consists of automobiles, consumer goods, marketable securities, certificates of deposit and similar items. These loans totalled approximately $2.2 million, or 6% of total loans, on December 31, 1995, compared with $3.1 million, or 9% of total loans, on December 31, 1994. Risks associated with installment loans include loss of employment of borrowers, declines in the financial condition of borrowers resulting in delinquencies, and rapid depreciation of loan collateral.

NON-PERFORMING ASSETS AND PAST DUE LOANS

     Non-performing assets consist of non-accrual loans and residential and commercial properties acquired in partial or total satisfaction of problem loans, which are known as "other real estate owned" or "OREO." Past due loans are loans that are delinquent 30 days or more which are still accruing interest.

     Maintaining a low level of non-performing assets is important to the ongoing success of any financial institution. Tomoka's credit review and approval process is critical to Tomoka's ability to minimize non-performing assets on a long term basis. In addition to the negative impact on interest income, non-performing assets also increase operating costs due to the expense of collection efforts. It is Tomoka's policy to place all loans which are past due 90 days or more on non-accrual status, subject to exceptions made on a case by case basis.

     The following table presents Tomoka's non-performing assets and past due loans for 1995, 1994 and 1993:

                NON-PERFORMING ASSETS AND 90 DAY PAST DUE LOANS

                                                                            DECEMBER 31,
                                                                        ---------------------
                                                                        1995(1)   1994   1993
                                                                        -------   ----   ----
                                                                           (IN THOUSANDS)
    Non-Accrual Loans.................................................    $81     $ 0    $ 0
    OREO and in substance foreclosed loans, net.......................      0       0      0
    Total Non Performing Assets.......................................    $81     $ 0    $ 0
                                                                          ---     ---    ---
    Accruing Loans Past Due 90 Days...................................    $63     $ 0    $ 0
                                                                          ---     ---    ---

---------------

(1) For 1995, gross interest income of $2,000 would have been recorded if the non-accrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination.

     Of the total portfolio of $38.0 million at December 31, 1995, $81,000 or 0.2%, was non-performing, an increase of $81,000 from year end 1994. This total represented two loans, both backed by U.S. Small Business Administration guarantees. The total of subsequent actual charge-offs of these loans was significantly less than $81,000, due to the SBA guarantees. Both of the non-performing loans at December 31, 1995 were classified as commercial loans.

     Tomoka had no assets classified in other real estate owned at December 31, 1995.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

     Tomoka evaluates the adequacy of its allowance for loan losses as part of its ongoing credit review and approval process. The review process is intended to identify, as early as possible, customers who may be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by Tomoka's credit administrator, who recommends to the directors' loan committee the portion of any credit that needs a specific reserve allocation or should be charged off. Other factors considered by the loan committee in evaluating the adequacy of the allowance include overall loan volume, historical net loan loss experience, the level and composition of non-accrual and past due loans, local economic conditions, and the value of any collateral. From time to time, specific amounts of the reserve are designated for certain loans in connection with an independent loan review consultant's analysis of the adequacy of the allowance for loan losses.

     While a portion of this allowance is typically intended to cover specific loan losses, it is considered a general reserve which is available for all credit-related purposes. The allowance is not a precise amount, but is derived based upon the above factors and represents management's best estimate of the amount necessary to adequately cover probable losses from current credit exposures. The provision for loan losses is a charge against current earnings and is determined by management as the amount needed to maintain an adequate allowance.

     The overall credit quality of the loan portfolio has been satisfactory in recent years as evidenced by Tomoka's relatively low level of non-performing loans and net charge-offs. Management relied on these factors as well as its assessment of the financial condition of specific clients facing financial difficulties and the expansion of Tomoka's loan portfolio in deciding to increase the allowance for loan losses to $386,000 at December 31, 1995, from $327,000 at December 31, 1994.

     The following table summarizes the allowance for loan losses for 1995, 1994 and 1993:

ALLOWANCE FOR LOAN LOSSES

                                                                         DECEMBER 31,
                                                                    ----------------------
                                                                    1995     1994     1993
                                                                    ----     ----     ----
                                                                        (IN THOUSANDS)
    Balance at beginning of period................................  $328     $246     $207
    Charge-offs:
      Commercial, fin. and agricultural...........................    12       --       --
      Real estate -- nonfarm, nonresidential......................    51       --       --
      Real estate -- residential..................................    --       --       --
      Installment loans...........................................    10       --       23
              Total charge-offs...................................    73       --       23
    Recoveries:
      Commercial, financial and agricultural......................     1       --       --
      Real estate -- construction.................................     0       --       --
      Real estate -- nonfarm, nonresidential......................     0       --       --
      Real estate -- residential..................................     0       --       --
      Installment loans to individuals............................     0       --       --
              Total recoveries....................................     1       --       --
              Net charge-offs.....................................    72       --       23
    Provision charged to operations...............................   130       82       62
    Balance at end of period......................................  $386     $328     $246
                                                                    ----     ----     ----
    Ratio of net charge-offs during period to average loans
      outstanding during period...................................  0.18%    0.00%    0.09%

     In 1995, less than 0.18% of the entire loan portfolio was charged off, with net charge-offs being a modest $72,000. In 1994, the net charge-offs were 0% of the entire portfolio. Tomoka's allowance for loan losses increased to $386,000 in 1995, which was approximately 1% of total loans ($38.0 million). Since 1994, Tomoka has maintained the allowance for loan losses at approximately 1% of outstanding loans. This level has been more than sufficient to absorb loan charge-offs during this period.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                             DECEMBER 31, 1995     DECEMBER 31, 1994     DECEMBER 31, 1993
                                            -------------------   -------------------   -------------------
                                                     PERCENT OF            PERCENT OF            PERCENT OF
                                                     ALLOWANCE             ALLOWANCE             ALLOWANCE
                                                      IN EACH               IN EACH               IN EACH
                                                      CATEGORY              CATEGORY              CATEGORY
                                                      TO TOTAL              TO TOTAL              TO TOTAL
                                            AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT     LOANS
                                            ------   ----------   ------   ----------   ------   ----------
                                                                 (AMOUNT IN THOUSANDS)
Commercial, financial, agricultural.......   $ 12       0.03%        --         --         --         --
Real Estate...............................     51       0.13%        --         --         --         --
Mortgage..................................     --         --         --         --         --         --
Installment loans.........................     10       0.03%        --         --         23       0.09%
Unallocated general reserves..............    313       0.82%       328       0.97%       223       0.92%
          Total allowance for loan
            losses........................   $386       1.01%      $328       0.97%      $246       1.01%

FINANCIAL CONDITION

     Tomoka's goal is to maintain a high quality and liquid balance sheet. Tomoka seeks to achieve this objective through increases in collateralized loans, a strong portfolio of commercial loans secured by real estate, and a stable portfolio of investment securities of high quality.

     INVESTMENT SECURITIES. In 1995, investment securities averaged $15 million or 27.78% of total earning assets. Tomoka's management strategy for its investment account is to maintain a very high quality portfolio with generally intermediate maturities. To maximize after tax income, investments in municipal securities are utilized, but with somewhat longer maturities. The investment portfolio decreased 12.19% from $16.5 million in 1994 to $14.5 million at December 31, 1995. The decrease was largely due to planned growth of loans, accommodated by greater and more routine investment in overnight federal funds sold. The following table sets forth information regarding the investment portfolio at December 31, 1995.

         REMAINING MATURITY AND AVERAGE YIELD OF INVESTMENT SECURITIES
                              (DECEMBER 31, 1995)

                                          ONE YEAR OR       ONE TO FIVE       FIVE TO TEN
                                              LESS             YEARS             YEARS         OVER TEN YEARS
                                         --------------    --------------    --------------    --------------
                                          BOOK    YIELD     BOOK    YIELD     BOOK    YIELD     BOOK    YIELD     TOTAL    YIELD
                                         ------   -----    ------   -----    ------   -----    ------   -----    -------   -----
                                                                        ($ AMOUNTS IN THOUSANDS)
U.S. Treasury Securities...............  $  505   5.58 %   $   --     -- %   $   --     -- %   $   --     -- %   $   505   5.58 %
Securities of other U.S. Governmental
  agencies and corporations............   1,773   4.75 %    5,794   6.35 %      702   7.25 %    3,801   6.34 %    12,070   6.16 %
Obligations of states and political
  subdivisions.........................      --     --        600   4.71 %      821   4.76 %      513   4.51 %     1,934   4.68 %
Other securities.......................      --     --         --     --         --     --         --     --          --     --
        Total..........................  $2,278   4.93 %   $6,394   6.20 %   $1,523   5.91 %   $4,314   6.12 %   $14,509   5.94 %
                                         ------            ------            ------            ------            -------

---------------

Note: Yields on tax exempt bonds have not been computed on an equivalent basis.

     LOANS. Loans averaged $36 million in 1995, an increase of 18.16% from the prior year. The increase in the loan portfolio reflects an expanded customer base, favorable economic conditions and increased business development. See "Asset Quality and Credit Risk -- Loans," above.

     INTEREST-BEARING LIABILITIES. Total interest-bearing liabilities averaged $46 million in 1995, up from $44 million in 1994. Average money market and NOW deposits decreased $568 thousand or 4.51% to $12 million. The increase in time deposits of $2.2 million or 8.45% was due to increased market penetration through the opening of a new banking office and due to attractively priced deposit products.

     The following table sets forth information regarding Tomoka's average deposits for the last three years.

                                AVERAGE DEPOSITS

                                                     1995               1994               1993
                                                --------------     --------------     --------------
                                                AVERAGE            AVERAGE            AVERAGE
                                                BALANCE   RATE     BALANCE   RATE     BALANCE   RATE
                                                -------   ----     -------   ----     -------   ----
                                                                   (IN THOUSANDS)
Demand deposits -- non-interest bearing.......  $ 8,452     --%    $ 6,221     --%    $ 4,634     --%
Savings accounts..............................    4,153   2.00%      4,478   2.10%      4,271   2.11%
Money market and NOW accounts.................   12,033   2.13%     12,601   2.24%     10,283   2.18%
Time deposits.................................   28,384   5.26%     26,173   4.31%     27,202   4.36%
          Total deposits......................  $53,022   3.46%    $49,473   3.04%    $46,390   3.23%
                                                =======            =======            =======

     The following table summarizes the maturity of time deposits over $100 thousand.

               SUMMARY OF TIME DEPOSITS OVER $100,000 BY MATURITY

                                                                     DECEMBER 31, 1995
                                                                  -----------------------
                                                                  (AMOUNTS IN THOUSANDS)
        Three Months or less....................................          $   913
        Three to Six months.....................................              569
        Six to Twelve months....................................              494
        Over Twelve months......................................            1,213
                                                                           ------
                  Total.........................................          $ 3,189

LIQUIDITY AND RATE SENSITIVITY

     The principal functions of asset and liability management are to provide for adequate liquidity, to manage interest rate exposure by maintaining a prudent relationship between rate sensitive assets and liabilities, and to manage the size and composition of the balance sheet so as to maximize net interest income.

     Liquidity is the ability to provide funds at minimal cost to meet fluctuating deposit withdrawals or loan demand. These demands are met by maturing assets and the capacity to raise funds from internal and external sources. Tomoka primarily utilizes cash and federal funds sold to meet its liquidity needs. Although not utilized in managing daily liquidity needs, the sale of investment securities provides a secondary source of liquidity.

     Fluctuating interest rates, increased competition and changes in the regulatory environment continue to significantly affect the importance of interest rate sensitivity management. Rate sensitivity arises when interest rates on assets change in a different period of time or a different proportion than that of interest rates on liabilities. The primary objective of interest rate sensitivity management is to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonably stable net interest margin even in periods of volatile interest rates.

     Regular monitoring of assets and liabilities that are rate sensitive within 30 days, 90 days, 180 days and one year is an integral part of Tomoka's rate sensitivity management process. It is Tomoka's policy to maintain a reasonably similar balance of rate sensitive assets and liabilities on a cumulative one year basis, thus minimizing net interest income exposure to changes in interest rates. Tomoka's sensitivity position at December 31, 1995 was such that net interest income would increase modestly if there were an increase in short-term interest rates.

     Tomoka monitors interest rate risk sensitivity with traditional gap measurements. The gap table has certain limitations in its ability to accurately portray interest sensitivity; however, it does provide a static reading of Tomoka's interest rate risk exposure.

     Tomoka's interest sensitive gap at December 31, 1995 is shown on the following table. This table shows the repricing structure of Tomoka's balance sheet with each maturity interval referring to the earliest repricing opportunity (i.e., the earlier of scheduled contractual maturities or next reset date) for each asset and liability. As of that date, Tomoka remained asset sensitive (interest sensitive assets subject to repricing exceeded interest sensitive liabilities subject to repricing) on a 365-day basis to the extent of $4.5 million. This positive gap at December 31, 1995 was 7.2% of total assets. Tomoka's targeted gap position is in the range of negative 10 percent to positive 10 percent of total assets. Tomoka measures its gap position as a percentage of its total assets.

               INTEREST SENSITIVITY TABLE AS OF DECEMBER 31, 1995

                                                                                      OVER ONE
                                                                          TOTAL       YEAR AND
                                 0-30      30-90    90-180    180-365   INTEREST    NON-INTEREST
                                 DAYS      DAYS      DAYS      DAYS     SENSITIVE    SENSITIVE      TOTAL
                                -------   -------   -------   -------   ---------   ------------   -------
                                                              (IN THOUSANDS)
Interest Earning Assets:
  Loans.......................  $28,854   $   394   $   382   $   904    $ 30,534     $  7,426     $37,960
  Securities..................      788       200     2,686     2,399       6,073        8,436      14,509
  Federal funds sold..........    4,700        --        --        --       4,700           --       4,700
Interest Earning Liabilities:
  Deposits....................   17,902     3,757     5,818     9,317      36,794     $  9,097     $45,891
  Federal Funds Purchased.....       --        --        --        --          --           --          --
Gap...........................  $16,440   $(3,163)  $(2,750)  $(6,014)   $  4,513     $  6,765     $11,278
                                =======   =======   =======   =======     =======      =======     =======
Cumulative Gap................  $16,440   $13,277   $10,527   $ 4,513    $  4,513     $ 11,278     $11,278
                                -------   -------   -------   -------     -------      -------     -------
Cumulative Gap as % of Total
  Assets......................     26.2%     21.2%     16.8%      7.2%        7.2%        18.0%       18.0%

CAPITAL

     One of management's primary objectives is to maintain a strong capital position to merit the confidence of customers, bank regulators and stockholders. A strong capital position helps Tomoka withstand unforeseen adverse developments and take advantage of attractive lending and investment opportunities when they rise. During 1995, stockholders' equity increased by $916 thousand, or 19.88% over 1994.

     The Federal Reserve's final rules pertaining to risk-based capital became effective as of December 31, 1992. Under these rules at December 31, 1995, Tomoka's tier one capital was 13.13% and the total capital was 14.05% of risk-based assets. These risk-based capital ratios are well in excess of the minimum requirements of 4% for tier one and 8% for total risk-based capital ratios.

     Tomoka's leverage ratio (tier one capital to total average adjusted quarterly assets) of 8.89% at December 31,1995, is also well in excess of the minimum 4% requirement. All of these capital ratios increased during 1995 as equity capital increased 19.88% while assets increased by 9.97%.

     The following table sets forth Tomoka's required and actual capital amounts and ratios for 1995, 1994 and 1993.

                                 TOMOKA CAPITAL

                                     DECEMBER 31, 1995                 DECEMBER 31, 1994                 DECEMBER 31, 1993
                              -------------------------------   -------------------------------   -------------------------------
                                 REQUIRED          ACTUAL          REQUIRED          ACTUAL          REQUIRED          ACTUAL
                              --------------   --------------   --------------   --------------   --------------   --------------
                              AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                              ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
                                                                      ($'S IN THOUSANDS)
Tier 1 Capital (to Risk
  Weighted Assets)..........  $1,684   4.00 %  $5,526   13.13%  $1,474   4.00 %  $4,610   12.51%  $1,111   4.00 %  $4,301   15.48%
Total Capital (to Risk
  Weighted Assets)..........  $3,367   8.00 %  $5,913   14.05%  $2,949   8.00 %  $4,938   13.40%  $2,223   8.00 %  $4,547   16.37%
Tier 1 Capital (to Average
  Assets)...................  $2,486   4.00 %  $5,526    8.89%  $2,310   4.00 %  $4,610    7.98%  $2,096   4.00 %  $4,301    8.21%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1995

     Tomoka's net income for the six months ended June 30, 1996 was $485 thousand, an increase of 48.14% from net income of $327,000 reported in the first six months of 1995. Net income per share was also up 45.73% to $1.18 from $0.81 reported in 1995. The principal reasons for this improvement were the growth of assets and liabilities (due to increased market penetration) and an increase in net interest margin due to the positive impact of rising rates on loans and investments, which increased more rapidly than interest rates on deposits.

NET INTEREST INCOME

     Net interest income totalled $1,580,000 for the first six months of 1996, or 12.13% higher than $1,409,000 in the first six months of 1995. The increase in net interest income was due to an increase of $10.6 million or 30.36% in loans and an increase of $7.0 million or 15.83% in interest bearing deposits. Earning assets as of the end of the second quarter of 1996 were $66.2 million, up 21.97% or $12.0 million from the $54.2 million reported at June 30, 1995. The increase in earning assets reflects a $12 thousand or 0.08% increase in investment securities and a $1,255,000 increase in federal funds sold. Net loans at the end of the second quarter were $45.8 million, reflecting a $10.6 million increase from June 30, 1995.

     The increase in earning assets was largely attributable to increases in loans and federal funds sold. Total deposits at June 30, 1996 were $64.3 million, up $12,200,000 or 23.43% from the $52.1 million reported at June 30, 1995. The increase resulted from a $2,203,000 increase in money market and NOW deposits, a $131,000 decrease in savings deposits, and a $5,141,000 increase in non-interest bearing demand deposits, in addition to an increase of $4,988,000 in time deposits. The increase was due to attractive and competitively priced deposit products and an expanded market base. The positive effect of the increase in deposits in funding the growth of earning assets was augmented by a $950,000 increase in total stockholders' equity.

     The net interest margin for the first six months of 1996 was 4.59% compared to 4.76% in 1995. This decrease was due to the impact of more rapidly rising rates on deposits as well as growth in earning assets.

PROVISIONS FOR LOAN LOSSES

     The provision for loan losses was $122,000 during the first six months of 1996, compared to $90,000 for the first six months of 1995.

NON-INTEREST INCOME

     Non-interest income for the first six months of 1996 totalled $294,000, which was 27.15% more than the $231,000 reported in the same period of the prior year. The change was primarily due to Tomoka's expanded deposit base and the service charges related to those deposit accounts.

NON-INTEREST EXPENSES

     Non-interest expenses totalled $1,062,000 for the first six months of 1996, up 5.21% or $53,000 from the $1,009,000 reported for the first six months of 1995. The major factors in the change were increases in salaries and supplies costs.

PROVISION FOR INCOME TAXES

     The income tax provision for the first six months of 1996 totalled $205,000 compared with $214,000 for the same period of 1995. The $9,000 decrease from the prior year was attributable to an increase in the proportion of tax-exempt securities in Tomoka's investments portfolio.

STATEMENT OF CONDITION

     Total assets as of June 30, 1996 were $72.7 million, up 23.42% from $58.9 million on June 30, 1995. The growth in total assets paralleled the growth in deposits discussed above. Net loans totalled $45.8 million at June 30, 1996, representing a 30.36% increase from $35.1 million reported at June 30, 1995. The increase in loans was due to increased business development and favorable economic conditions. Investment securities remained materially unchanged compared to the June 30, 1995 level at $15.0 million.

     The continuing profitability of Tomoka resulted in an increase of stockholders' equity to $5,886,000, or 19.25% more than the $4,936,000 at June 30, 1995.

     Tomoka's risk-based capital ratios remained strong at 8.70% for tier one and 9.46% for total capital at June 30, 1996. Risk-based capital ratios substantially exceeded the regulatory guidelines of 4% for tier one and 8% for total capital. The leverage ratio (tier one capital to average assets) of 8.55% at June 30, 1996 also significantly exceeded the regulatory requirement of 4% for adequately capitalized institutions

ASSET QUALITY

     The total of non-performing assets at June 30, 1996 increased to $927,000 from $81,000 at December 31, 1995 and $33,000 at June 30, 1995. Non-accrual loans, totalled $927,000 or 2.03% of total loans at June 30, 1996. At December 31, 1995 and June 30, 1995, non-accrual loans totalled $81,000 and $33,000, respectively. At June 30, 1996, non-accrual loans were comprised of five separate loans, all bearing SBA guarantees. Although $927,000, representing the total book value of outstanding balances on the five loans is disclosed as non-accrual loans, the actual maximum exposure of Tomoka totalled $214,405. That figure represents book value of the five loans less the guaranteed portion of the balances. It is the belief of Tomoka's management that liquidation of the collateral associated with the five credits will further reduce Tomoka's potential charge-off amounts. At June 30, 1996, OREO assets were $0, as was OREO at December 31, 1995, and June 30, 1995. Management of Tomoka is not aware of any loans not disclosed above in which management has serious doubts as to the ability of the borrowers to comply with the present loan repayment terms.

     On, December 31, 1995 Tomoka adopted Financial Accounting Standards Board Statement of Financial Accounting standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Recognition and Disclosures, an amendment of SFAS No. 114. These standards address the accounting for impairment of certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Adoption of these standards entailed the identification of commercial, industrial, real estate commercial and real estate construction loans which are considered impaired under the provisions of SFAS No. 114. Adoption of these statements did not have a material impact on Tomoka's financial position or results of operations and does not affect the comparability of the above amounts at June 30, 1996 to prior periods.

PROVISION FOR LOAN LOSSES

     The provision for loan losses for the six months ended June 30, 1996 was $122,000, compared to $90,000 for the first six months in 1995. The change was attributable to the low level of charge-offs in the first six months of 1995. Net charge-offs during the first six months of 1996 were $6,000. The allowance for loan losses was $517,000 on June 30, 1996, which equaled 1.12% of outstanding loans. This compares with $346,000 or 0.98% of outstanding loans at June 30, 1995 and $386,000 or 1.02% of outstanding loans at December 31, 1995. The low level of loan loss reserves (relative to outstanding loans) is attributable to the quality of the loan portfolio.

     The quality of the loan portfolio remains sound and the reserve for loan losses is considered to be adequate to cover current credit related uncertainties. Established credit review procedures ensure that close attention is given to commercial real estate related loans as well as other credit exposures which may be adversely affected by a significant increase in interest rates and/or down-turns of segments of the local economy.

                             BUSINESS OF BANCGROUP

GENERAL

     BancGroup is a bank holding company registered under the BHCA. It was organized in 1974 under the laws of Delaware. BancGroup operates wholly owned commercial banking subsidiaries in the states of Alabama, Florida, Georgia and Tennessee, each under the name of "Colonial Bank". Colonial Bank conducts a full service commercial banking business in the state of Alabama through 110 banking offices. In Tennessee, Colonial Bank conducts a general commercial banking business through three offices. In Georgia, BancGroup's federal savings bank subsidiary, Colonial Bank, FSB, operates through four offices in the Atlanta area, and its commercial bank subsidiary, Colonial Bank, operates seven branches in Lawrenceville. In Florida, Colonial Bank operates eight branches in the Orlando area. Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which services approximately $10 billion in residential loans and which originates mortgages in 29 states through 6 regional offices. BancGroup's commercial banking loan portfolio is comprised primarily of commercial real estate loans (22%) and residential real estate loans (49%), a significant portion of which is located within the State of Alabama. BancGroup's growth in loans over the past several years has been concentrated in commercial and residential real estate loans. The lending activities of Colonial Bank in Alabama are dependent upon the demands within the local markets of its branches. Based on this demand, loans collateralized by commercial and residential real estate have been the fastest growing component of Colonial Bank's loan portfolio.

PROPOSED AFFILIATE BANKS

     BancGroup has entered into a definitive agreement dated as of July 19, 1996, to acquire First Family Financial Corporation ("First Family"). First Family is a Florida corporation and is a holding company for First Family Bank, fsb. First Family will merge with BancGroup. Based on the market price of BancGroup Common Stock as of September 19, 1996, a total of 182,703 shares of BancGroup Common Stock and $6,403,750 in cash would be issued to the stockholders of First Family. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger. This transaction is subject to, among other things, approval by the stockholders of First Family and approval by appropriate regulatory authorities. At June 30, 1996, First Family had assets of $155.9 million, deposits of $143.4 million and stockholders' equity of $9.2 million.

     BancGroup has entered into a definitive agreement dated as of September 12, 1996, to acquire D/W Bankshares, Inc. ("Bankshares"). Bankshares is a Georgia corporation and is a holding company for Dalton/Whitfield Bank & Trust located in Dalton, Georgia. Bankshares will merge with BancGroup and following such merger Bankshares' subsidiary bank will merge with BancGroup's existing bank subsidiary in Lawrenceville, Georgia, Colonial Bank. Based on the market price of BancGroup Common Stock as of September 19, 1996, a total of 547,672 shares of BancGroup Common Stock would be issued to the stockholders of Bankshares. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger. This transaction is subject to, among other things, approval by the stockholders of Bankshares and approval by appropriate regulatory authorities. At June 30, 1996, Bankshares had assets of $139.7 million, deposits of $126.1 million and stockholders' equity of $10.4 million.

     BancGroup has signed a letter of intent dated September 11, 1996, to acquire Jefferson Bancorp, Inc. ("Jefferson"). Jefferson is a Florida corporation and is a holding company for Jefferson Bank of Florida located in Miami Beach, Florida. Jefferson will merge with BancGroup. Based on the market price of BancGroup Common Stock as of September 19, 1996, a total of 2,055,531 shares of BancGroup Common Stock would be issued to the stockholders of Jefferson. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger subject to a maximum of 2,349,202 shares and a minimum of 1,861,056 shares to be issued. This transaction is subject to, among other things, approval by the stockholders of Jefferson and approval by appropriate regulatory authorities. At June 30, 1996, Jefferson had assets of $440.2 million, deposits of $386.3 million and stockholders' equity of $36.3 million.

     BancGroup has signed a letter of intent dated September 20, 1996, to acquire Fort Brooke Bancorporation ("Fort Brooke"). Fort Brooke is a Florida corporation and is a holding company for Fort Brooke Bank located in Tampa, Florida. Fort Brooke will merge with BancGroup and following such merger Fort Brooke Bank will merge with BancGroup's existing bank subsidiary in Orlando, Colonial Bank. Based on the market price of BancGroup Common Stock as of September 19, 1996, a total of 904,037 shares of BancGroup Common Stock would be issued to the stockholders of Fort Brooke. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger subject to a maximum of 990,207 shares and a minimum of 812,471 shares to be issued. This transaction is subject to, among other things, approval by the stockholders of Fort Brooke and approval by appropriate regulatory authorities. At June 30, 1996, Fort Brooke had assets of $185.7 million, deposits of $163.5 million and stockholders' equity of $16.3 million.

     See "THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES -- Condensed Pro Forma Statements of Condition (Unaudited)."

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     As of September 19, 1996, BancGroup had issued and outstanding 16,296,558 shares of BancGroup Common Stock with 5914 stockholders of record. Each such share is entitled to one vote. In addition, as of that date, 767,571 shares of BancGroup Common Stock were subject to issue upon exercise of options pursuant to BancGroup's stock option plans and up to 277,177 shares of BancGroup Common Stock were issuable upon conversion of BancGroup's 1986 Debentures. There are currently 44,000,000 shares of BancGroup Common Stock authorized.

     On February 21, 1995, BancGroup concluded a reclassification of its Class A and Class B Common Stock into one class of Common Stock. The reclassification was approved by BancGroup's stockholders on December 8, 1994. On February 24, 1995, the Common Stock of BancGroup was listed for trading on the NYSE.

     The following table shows those persons who are known to BancGroup to be beneficial owners as of September 19, 1996, of more than five percent of BancGroup's outstanding Common Stock.

                                                                                     PERCENTAGE
                                                                      COMMON          OF CLASS
                         NAME AND ADDRESS                              STOCK       OUTSTANDING(1)
-------------------------------------------------------------------  ---------     --------------
Robert E. Lowder(2)................................................  1,437,409(3)       8.43%
  Post Office Box 1108
  Montgomery, AL 36101
James K. Lowder....................................................  1,099,649          6.45%
  Post Office Box 250
  Montgomery, AL 36142
Thomas H. Lowder...................................................  1,073,053          6.29%
  Post Office Box 11687
  Birmingham, AL 35202

---------------

(1) Percentages are calculated assuming the issuance of 767,571 shares of Common Stock pursuant to BancGroup's stock option plans.
(2) Robert E. Lowder is the brother of James K. and Thomas H. Lowder. Robert E. Lowder disclaims any beneficial ownership interest in the shares owned by his brothers. Robert E. Lowder's mother, Catherine K. Lowder, owns 85,442 shares of Common Stock. Mr. Lowder disclaims any beneficial interest in such shares.
(3) Includes 90,510 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates the number of shares of BancGroup Common Stock beneficially owned by each director, executive officer, and all executive officers and directors of BancGroup as a group as of September 19, 1996.

                                                                                     PERCENTAGE
                                                                      COMMON          OF CLASS
                               NAME                                    STOCK       OUTSTANDING(1)
-------------------------------------------------------------------  ---------     --------------
DIRECTORS
Young J. Boozer....................................................      7,146(2)           *
William Britton....................................................      6,808              *
Jerry J. Chesser...................................................     73,295              *
Augustus K. Clements, III..........................................      9,476
Robert S. Craft....................................................      5,997              *
Patrick F. Dye.....................................................     18,980(3)           *
Clinton O. Holdbrooks..............................................    145,932(4)           *
D. B. Jones........................................................     10,064              *
Harold D. King**...................................................     77,729(4)           *
Robert E. Lowder**.................................................  1,437,409(5)        8.43%
John Ed Mathison...................................................     14,227              *
Milton E. McGregor.................................................          0              *
John C. H. Miller, Jr..............................................     15,243(7)           *
Joe D. Mussafer....................................................     10,000              *
William E. Powell, III.............................................      6,959              *
Donald J. Prewitt***...............................................     88,544(8)           *
Jack H. Rainer.....................................................      1,345              *
Frances E. Roper...................................................    182,034           1.07%
Ed V. Welch........................................................     14,825              *
EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
Young J. Boozer, III...............................................     22,914(2)(6)          *
W. Flake Oakley, IV................................................     16,808(6)           *
Michael R. Holley..................................................     21,337(6)           *
All Executive Officers and Directors as a Group....................  2,187,008(9)       12.82%

---------------

  * Represents less than one percent.
 ** Executive Officer.
*** Mr. Prewitt was added as a director by resolution of the BancGroup Board on July 17, 1996. Mr. Prewitt was the Chairman of the Board of Southern Banking Corporation, Orlando, Florida, which was acquired by BancGroup on July 3, 1996. Mr. Prewitt is a real estate developer and is president of his own company, Land Sales of Central Florida, Inc., located in Orlando. Mr. Prewitt is also a director of Colonial Bank, Orlando.
 (1) Percentages are calculated assuming the issuance of 767,571 shares of Common Stock pursuant to BancGroup's stock option plans.
 (2) Includes 500 shares of Common Stock out of 1,000 shares owned by Young J. Boozer, and Young J. Boozer, III EX U/W Phyllis C. Boozer.
 (3) Includes 24,600 shares of Common Stock subject to options exercisable under BancGroup's stock option plans.
 (4) Includes 12,262 shares and 12,262 shares of Common Stock subject to options exercisable by Mr. Holdbrooks and Mr. King, respectively, under BancGroup's stock option plans.
 (5) These shares include 90,510 shares of Common Stock subject to options under BancGroup's stock option plans. See the table at "Voting Securities and Principal Stockholders."
 (6) Young J. Boozer, III, Michael R. Holley, and W. Flake Oakley, IV, hold options respecting 12,500, 5,000, and 3,000 shares of Common Stock, respectively, pursuant to BancGroup's stock option plans.
 (7) Includes shares subject to options.
 (8) Includes 35,504 shares subject to stock options.
 (9) Includes shares subject to options.

MANAGEMENT INFORMATION

     Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in BancGroup's Annual Report on Form 10-K for the fiscal year ending December 31, 1995, at Items 10, 11, and 13 and is incorporated herein by reference.

CERTAIN REGULATORY CONSIDERATIONS

     BancGroup is a registered bank holding company subject to supervision and regulation by the Federal Reserve. As such, it is subject to the BHCA and many of the Federal Reserve's regulations promulgated thereunder. It is also subject to regulation by the OTS, as a savings and loan holding company, and by the Georgia Department of Banking and Finance.

     BancGroup's subsidiary banks (the "Subsidiary Banks") are subject to supervision and examination by applicable federal and state banking agencies. The deposits of the Subsidiary Banks are insured by the FDIC to the extent provided by law. The FDIC assesses deposit insurance premiums the amount of which may, in the future, depend in part on the condition of the Subsidiary Banks. Moreover, the FDIC may terminate deposit insurance of the Subsidiary Banks under certain circumstances. Both the FDIC and the respective state regulatory authorities have jurisdiction over a number of the same matters, including lending decisions, branching and mergers.

     One limitation under the BHCA and the Federal Reserve's regulations requires that BancGroup obtain prior approval of the Federal Reserve before BancGroup acquires, directly or indirectly, more than five percent of any class of voting securities of another bank. Prior approval also must be obtained before BancGroup acquires all or substantially all of the assets of another bank, or before it merges or consolidates with another bank holding company. BancGroup may not engage in "non-banking" activities unless it demonstrates to the Federal Reserve's satisfaction that the activity in question is closely related to banking and a proper incident thereto. Because BancGroup is a registered bank holding company, persons seeking to acquire 25 percent or more of any class of its voting securities must receive the approval of the Federal Reserve. Similarly, under certain circumstances, persons seeking to acquire between 10 percent and 25 percent also may be required to obtain prior Federal Reserve approval.

     In 1989 Congress expressly authorized the acquisition of savings associations by bank holding companies. BancGroup must obtain the prior approval of the Federal Reserve and the OTS (among other agencies) before making such an acquisition and must demonstrate that the likely benefits to the public of the proposed transaction (such as greater convenience, increased competition, or gains in efficiency) outweigh potential burdens (such as an undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices).

     Following enactment in 1991 of the FDIC Improvement Act, banks now are subject to increased reporting requirements and more frequent examinations by the bank regulators. The agencies also now have the authority to dictate certain key decisions that formerly were left to management, including compensation standards, loan underwriting standards, asset growth, and payment of dividends. Failure to comply with these new standards, or failure to maintain capital above specified levels set by the regulators, could lead to the imposition of penalties or the forced resignation of management. If a bank becomes critically undercapitalized, the bank agencies have the authority to place an institution into receivership or require that the bank be sold to, or merged with, another financial institution.

     In September 1994 Congress enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. This legislation, among other things, amended the BHCA to permit bank holding companies, subject to certain limitations, to acquire either control or substantial assets of a bank located in states other than that bank holding company's home state regardless of state law prohibitions. This legislation became effective on September 29, 1995. In addition, this legislation also amended the Federal Deposit Insurance Act to permit, beginning on June 1, 1997 (or earlier where state legislatures provide express authorization), the merger of insured banks with banks in other states.

     The officers and directors of BancGroup and the Subsidiary Banks are subject to numerous insider transactions restrictions, including limits on the amount and terms of transactions involving the Subsidiary Banks, on the one hand, and their principal stockholders, officers, directors, and affiliates on the other. There are a number of other laws that govern the relationship between the Subsidiary Banks and their customers. For instance, the Community Reinvestment Act is designed to encourage lending by banks to persons in low and moderate income areas. The Home Mortgage Disclosure Act and the Equal Credit Opportunity Act attempt to minimize lending decisions based on impermissible criteria, such as race or gender. The Truth-in-Lending Act and the Truth-in-Savings Act require banks to provide full disclosure of relevant terms related to loans and savings accounts, respectively. Anti-tying restrictions (which prohibit, for instance, conditioning the availability or terms of credit on the purchase of another banking product) further restrict the Subsidiary Banks' relationships with their customers.

     On September 30, 1996, Congress passed and the President signed a continuing resolution which directed the FDIC to set a one-time special assessment on SAIF-insured deposits in an amount sufficient to capitalize the Savings Association Insurance Fund ("SAIF") at the reserve level previously mandated by statute. The FDIC Board met on October 8, 1996, and set this special assessment at $0.657 per $100 of SAIF-insured deposits. Though the special assessment applies to SAIF-insured deposits, the special assessment, under the legislation enacted into law on September 30, 1996, will not be applied to 20% of those SAIF-insured deposits held be certain so-called Oakar and Sasser institutions. Thus, the special assessment's effective rate with respect to the SAIF-insured deposits in such institutions will be $0.525 per $100 of their SAIF-insured deposits. In addition, the legislation enacted by Congress provides that the annual $800-million FICO bond service will be shared by both BIF-insured institutions and SAIF-insured institutions. Prior to this legislation, this bond service was the obligation of SAIF members only. This sharing of the FICO bond service obligation, coupled with the capitalization of SAIF to the mandatory reserve level, will cause the regular SAIF deposit insurance premium rate to fall from $0.23 per $100 of SAIF-insured deposits to under $0.07, assuming the SAIF does not incur any large losses which would necessitate recapitalization of the Fund. The regular BIF deposit insurance premium rate will be under $0.02 per $100 of BIF-insured deposits. The differential between BIF and SAIF caused by the FICO bond service will terminate on December 31, 1999, after which time the FICO bond service will be divided on a strictly pro rata basis and SAIF and BIF rates will be equal unless one of the deposit insurance funds requires recapitalization. BIF and SAIF premium rates will be approximately $0.024 per $100 of deposits after December 31, 1999. In the event of a merger of the thrift and bank charters, the differential could be eliminated prior to December 31, 1999. The legislation also provides for a merger of SAIF and BIF if charter merger occurs. Such a merger of the funds, assuming a merger of the charters has taken place, would occur on January 1, 1999. BancGroup's subsidiary banks hold deposits which are insured by both SAIF and BIF. The SAIF-insured deposits in all of BancGroup's subsidiary institutions totals approximately $850 million, before adjusting for certain allowances such as the 20 percent discount referenced above, which would be subject to the special assessment.

     It should be noted that supervision, regulation, and examination of BancGroup and the Subsidiary Banks are intended primarily for the protection of depositors, not stockholders.

                        BUSINESS OF TOMOKA BANCORP, INC.

     Tomoka is a bank holding company organized in Florida in 1992 for the purpose of acquiring all of the outstanding capital stock of Tomoka State Bank. Tomoka State Bank is the only subsidiary of Tomoka. On June 30, 1996, Tomoka had consolidated total assets of $72.7 million and stockholders' equity of $5.9 million. Substantially all of the income of Tomoka is derived from dividends received from Tomoka State Bank. The amount of these dividends is directly related to expenses incurred by Tomoka State Bank and is subject to various regulatory restrictions. See "Supervision and Regulation".

TOMOKA STATE BANK

     Tomoka State Bank was founded in 1990 to provide banking services to the residents of Volusia County, Florida. Since its opening, Tomoka State Bank has attracted business from customers who prefer to deal with a financial institution which provides a high level of personal service and responsiveness and a demonstrated commitment to the local community.

     Tomoka State Bank offers a wide range of banking services to individuals and businesses located in its primary service area. Tomoka State Bank is actively engaged in the business of seeking deposits from the public and making real estate, commercial and consumer loans. Tomoka State Bank offers a variety of deposit accounts to its individual and commercial customers, as well as related banking services. These services include interest bearing checking accounts, savings accounts, certificates of deposit, ATM cards, commercial checking accounts, individual retirement accounts, safe deposit boxes, bank-by-mail service, drive-up teller service, extended lobby and drive-in hours and extended daily cut-off time, letters of credit, draft collection, and direct deposit.

     Tomoka State Bank's principal sources of income are interest on loans and investments and service fees. Its principal expenses are interest paid on deposits and general operating expenses.

PRIMARY SERVICE AREA

     Tomoka State Bank's primary service area is Volusia County, Florida.

OFFICES

     The corporate offices of Tomoka and the main banking office of Tomoka State Bank are located at 201 South Nova Road, Ormond Beach, Florida 32174.

     In addition to its main banking office in Ormond Beach, Tomoka State Bank operates full service banking offices at the following locations:

     - 900 Village Trail, Port Orange, Florida 32127

     - 161 North Causeway, New Smyrna Beach, Florida 32169

     - 106 North Center Street, Pierson, Florida 32180

EMPLOYEES

     At June 30, 1996, Tomoka State Bank had a staff of 33 full-time employees.

LEGAL PROCEEDINGS

     Neither Tomoka nor Tomoka State Bank is a party to any material legal proceedings, other than routine litigation incidental to its banking business.

SUPERVISION AND REGULATION

  Tomoka State Banking Corporation

     Tomoka is a bank holding company registered under the BHCA. As a result, Tomoka is subject to supervision, examination and regulation by the Federal Reserve. The BHCA and the regulations of the Federal Reserve impose a variety of requirements on the activities of bank holding companies such as Tomoka. Certain of these requirements, along with other federal banking law requirements applicable to Tomoka are described below:

     Acquisition of Financial Institutions. Tomoka is required to obtain the prior approval of the Federal Reserve before it may acquire more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval from the Federal Reserve is also required for the merger or consolidation of Tomoka and another bank holding company. BancGroup has applied for such approval in connection with the Merger. See "Terms of Merger Agreement -- Regulatory Approvals".

     Non-Banking Activities. Tomoka is prohibited by the BHCA, except in limited instances, from acquiring direct or indirect ownership and control of more than 5% of the outstanding voting shares of any company that is not a bank or a bank holding company and from engaging directly or indirectly in activities other than those of banking, managing and controlling banks or furnishing services to its subsidiaries. However, Tomoka may, subject to the prior approval of the Federal Reserve, engage in, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the Federal Reserve is required to consider whether the performance of such activities by Tomoka or any affiliate can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreases in competition, conflicts of interest or unsound banking practices. The Federal Reserve may also require Tomoka to terminate an activity or terminate control of, liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes that the activity or control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. At the present time, Tomoka does not have any subsidiaries other than the Tomoka State Bank and does not engage in any material non-banking activities.

     Capital Structure. The Federal Reserve has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debts. Under certain circumstances, Tomoka must obtain approval from the Federal Reserve prior to purchasing or redeeming any of its equity securities. Further, Tomoka is required by the Federal Reserve to maintain certain minimum levels of capital.

     Tie-In Arrangements. Under the BHCA and the regulations adopted by the Federal Reserve, a bank holding company and its non-banking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

  Tomoka State Bank

     General. Tomoka State Bank is a commercial bank chartered by the Florida Department of Banking. The deposits of Tomoka State Bank are insured by the FDIC to the maximum extent provided by law, which is currently $100,000 for each depositor, subject to certain limited exceptions. Accordingly, Tomoka State Bank is subject to supervision, regulation and examination by both the Florida Department and the FDIC. The supervisory, regulatory and enforcement powers of the FDIC were expanded pursuant to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Tomoka State Bank is also subject to a variety of state and federal laws and regulations which affect its activities and operations, including state usury and consumer credit laws, the federal Truth-in-Lending Act, the Truth-in-Savings Act, the federal Fair Credit Reporting Act and the Community Reinvestment Act. Federal law restricts management interlocks between depository institutions and governs the privacy of bank records and the transfer of significant amounts of currency. Although certain of these laws and regulations may indirectly benefit shareholders, they are primarily intended to protect depositors, the solvency of the BIF and the SAIF, and the banking system in general.

     As a consequence of the extensive regulation of commercial banking in the United States, the business of Tomoka State Bank is particularly susceptible to federal and state legislation and regulations that may have the effect of increasing the cost of doing business and decreasing the revenues earned by Tomoka State Bank. For example, increases in the premiums assessed by the FDIC for deposit insurance can increase the cost of doing business for Tomoka State Bank.

     Regulatory Examinations. Both the Florida Department and the FDIC periodically make unannounced, on-site examinations of Tomoka State Bank. The supervisory authorities may revalue the assets of Tomoka State Bank, based upon current appraisals, and require establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets.

     Capital Adequacy. Tomoka State Bank is subject to capital adequacy regulations promulgated by the FDIC. To assess the capital adequacy of insured banks, the FDIC has adopted both minimum supervisory leverage capital-to-asset ratios and minimum supervisory risk-based capital ratios. The minimum leverage and risk-based capital standards apply only to the most sound, well-run institutions. Most institutions are expected to operate with capital ratios above the minimum standards.

     FDICIA and the regulations adopted under it establish five capital categories as follows, with the category for any institution determined by the lowest of any of these ratios:

                                               TIER 1            TIER 1          TOTAL
                                              LEVERAGE         RISK-BASED      RISK-BASED
                                               RATIO              RATIO          RATIO
                                          ----------------    -------------  --------------
    Well Capitalized....................  5% or Above         6% or Above    10% or Above
    Adequately Capitalized..............  4% or Above(1)      4% or Above    8% or Above
    Undercapitalized....................  Less than 4%        Less than 4%   Less than 8%
    Significantly Undercapitalized......  Less than 3%        Less than 3%   Less than 6%
    Critically Undercapitalized.........  Less than 2%             --              --

---------------

(1) 3% for banks with the highest supervisory rating.

     An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by the capital position reflected on its statement of condition if it receives an unsatisfactory rating by its examiners with respect to its assets, management, earnings or liquidity.

     FDICIA requires federal bank regulatory agencies to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements and imposes certain restrictions upon banks which meet minimum capital requirements but are not "well capitalized" for purposes of FDICIA. Under FDICIA, a bank that is not well capitalized is generally prohibited from accepting or renewing brokered deposits and offering interest rates on deposits significantly higher than the prevailing rate in its normal market area or nationally (depending where deposits are solicited); in addition, "pass-through" insurance coverage may not be available for certain employee benefit accounts.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized banks are subject to limitation on growth and are required to submit a capital restoration plan, which must be guaranteed by the institution's parent company. Institutions that fail to submit an acceptable plan, or that are significantly undercapitalized, are subject to a host of more drastic regulatory restrictions and measures.

     Tomoka State Bank is in compliance with all applicable capital requirements. See "TOMOKA'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 and 1993 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996 and 1995 -- Statement of Condition".

     Risk-Based Insurance. Under the FDIC's risk-based insurance assessment system, each insured bank is placed in one of nine risk categories based on its level of capital and other relevant information. Each insured bank's insurance assessment rate is then determined by the risk category to which it has been classified by the FDIC.

     Reserves and General Operating Restrictions. Under regulations of the FDIC and Florida law, Tomoka State Bank is required to maintain specified loss and liquidity reserves. For example, a Florida bank must maintain a liquidity reserve equal to at least 15% of its total deposit liability. Further, Tomoka State Bank is subject to limitations on (i) the nature and amount of loans that may be made, in the aggregate, to all borrowers of Tomoka State Bank, and on those that may be made to any one person and such person's affiliates, (ii) the amount of indebtedness that it may incur, and (iii) the nature and amount of investments that it may make, including investments in real estate and equipment utilized by Tomoka State Bank in the transaction of its business.

     Dividends. The payment of dividends is regulated by Florida and federal law. In general, a Florida bank may declare dividends without regulatory approval in an amount up to the sum of net profits in the current year, combined with retained net profits of the preceding two years.

     Regulatory Approvals. A Florida bank must seek approval from the Florida Department, and in some cases from the FDIC, before increasing or decreasing the amount of its capital (other than as a result of operating earnings and losses), establishing a branch office, acquiring the capital stock or substantially all of the assets, or assuming the liabilities, of another financial institution, or merging into or consolidating with another capital stock financial institution. In many cases, such approval is based on a review by the Florida Department and the FDIC of the financial condition of the bank, taking into consideration characteristics such as liquidity, capital adequacy, and, in the case of branch offices, net-profit-to-asset ratios.

     Any person or group of persons proposing to acquire a controlling interest in and thereby to change the control of a Florida bank must first obtain approval from the Florida Department. Under some circumstances (not including the Merger), the FDIC also has the power to disapprove a change of control and the addition of any individual to the board of directors, or the employment of a senior executive officer, of a Florida bank.

     Insider Transactions. Certain provisions of Florida and federal law are designed, among other things, to prevent abusive transactions between a bank and its affiliates and insiders. For example, banks are subject to restrictions on:
(i) loans to and other dealings with affiliates, (ii) the issuance of guarantees, acceptances, or letters of credit on behalf of affiliates, and (iii) investments in stock or other securities issued by affiliates or acceptance thereof as collateral for an extension of credit. There are also significant restrictions and limitations on loans and other extensions of credit by a bank to its executive officers and directors and the holders of 10% or more of its voting stock. In many cases, there are substantial monetary penalties for violations of such restrictions, the maximum limits of which are tied to the degree of fault of the bank.

PRINCIPAL HOLDERS OF TOMOKA COMMON STOCK

     The following table sets forth, as of the date of this Prospectus, the persons known by Tomoka to be beneficial owners of more than five (5%) percent of the shares of Tomoka Common Stock.

                       NAME AND ADDRESS                           NUMBER OF SHARES        PERCENTAGE
                      OF BENEFICIAL OWNER                        BENEFICIALLY OWNED        OF CLASS
---------------------------------------------------------------  ------------------       ----------
Robert W. Ahrens...............................................       54,652.6(1)            13.04%
  2360 Old Tomoka Rd.
  Ormond Beach, FL 32174
P.T. Fleuchaus.................................................       32,021.1(2)             7.64%
  855 Mason Ave.
  Daytona Beach, FL 32117
Peter B. Heebner...............................................       30,618.0(3)             7.31%
  523 N. Halifax Ave.
  Daytona Beach, FL 32118
Norman Miller..................................................       31,646.7(4)             7.55%
  200 Palmetto Pines Rd.
  Ormond Beach, FL 32174
Sanford Miller.................................................       35,705.1(5)             8.52%
  125 Basin St., Ste. 210
  Daytona Beach, FL 32114
E. Thomas Torrence.............................................       24,341.6(6)             5.81%
  301 Flagler Ave.
  New Smyrna Beach, FL 32169

---------------

(1) This amount consists of 46,531.6 shares which Mr. Ahrens owns jointly with his wife and 8,121 shares which he may purchase under outstanding stock options.
(2) This amount consists of 23,913.1 shares which Dr. Fleuchaus owns through his individual retirement account and 8,108 shares which he may purchase under outstanding stock options.
(3) This amount consists of 8,388 shares which Mr. Heebner owns individually, 1,136 shares which he owns jointly with his wife, 12,986 shares which he owns through his pension plan, and 8,108 shares which he may purchase under outstanding stock options.
(4) This amount consists of 16,233.6 shares which Mr. Miller owns individually, 7,305.1 shares owned by his children and grandchildren, and 8,108 shares which he may purchase under outstanding stock options.
(5) This amount consists of 17,451.1 shares which Mr. Miller owns individually, 10,146 shares which he owns jointly with his wife, and 8,108 shares which he may purchase under outstanding stock option plans.
(6) This amount consists of 16,233.6 shares which Mr. Torrence owns individually and 8,108 shares which he may purchase under outstanding stock option plans.

TOMOKA COMMON STOCK OWNED BY MANAGEMENT

     The following table sets forth, as of the date of this Prospectus, the number of shares of Tomoka Common Stock beneficially owned by each director and executive officer of Tomoka and Tomoka State Bank, and all directors and executive officers of Tomoka as a group.

                                              POSITIONS WITH                NUMBER OF
                                                TOMOKA AND                    SHARES           PERCENTAGE
               NAME                          TOMOKA STATE BANK          BENEFICIALLY OWNED      OF CLASS
-----------------------------------  ---------------------------------  ------------------     ----------
Robert W. Ahrens...................  Director                                 54,652.6(1)         13.04%
Thomas H. Dargan...................  President, CEO and Director              11,027.3(2)          2.62%
P. T. Fleuchaus....................  Chairman of the Board                    32,021.1(3)          7.64%
Peter B. Heebner...................  Director                                 30,618.0(4)          7.31%
Stephen B. McGee...................  Vice President, Treasurer & CFO           4,850.0(5)          1.17%
Norman Miller......................  Director                                 31,646.7(6)          7.55%
Sanford Miller.....................  Director                                 35,705.1(7)          8.52%
David Perryman.....................  Director                                  5,433.5(8)          1.31%
Otis W. Pruett.....................  Director                                 12,712.1(9)          3.04%
S. Craig Suazo.....................  Vice President, Secretary &
                                     Senior Lending Officer                    5,213.1(10)         1.26%
E. Thomas Torrence.................  Director                                 24,341.6(11)         5.81%
William E. Vaughn..................  Director                                  5,521.0(12)         1.34%
All Directors and Executive
  Officers as a Group..............  (12 Persons)                            253,742.1(13)        51.68%

---------------

 (1) This amount consists of 46,531.6 shares which Mr. Ahrens owns jointly with his wife and 8,121 shares which he may purchase under outstanding stock options.
 (2) This amount consists of 1,146.5 shares which Mr. Dargan owns jointly with his wife, 405.8 shares owned by his father-in-law, and 9,475 shares which he may purchase under outstanding stock options.
 (3) This amount consists of 23,913.1 shares which Dr. Fleuchaus owns through his individual retirement account and 8,108 shares which he may purchase under outstanding stock options.
 (4) This amount consists of 8,388 shares which Mr. Heebner owns individually, 1,136 shares which he owns jointly with his wife, 12,986 shares which he owns through his pension plan, and 8,108 shares which he may purchase under outstanding stock options.
 (5) This amount consists of 150 shares which Mr. McGee owns individually, 400 shares he owns jointly with his father, and 4,300 shares which he may purchase under outstanding stock options.
 (6) This amount consists of 16,233.6 shares which Mr. Miller owns individually, 7,305.1 shares owned by his children and grandchildren, and 8,108 shares which he may purchase under outstanding stock options.
 (7) This amount consists of 17,451.1 shares which Mr. Miller owns individually, 10,146 shares which he owns jointly with his wife, and 8,108 shares which he may purchase under outstanding stock options.
 (8) This amount consists of 2,536.5 shares which Mr. Perryman owns jointly with his wife and 2,897 shares which he may purchase under outstanding stock options.
 (9) This amount consists of 4,058.4 shares which Mr. Pruett owns individually,
     507.3 shares which he owns through his business interests, 304.4 shares owned by his son and daughter-in-law, and 7,842 shares which he may purchase under outstanding stock options.

(10) This amount consists of 913.1 shares which Mr. Suazo owns jointly with his wife and 4,300 shares which he may purchase under outstanding stock options.

(11) This amount consists of 16,233.6 shares which Mr. Torrence owns individually and 8,108 shares which he may purchase under outstanding stock options.

(12) This amount consists of 304.4 shares which Mr. Vaughn owns jointly with his wife, 2,616.6 shares which he owns through his business interests, and 2,600 shares which he may purchase under outstanding stock options.
(13) This amount includes 83,000 shares which directors and executive officers have the right to purchase under outstanding stock options.

                         ADJOURNMENT OF SPECIAL MEETING

     Approval of the Merger by Tomoka's shareholders requires the affirmative vote of at least a majority of the total votes eligible to be cast at the Special Meeting. In the event there are an insufficient number of shares of Tomoka Common Stock present in person or by proxy at the Special Meeting to approve the Merger, Tomoka's Board of Directors may seek to adjourn the Special Meeting to a later date provided a majority of the shares present and voting have voted in favor of such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. Proxies voted against the Merger and abstentions will not be voted to adjourn the Special Meeting. Abstentions and broker non votes will not be voted on this matter but will not count as "no" votes. If it is necessary to adjourn the Special Meeting and the adjournment is for a period of less than 120 days from the original date of the Special Meeting, no notice of the time and place of the adjourned meeting need be given to shareholders other than an announcement at the Special Meeting.

     The effect of any such adjournment would be to permit Tomoka to solicit additional proxies for approval of the Merger. While such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies filed by shareholders voting against the Merger, an adjournment would afford Tomoka the opportunity to solicit additional proxies in favor of the Merger.

                                 OTHER MATTERS

     The Board of Directors of Tomoka is not aware of any business to come before the Special Meeting other than those matters described above in this Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of Tomoka.

             DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in BancGroup's proxy solicitation materials for its 1997 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup's main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192, no later than 120 calendar days in advance of the date of March 18, 1997.

                                 LEGAL MATTERS

     Certain legal matters regarding the shares of BancGroup Common Stock offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup and of Colonial Bank, is a partner. Such firm received fees for legal services performed in 1995 of $1,305,633. John C. H. Miller, Jr. owns 10,243 shares of BancGroup Common Stock. Mr. Miller also received employee-related compensation from BancGroup in 1995 of $58,070.

                                    EXPERTS

     Coopers & Lybrand L.L.P. serves as the independent accountants for BancGroup. The consolidated financial statements of BancGroup and the supplemental consolidated financial statements of BancGroup, both as of December 31, 1995 and 1994 and for each of the three years ended December 31, 1995, are incorporated by reference in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     Dupree & Camputaro serves as the independent accountants for Tomoka. The consolidated financial statements of Tomoka as of December 31, 1995 and 1994 and for each of the years ended December 31, 1995,

1994 and 1993 that are in this Prospectus in reliance upon the report of such firm, are given on the authority of that firm as experts in accounting and auditing. It is expected that a representative of such firm will be present at the Special Meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF TOMOKA PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE SECRETARY OF TOMOKA PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                         INDEX TO FINANCIAL STATEMENTS

COLONIAL BANCGROUP:

     All required financial statements have been incorporated by reference into this prospectus.

                                                                                        PAGE
                                                                                        -----
TOMOKA BANCORP, INC. AND SUBSIDIARY:
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets, December 31, 1995 and 1994...............................  F-3
Consolidated Statements of Operations, Years Ended December 31, 1995, 1994 and 1993...  F-4
Consolidated Statements of Changes in Stockholders' Equity, Years Ended December 31,
  1995, 1994 and 1993.................................................................  F-5
Consolidated Statements of Cash Flows, Years Ended December 31, 1995, 1994 and 1993...  F-6
Notes to Consolidated Financial Statements............................................  F-7
Consolidated Statements of Financial Condition, June 30, 1996 and December 31, 1995...  F-17
Consolidated Statements of Income, Six Months Ended June 30, 1996 and 1995............  F-18
Consolidated Statements of Stockholders' Equity, Six Months ended June 30, 1996.......  F-19
Consolidated Statements of Cash Flows, Six Months ended June 30, 1996 and 1995........  F-20
Notes to the Unaudited Condensed Consolidated Financial Statements....................  F-21

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
Tomoka Bancorp, Inc.
Ormond Beach, Florida

     We have audited the consolidated balance sheets of Tomoka Bancorp, Inc. and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tomoka Bancorp, Inc. and Subsidiary at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          DUPREE AND CAMPUTARO

January 25, 1996

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                         1995          1994
                                                                      -----------   -----------
                                            ASSETS
Cash and due from banks.............................................  $ 3,361,762   $ 1,950,501
Federal funds sold..................................................    4,700,000     2,310,000
                                                                      -----------   -----------
          Total cash and cash equivalents...........................    8,061,762     4,260,501
Investment securities:
  Available for sale................................................   12,089,781     4,880,514
  Held to maturity..................................................    2,418,849    11,641,244
Loans, less allowance for loan losses of $386,310 and $327,575,
  respectively......................................................   37,573,852    33,586,872
Property and equipment, net.........................................    1,895,369     1,887,005
Accrued interest receivable.........................................      382,228       357,717
Other assets........................................................      236,269       362,247
                                                                      -----------   -----------
                                                                      $62,658,110   $56,976,100
                                                                      ===========   ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand............................................................  $ 8,602,020   $ 5,654,676
  Interest bearing demand...........................................    5,862,015     8,248,121
  Now accounts......................................................    6,126,469     5,222,567
  Savings...........................................................    4,068,696     4,357,966
  Time $100,000 and over............................................    3,188,963     1,861,246
  Other Time........................................................   26,644,552    23,369,954
                                                                      -----------   -----------
                                                                       54,492,715    48,714,530
Customer repurchase agreements......................................    1,979,921     3,230,696
Accrued interest, taxes and other liabilities.......................      659,094       420,786
                                                                      -----------   -----------
          Total liabilities.........................................   57,131,730    52,366,012
                                                                      -----------   -----------
Commitments and contingent liabilities (Note 8)
  Stockholders' equity
  Common stock, $5 par value, 1,000,000 shares authorized, 405,000
     shares issued and outstanding..................................    2,025,000     2,025,000
  Capital surplus...................................................    1,215,000     1,215,000
  Retained earnings.................................................    2,277,352     1,498,835
  Unrealized gain (loss) on investment securities available for
     sale...........................................................        9,028      (128,747)
                                                                      -----------   -----------
          Total stockholders' equity................................    5,526,380     4,610,088
                                                                      -----------   -----------
                                                                      $62,658,110   $56,976,100
                                                                      ===========   ===========

             The accompanying Auditors' Report and notes should be
                      read with the financial statements.

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                1995         1994         1993
                                                             ----------   ----------   ----------
Interest income:
  Interest and fees on loans...............................  $3,793,943   $2,696,744   $1,724,349
  Interest on investment securities:
     U. S. Treasury Securities.............................      22,333       20,601        6,133
     Obligations of other U. S. government agencies and
       corporations........................................     771,554      862,468    1,106,671
     Obligations of state and political subsidiaries.......      48,690       39,269       38,944
     Other securities......................................          --           --       23,350
  Interest on federal funds sold...........................     215,354       84,922       75,186
                                                             ----------   ----------   ----------
                                                              4,851,874    3,704,004    2,974,633
                                                             ----------   ----------   ----------
Interest expense:
  Interest on other borrowings.............................          --        3,974        2,937
  Interest on deposits.....................................   1,907,638    1,544,198    1,501,250
                                                             ----------   ----------   ----------
                                                              1,907,638    1,548,172    1,504,187
                                                             ----------   ----------   ----------
          Net interest income..............................   2,944,236    2,155,832    1,470,446
Provision for loan losses..................................     130,000       81,689       61,766
                                                             ----------   ----------   ----------
          Net interest income after provision for loan
            losses.........................................   2,814,236    2,074,143    1,408,680
                                                             ----------   ----------   ----------
Noninterest income:
  Net gain on sale of securities...........................          --        5,323       97,488
  Service fees.............................................     393,424      315,378      343,090
  Other....................................................     256,028      156,187      303,806
                                                             ----------   ----------   ----------
                                                                649,452      476,888      744,384
                                                             ----------   ----------   ----------
Noninterest expense:
  Net loss on sale of securities...........................      39,624           --           --
  Salaries and employee benefits...........................   1,028,069      862,610      828,677
  Occupancy and equipment..................................     300,895      279,307      248,623
  Other operating expense..................................     777,542      756,671      947,624
                                                             ----------   ----------   ----------
                                                              2,146,130    1,898,588    2,024,924
                                                             ----------   ----------   ----------
          Income before income taxes and cumulative
            effect.........................................   1,317,558      652,443      128,140
Income taxes...............................................     500,323      214,877       34,711
                                                             ----------   ----------   ----------
          Net income before effect of change in accounting
            principle......................................     817,235      437,566       93,429
Cumulative effect on prior years of accounting change......          --           --       35,431
                                                             ----------   ----------   ----------
          Net income.......................................  $  817,235   $  437,566   $  128,860
                                                             ==========   ==========   ==========
Net income per share of common stock.......................  $     2.02   $     1.08   $      .32
                                                             ==========   ==========   ==========
Weighted average shares outstanding........................     405,000      405,000      405,000
                                                             ==========   ==========   ==========

             The accompanying Auditors' Report and notes should be
                      read with the financial statements.

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                UNREALIZED
                                                                                GAIN (LOSS)
                                  COMMON STOCK                                 ON INVESTMENT
                              --------------------                              SECURITIES
                                           PAR        CAPITAL      RETAINED      AVAILABLE
                              SHARES      VALUE       SURPLUS      EARNINGS      FOR SALE        TOTAL
                              -------   ----------   ----------   ----------   -------------   ----------
Balance, January 1, 1993....  405,000   $2,025,000   $1,215,000   $  932,409     $      --     $4,172,409
Net income..................       --           --           --      128,860            --        128,860
                              -------   ----------   ----------   ----------     ---------     ----------
Balance, December 31,
  1993......................  405,000    2,025,000    1,215,000    1,061,269            --      4,301,269
Unrealized loss on
  investment securities
  available for sale........       --           --           --           --      (128,747)      (128,747)
Net income..................       --           --           --      437,566            --        437,566
                              -------   ----------   ----------   ----------     ---------     ----------
Balance, December 31,
  1994......................  405,000    2,025,000    1,215,000    1,498,835      (128,747)     4,610,088
Change in unrealized gain
  (loss) on investment
  securities available for
  sale......................       --           --           --           --       137,775        137,775
Net income..................       --           --           --      817,235            --        817,235
Dividends paid..............       --           --           --      (38,718)           --        (38,718)
                              -------   ----------   ----------   ----------     ---------     ----------
Balance, December 31,
  1995......................  405,000   $2,025,000   $1,215,000   $2,277,352     $   9,028     $5,526,380
                              =======   ==========   ==========   ==========     =========     ==========

             The accompanying Auditors' Report and notes should be
                      read with the financial statements.

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                             1995          1994          1993
                                                          -----------   -----------   -----------
Cash flow from operating activities:
  Net income............................................  $   817,235   $   437,566   $   128,860
  Adjustments to reconcile net income to cash used by
     operating activities:
     Cumulative effect of change in accounting
       principle........................................           --            --       (35,431)
     Loss on disposal of property and equipment.........        2,490            --            --
     (Gain) loss on sale of securities..................       39,624        (5,323)      (97,488)
     Depreciation and amortization......................      131,649       136,246       114,281
     Provision for loan losses..........................      130,000        81,689        61,766
     Deferred taxes.....................................       12,571       (45,329)          348
     (Increase) decrease in other assets................       (3,660)       14,232       (78,912)
     Increase in accrued interest receivable............      (24,511)      (27,322)      (11,133)
     Increase in accrued interest, taxes and other
       liabilities......................................      238,308        54,846       148,646
                                                          -----------   -----------   -----------
     Net cash provided by operating activities..........    1,343,706       646,605       230,937
                                                          -----------   -----------   -----------
Cash flow from investing activities:
  Proceeds from sale of securities available-for-sale...    3,910,436       924,363     3,493,892
  Maturities and redemptions of securities
     available-for-sale.................................    3,315,163     4,515,206     1,325,000
  Maturities and redemptions of securities
     held-to-maturity...................................    1,700,000            --            --
  Purchases of securities available-for-sale............   (5,504,105)           --    (1,047,676)
  Purchases of securities held-to-maturity..............   (1,220,264)     (291,538)   (3,318,480)
  Net increase in loans.................................   (4,116,980)   (9,618,659)   (5,293,542)
  Purchases of property and equipment...................     (115,387)      (25,467)     (547,691)
                                                          -----------   -----------   -----------
     Net cash used by investing activities..............   (2,031,137)   (4,496,095)   (5,388,497)
                                                          -----------   -----------   -----------
Cash flow from financing activities:
  Net increase in deposits..............................    5,778,185     1,158,692     4,045,414
  Dividends paid........................................      (38,718)           --            --
  Note proceeds.........................................           --            --        10,053
  Note payment..........................................           --       (10,053)           --
  Loan from directors...................................           --            --        48,677
  Loan payment..........................................           --       (48,677)           --
  Increase (decrease) in customer repurchase
     agreements.........................................   (1,250,775)    3,230,696            --
                                                          -----------   -----------   -----------
     Net cash provided by financing activities..........    4,488,692     4,330,658     4,104,144
                                                          -----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents....    3,801,261       481,168    (1,053,416)
Cash and cash equivalents at beginning of period........    4,260,501     3,779,333     4,832,749
                                                          -----------   -----------   -----------
Cash and cash equivalents at end of period..............  $ 8,061,762   $ 4,260,501   $ 3,779,333
                                                          ===========   ===========   ===========
Supplemental Disclosure of Cash Flow Information:
  Interest paid.........................................  $ 1,871,991   $ 1,505,784   $ 1,541,143
                                                          ===========   ===========   ===========
  Income taxes paid.....................................  $   420,836   $    34,400   $   179,480
                                                          ===========   ===========   ===========
  Income taxes refunded.................................  $        --   $   122,997   $        --
                                                          ===========   ===========   ===========

             The accompanying Auditors' Report and notes should be
                      read with the financial statements.

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Nature of Operations -- The Company is a one bank holding company which operates out of the main office in Ormond Beach with three other branches in Port Orange, New Smyrna Beach and Pierson. The bank's primary source of revenue is providing loans to individuals and businesses in the Volusia county area of Florida.

     Use of Estimates in the Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period, actual results could differ from those estimates.

     Principles of Consolidation -- The financial statements include the accounts of the Company and its consolidated subsidiary, Tomoka State Bank. The acquisition of Tomoka State Bank in 1994 has been accounted for as a pooling of interest. All significant intercompany accounts and transactions have been eliminated.

     Cash and Cash Equivalents -- For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

     Investment Securities -- Investment securities are comprised of securities classified as available for sale and held to maturity, in conjunction with the adoption of FASB 115, resulting in investment securities available for sale being carried at market value and investment securities held to maturity being carried at cost, adjusted for amortization of premiums and accretions of discounts.

     Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

     Loans and Allowance for Loan Losses -- Loans are stated at the amount of unpaid principal, reduced by allowance for loan losses. Interest on loans is calculated by using the simple interest method on the principal amounts outstanding. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Fees and related costs on loans are amortized over the term of the loan as required by generally accepted accounting principles.

     Property and Equipment -- Property and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets, which are 40 years for building, 3 to 12 years for furniture and equipment and 5 years for vehicles.

     Income Taxes -- The tax effect of transactions is recorded at current tax rates in the periods the transactions are reported for financial statement purposes. Deferred income taxes are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The Company files its income tax returns on a consolidated basis.

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Pending Accounting Pronouncements -- The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company is required to implement SFAS 121 by December 31, 1996. The provisions of SFAS 121 will require the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption is not expected to have a significant impact on the Company.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 122 (SFAS 122), "Mortgage Servicing Rights," as an amendment to SFAS 65. The Company is required to implement SFAS 122 by December 31, 1996. The provisions of SFAS 122 eliminate the accounting distinction between rights to service mortgage loans that are acquired through loan origination and those acquired through purchase. The adoption is not expected to have a significant impact on the Company.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." The Company is required to implement SFAS 123 in 1996. SFAS 123 establishes a method of accounting for stock compensation plans based on fair value. Companies are permitted to continue to use the existing method of accounting but are required to disclose pro forma net income and earnings per share as if SFAS 123 had been used to measure compensation cost. The adoption of SFAS 123 is not expected to have a significant impact on the Company.

     Earnings per Share -- Net income per share of common stock has been computed using the weighted average number of shares outstanding during the year.

     Reclassifications -- Certain reclassifications have been made in the 1994 and 1993 financial statements to conform with the 1995 presentation.

2. PENDING MERGER:

     Tomoka Bancorp Inc. and The Colonial BancGroup Inc. entered into an agreement to merge the two companies. The agreement provides that, upon consummation of the merger, each outstanding share of Tomoka Bancorp Inc. common stock shall be converted and exchanged for the right to receive the number of shares of Colonial common stock equal to $32 divided by the market value, as defined, of Colonial's common stock. The merger will be accounted for as a pooling of interest. The merger is subject to regulatory and shareholder approval and is anticipated to be consummated in December, 1996.

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. INVESTMENT SECURITIES:

     Amortized costs and approximate market values of investment securities are summarized as follows at December 31, 1995 and 1994:

                                                              GROSS        GROSS      APPROXIMATE
                                               AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                                 COST         GAINS        LOSSES        VALUE
                                              -----------   ----------   ----------   -----------
    DECEMBER 31, 1995
    Held to maturity:
      U. S. Treasury Securities.............  $   505,292    $  1,108    $       --   $   506,400
      Obligations of other U.S. government
         agencies and corporations..........      999,767          --            --       999,767
      Other securities......................      913,790       5,711            --       919,501
                                              -----------     -------     ---------   -----------
                                                2,418,849       6,819            --     2,425,668
                                              -----------     -------     ---------   -----------
    Available for sale:
      Obligations of other U.S. government
         agencies and corporations..........   11,071,703      28,529       (30,897)   11,069,335
    Other securities........................    1,003,156      23,310        (6,020)    1,020,446
                                              -----------     -------     ---------   -----------
                                               12,074,859      51,839       (36,917)   12,089,781
                                              -----------     -------     ---------   -----------
                                              $14,493,708    $ 58,658    $  (36,917)  $14,515,449
                                              ===========     =======     =========   ===========
    DECEMBER 31, 1994
    Held to maturity:
      U.S. Treasury Securities..............  $   498,894    $     --    $  (12,019)  $   486,875
      Obligations of other U.S. government
         agencies and corporations..........   10,343,900          --      (520,011)    9,823,889
      Other securities......................      798,450          --       (25,922)      772,528
                                              -----------     -------     ---------   -----------
                                               11,641,244          --      (557,952)   11,083,292
                                              -----------     -------     ---------   -----------
    Available for sale:
      Obligations of other U.S. government
         agencies and corporations..........    5,093,319         731      (213,536)    4,880,514
                                              -----------     -------     ---------   -----------
                                              $16,734,563    $    731    $ (771,488)  $15,963,806
                                              ===========     =======     =========   ===========

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The amortized cost and approximate market values of investment securities at December 31, 1995, by expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                SECURITIES AVAILABLE             SECURITIES HELD
                                                      FOR SALE                     TO MATURITY
                                             --------------------------     -------------------------
                                              AMORTIZED                     AMORTIZED
                                                COST       MARKET VALUE        COST      MARKET VALUE
                                             -----------   ------------     ----------   ------------
Due in one year or less....................  $ 1,789,204   $  1,773,430     $  505,292    $  506,400
Due after one year but less than five
  years....................................    3,199,824      3,219,552      1,393,833     1,397,179
Due after five years but less than ten
  years....................................    1,003,332      1,016,662             --            --
Due after ten years........................           --             --        519,724       522,089
                                             -----------    -----------     ----------    ----------
                                               5,992,360      6,009,644      2,418,849     2,425,668
Mortgage backed securities.................    6,082,499      6,080,137             --            --
                                             -----------    -----------     ----------    ----------
                                             $12,074,859   $ 12,089,781     $2,418,849    $2,425,668
                                             ===========    ===========     ==========    ==========

     Proceeds from the sale of investments in debt securities, gross realized gains, gross realized losses and the related income taxes on net realized gains were as follows:

                                                                        1995        1994
                                                                     ----------   --------
    Proceeds from sales............................................  $3,910,436   $924,363
    Gross realized gains...........................................  $       --   $  5,323
    Gross realized losses..........................................  $   39,624   $     --
    Applicable income tax on net realized gains....................  $       --   $  2,003

     Securities carried at approximately $3,544,518 and $5,092,675 were pledged to secure deposits and for other purposes.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES:

     A summary of loan classifications at December 31, 1995 and 1994 follows:

                                                                     1995          1994
                                                                  -----------   -----------
    Commercial loans............................................  $10,915,974   $ 9,214,971
    Real estate.................................................   24,803,657    21,635,603
    Installment loans...........................................    2,240,531     3,063,873
                                                                  -----------   -----------
                                                                   37,960,162    33,914,447
    Allowance for loan losses...................................     (386,310)     (327,575)
                                                                  -----------   -----------
                                                                  $37,573,852   $33,586,872
                                                                  ===========   ===========

     Changes in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 were as follows:

                                                               1995       1994       1993
                                                             --------   --------   --------
    Balance beginning of year..............................  $327,575   $245,886   $206,523
    Provision charged to operations........................   130,000     81,689     61,766
    Recoveries on loans previously charged off.............       510         --         --
    Loans charged off......................................   (71,775)        --    (22,403)
                                                             --------   --------   --------
    Balance December 31....................................  $386,310   $327,575   $245,886
                                                             ========   ========   ========

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Most of the Bank's business activity is with customers located within Volusia County, Florida. As of December 31, 1995 and 1994, the Bank had a concentration of credit risk aggregating approximately $24,804,000 and $21,636,000, respectively, in loans secured by real estate.

5. PROPERTY AND EQUIPMENT:

     A summary of property and equipment at December 31, 1995 and 1994 follows:

                                                                       1995         1994
                                                                    ----------   ----------
    Land..........................................................  $  776,855   $  776,855
    Building and improvements.....................................     944,987      930,046
    Furniture and equipment.......................................     585,336      490,046
    Vehicles......................................................      10,934       10,934
                                                                    ----------   ----------
                                                                     2,318,112    2,207,881
    Less accumulated depreciation and amortization................     422,743      320,876
                                                                    ----------   ----------
                                                                    $1,895,369   $1,887,005
                                                                    ==========   ==========

     Total depreciation expense for December 31, 1995, 1994 and 1993 was $104,533, $99,276 and $83,661, respectively.

6. INCOME TAXES:

     The components of income tax expense for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                                                1995       1994      1993
                                                              --------   --------   -------
    Currently payable:
      Federal...............................................  $430,797   $234,750   $31,368
      State.................................................    56,955     25,456     2,995
                                                              --------   --------   -------
                                                               487,752    260,206    34,363
                                                              --------   --------   -------
    Deferred:
      Federal...............................................    10,821    (39,017)      299
      State.................................................     1,750     (6,312)       49
                                                              --------   --------   -------
                                                                12,571    (45,329)      348
                                                              --------   --------   -------
                                                              $500,323   $214,877   $34,711
                                                              ========   ========   =======

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below.

                                                                             1995       1994
                                                                           --------   --------
Deferred tax assets:
  Allowance for loan losses..............................................  $124,443   $129,392
  Securities amortization and accretion..................................    50,174     54,757
  Market valuation reserve...............................................        --     84,058
                                                                           --------   --------
                                                                            174,617    268,207
                                                                           --------   --------
Deferred tax liabilities:
  Fixed assets...........................................................   (58,944)   (55,905)
  Market valuation reserve...............................................    (5,894)        --
                                                                           --------   --------
                                                                            (64,838    (55,905)
                                                                           --------   --------
Net deferred tax asset...................................................  $109,779   $212,302
                                                                           ========   ========

     A reconciliation of income tax computed at the federal statutory income tax rate to total income taxes is as follows for the years ended December 31:

                                                                   1995        1994       1993
                                                                ----------   --------   --------
Pre-tax income................................................  $1,317,558   $652,443   $128,140
                                                                  ========   ========   ========
Income tax computed at federal statutory rate.................  $  447,970   $221,831   $ 32,573
Increase (decrease) resulting from:
  Nondeductible expenses......................................      25,307     31,301     13,105
  State income taxes, net of federal benefit..................      37,590     16,801      2,234
  Tax exempt interest.........................................     (16,555)   (13,351)    (9,841)
  Other, net..................................................       6,011    (41,705)    (3,360)
                                                                  --------   --------   --------
                                                                $  500,323   $214,877   $ 34,711
                                                                  ========   ========   ========

7. OTHER FINANCIAL INSTRUMENTS, COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. At December 31, 1995 and 1994 commitments under standby letters of credit and guarantees aggregated $4,184,977 and $2,698,432, respectively.

     The Bank is not a defendant in legal actions arising from normal business activities.

8. RELATED PARTY TRANSACTIONS:

     Certain officers, directors, principal shareholders and companies which have 10 percent or more beneficial ownership, were indebted to the bank at December 31, 1995 and 1994 in the aggregate amount of $1,224,940 and $2,682,186, respectively.

9. STOCK OPTION PLANS:

     A majority of the stockholders approved the "Tomoka State Bank Directors Stock Option Plan" on October 23, 1990. On April 26, 1994, a majority of the stockholders approved the "1994 Tomoka Bancorp, Inc. Directors Stock Option Plan" which terminated and replaced the old plan. Under the new plan, a

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

maximum of 60,000 shares may be issued at an option price equal to the fair market value of a share of common stock as of the date of the grant. However, during the first two years after granting the option, the option shall not be exercisable.

     Activity regarding this stock option plan is summarized as follows:

                                                                      SHARES   PRICE PER SHARE
                                                                      ------   ---------------
    Granted, April 26, 1994.........................................  30,000       $ 11.25
    Granted, April 26, 1995.........................................  24,400       $ 11.50
    Granted, May 25, 1995...........................................   2,500       $ 11.50
    Canceled or expired.............................................    (400)      $ 11.25
                                                                      ------
      Outstanding, December 31, 1995................................  56,500
                                                                      ======

     At December 31, 1995 and 1994, no options were exercisable.

     On April 18, 1995, a majority of the stockholders approved the "Tomoka Bancorp, Inc. Key Employee Stock Option Plan". Under this plan, a maximum of 21,000 shares may be issued at an option price equal to the fair market value of a share of common stock as of the date of the grant, however, during the first six months after granting the option, the option shall not be exercisable. Activity regarding this stock option plan is summarized as follows:

                                                                      SHARES   PRICE PER SHARE
                                                                      ------   ---------------
    Granted, September 26, 1994.....................................   8,650       $ 11.50
    Granted, September 26, 1995.....................................   8,425       $ 11.75
    Canceled or expired.............................................    (550)      $ 11.50
                                                                      ------
      Outstanding, December 31, 1995................................  16,525
                                                                      ======
      Exercisable, December 31, 1994................................      --
                                                                      ======
      Exercisable, December 31, 1995................................   8,100
                                                                      ======

10. RESTRICTIONS ON RETAINED EARNINGS:

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1995, approximately $1,333,184 of retained earnings were available for dividend declaration without prior regulatory approval.

11. PROFIT SHARING PLAN:

     The Bank has a 401(k) profit sharing plan (the Plan) which it has offered to all its' employees. Contributions under the Plan are discretionary and are determined annually by the Bank's board of directors. The Bank's contributions to the Plan totaled $11,299 for the year ended December 31, 1995. There were no contributions made to the Plan for the year ended December 31, 1994 and 1993.

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following table shows the estimated fair value and the related carrying values of the Company's financial instruments at December 31, 1995. Items which are not financial instruments are not included.

                                                                               1995
                                                                    ---------------------------
                                                                     CARRYING        ESTIMATED
                                                                      AMOUNT        FAIR VALUE
                                                                    -----------     -----------
Cash and due from banks...........................................  $ 3,361,762     $ 3,361,762
Federal Funds sold................................................    4,700,000       4,700,000
Investment securities available for sale..........................   12,074,859      12,089,781
Investment securities held to maturity............................    2,418,849       2,425,668
Loans, net of allowance for loan losses...........................   37,573,852      37,805,120
Accrued interest receivable.......................................      382,228         382,228
Deposit liabilities...............................................   54,492,715      54,728,755
Customer repurchase agreements....................................    1,979,921       1,979,921

     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1995. The estimated fair value for cash and due from banks and federal funds sold is considered to approximate cost. The estimated fair value for investment securities are based on quoted market values for the individual securities or for equivalent securities. In the case of fixed and annually adjustable rate loans, the prevailing Tomoka State Bank rates of December 31, 1995 for the various collateral and risk categories, were used as discount rates in calculating the present values of like instruments. For financial assets and liabilities whose interest rates are contractually precluded from floating directly with market rates, market values are calculated in all cases as the present value of anticipated future cash flows, discounted using an appropriate rate. Market values for time deposits likewise represent the sum of discounted future cash flows where the discount rates are Tomoka State Bank's Certificate of Deposit rates for the various maturities then prevailing at December 31, 1995.

     While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of such items at December 31, 1995, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1995 should not necessarily be considered to apply at subsequent dates.

     In addition other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures. Also non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include the estimated earning power of core deposit accounts, the trained work force, customer goodwill and similar items.

13. SUPPLEMENTAL FINANCIAL DATA:

     Components of other expense in excess of 1% of total interest and other income are as follows at December 31:

                                                               1995       1994       1993
                                                             --------   --------   --------
    Legal and professional fees............................  $ 68,071   $ 79,312   $101,744
    FDIC assessment and fees...............................    96,152    149,755    133,468
    Data processing fees...................................   110,995    112,385     65,460
    Stationery and supplies................................    55,444     49,217     45,212
    Postage, freight and courier service...................    49,907     56,002     44,313
    Directors fees.........................................    37,889     35,300     38,300

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14. TOMOKA BANCORP INC. (PARENT COMPANY ONLY):

     Presented below are the financial statements of Tomoka Bancorp Inc.

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                           1995         1994
                                                                        ----------   ----------
                                            ASSETS
Cash and cash equivalents.............................................  $   15,592   $   12,182
Investment in subsidiary -- Tomoka State Bank.........................   5,460,593    4,669,356
Other assets..........................................................      41,167       57,297
                                                                        ----------   ----------
                                                                        $5,517,352   $4,738,835
                                                                        ==========   ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable......................................................  $       --   $       --
Common stock -- par value $5 per share, 1,000,000 shares authorized,
  405,000 shares issued and outstanding in 1995 and 1994..............   2,025,000    2,025,000
Surplus...............................................................   1,215,000    1,215,000
Retained earnings.....................................................   2,277,352    1,498,835
                                                                        ----------   ----------
                                                                        $5,517,352   $4,738,835
                                                                        ==========   ==========

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                   1995       1994       1993
                                                                 --------   --------   --------
Equity in subsidiary's undistributed net income................  $791,237   $364,932   $132,015
Dividends received.............................................    45,000     92,566         --
Interest expense...............................................        --     (3,974)    (2,937)
Other expense..................................................   (30,470)   (27,984)    (2,872)
Income tax benefits............................................    11,468     12,026      2,654
                                                                 --------   --------   --------
  Net income...................................................  $817,235   $437,566   $128,860
                                                                 ========   ========   ========

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                   1995       1994       1993
                                                                 --------   --------   --------
Cash flow from operating activities:
  Net income...................................................  $817,235   $437,566   $128,860
  Adjustments to reconcile net income to cash used by operating activities:
     Amortization..............................................    10,881     10,881        907
     Undistributed earnings of subsidiary......................  (791,237)  (364,932)  (132,015)
     (Increase) decrease in other assets.......................     5,249    (12,025)   (57,060)
     Increase (decrease) in accounts payable...................        --       (578)       578
                                                                 --------   --------   --------
  Net cash provided by (used in) operating activities..........    42,128     70,912    (58,730)
                                                                 --------   --------   --------
Cash flow from investing activities............................        --         --         --
                                                                 --------   --------   --------
Cash flow from financing activities:
  Dividends paid...............................................   (38,718)        --         --
  Proceeds from note payable...................................        --         --     10,053
  Proceeds from directors loan payable.........................        --         --     48,677
  Retirement of note payable...................................        --    (10,053)        --
  Retirement of directors loan payable.........................        --    (48,677)        --
                                                                 --------   --------   --------
Net cash provided by (used in) financing activities............   (38,718)   (58,730)    58,730
                                                                 --------   --------   --------
Net increase in cash and cash equivalents......................     3,410     12,182         --
Cash and cash equivalents beginning of year....................    12,182         --         --
                                                                 --------   --------   --------
Cash and cash equivalents end of year..........................  $ 15,592   $ 12,182   $     --
                                                                 ========   ========   ========

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                       JUNE 30,     DECEMBER 31,
                                                                         1996           1995
                                                                      -----------   ------------
                                                                      (UNAUDITED)
                                             ASSETS
Cash and due from banks.............................................  $ 3,789,258   $  3,361,762
Federal funds sold..................................................    5,385,000      4,700,000
Investment securities...............................................   15,031,685     14,508,630
Loans receivable, net...............................................   45,758,786     37,573,852
Property and equipment, net.........................................    1,853,488      1,895,369
Accrued interest receivable.........................................      463,209        382,228
Other assets........................................................      429,619        236,269
                                                                      -----------    -----------
          Total assets..............................................  $72,711,045   $ 62,658,110
                                                                      ===========    ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits..........................................................  $64,280,809   $ 54,492,715
  Customer repurchase agreements....................................    2,267,057      1,979,921
  Accrued expenses and other liabilities............................      277,412        659,094
                                                                      -----------    -----------
          Total liabilities.........................................   66,825,278     57,131,730
                                                                      -----------    -----------
Stockholders' Equity:
  Common stock, $5 par value, 1,000,000 shares authorized, 405,000
     shares issued and outstanding..................................    2,025,000      2,025,000
  Capital surplus...................................................    1,215,000      1,215,000
  Net unrealized gain (loss) on AFS Securities......................     (116,238)         9,028
  Retained earnings.................................................    2,762,005      2,277,352
                                                                      -----------    -----------
          Total stockholders' equity................................    5,885,767      5,526,380
                                                                      -----------    -----------
          Total liabilities and stockholders' equity................  $72,711,045   $ 62,658,110
                                                                      ===========    ===========

        The accompanying notes to the consolidated financial statements should be read with the financial statements.

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                                                           1996         1995
                                                                        ----------   ----------
                                                                              (UNAUDITED)
Interest Income:
  Loans...............................................................  $2,086,110   $1,817,519
  Other investments...................................................     507,992      500,056
                                                                        ----------   ----------
          Total interest income.......................................   2,594,102    2,317,575
                                                                        ----------   ----------
Interest Expense:
  Deposits............................................................   1,014,015      908,394
                                                                        ----------   ----------
          Total interest expense......................................   1,014,015      908,394
                                                                        ----------   ----------
          Net interest income.........................................   1,580,087    1,409,181
  Provision for possible loan losses..................................     122,000       90,000
                                                                        ----------   ----------
          Net interest income after provision for possible loan
            losses....................................................   1,458,087    1,319,181
                                                                        ----------   ----------
Other Income:
  Service fees........................................................     147,303      128,748
  Gain (loss) on sale of securities...................................         104           --
  Other operating income..............................................     146,711      102,571
                                                                        ----------   ----------
                                                                           294,118      231,319
                                                                        ----------   ----------
General and Administrative Expenses:
  Salaries and employee benefits......................................     488,518      450,466
  Occupancy and equipment.............................................     165,531      150,038
  Other...............................................................     407,937      408,926
                                                                        ----------   ----------
                                                                         1,061,986    1,009,430
                                                                        ----------   ----------
     Income before income taxes.......................................     690,219      541,070
                                                                        ----------   ----------
Income tax expense....................................................     205,156      213,638
                                                                        ----------   ----------
     Net income.......................................................  $  485,063   $  327,432
                                                                        ==========   ==========

        The accompanying notes to the consolidated financial statements should be read with the financial statements.

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                  COMMON STOCK                                     NET
                              --------------------                             UNREALIZED
                                           PAR        CAPITAL      RETAINED    GAIN(LOSS)
                              SHARES      VALUE       SURPLUS      EARNINGS      ON AFS        TOTAL
                              -------   ----------   ----------   ----------   -----------   ----------
Balance, December 31,
  1995......................  405,000   $2,025,000   $1,215,000   $2,277,352   $     9,028   $5,526,380
MVA to AFS Securities --
  (unaudited)...............       --           --           --           --      (125,266)    (125,266)
Dividends paid..............       --           --           --         (410)           --         (410)
Net income -- (unaudited)...       --           --           --      485,063            --      485,063
                              -------   ----------   ----------   ----------    ----------   ----------
Balance, June 31, 1996 --
  (unaudited)...............  405,000   $2,025,000   $1,215,000   $2,762,005   $  (116,238)  $5,885,767
                              =======   ==========   ==========   ==========    ==========   ==========

        The accompanying notes to the consolidated financial statements should be read with the financial statements.

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                                                       1996            1995
                                                                    -----------     -----------
                                                                            (UNAUDITED)
Cash flow from operating activities:
  Net income......................................................  $   485,063     $   327,432
  Adjustments to reconcile net income to cash used by operating activities:
     Depreciation and amortization................................       63,755          71,817
     Provision for loan losses....................................      122,000          90,000
     Gain on sale of investment securities available for sale.....         (104)             --
     Deferred taxes...............................................      (83,980)         27,123
     Cash provided by (used in) changes in:
       Accrued interest receivable................................      (80,981)         (8,950)
       Other assets...............................................      (38,679)        (69,934)
       Accrued expenses and other liabilities.....................     (381,682)        (41,447)
                                                                    -----------      ----------
          Net cash provided by operating activities...............       85,392         396,041
                                                                    -----------      ----------
Cash flow from investing activities:
  Proceeds from maturities and redemptions of securities held to
     maturity.....................................................           --       1,200,000
  Proceeds from sales of securities available for sale............    2,276,307         864,523
  Purchases of securities held to maturity........................           --        (193,617)
  Purchases of securities available for sale......................   (3,006,309)       (200,000)
  Net increase in loans...........................................   (8,306,934)     (1,573,825)
  Purchases of property and equipment.............................      (10,780)        (96,941)
                                                                    -----------      ----------
          Net cash provided by (used in) investing activities.....   (9,047,716)            140
                                                                    -----------      ----------
Cash flow from financing activities:
  Net increase in deposits........................................    9,788,094       3,337,901
  Dividends paid..................................................         (410)        (37,678)
  Increase (decrease) in customer repurchase agreements...........      287,136      (1,716,726)
                                                                    -----------      ----------
          Net cash provided by financing activities...............   10,074,820       1,583,497
                                                                    -----------      ----------
Net increase in cash and cash equivalents.........................    1,112,496       1,979,678
Cash and cash equivalents at beginning of period..................    8,061,762       4,260,501
                                                                    -----------      ----------
Cash and cash equivalents at end of period........................  $ 9,174,258     $ 6,240,179
                                                                    ===========      ==========
Supplemental Disclosure of Cash Flow Information:
  Interest........................................................  $   996,601     $   872,743
                                                                    ===========      ==========
  Income taxes....................................................  $   585,956     $   290,716
                                                                    ===========      ==========
Supplemental Disclosure of non-cash transactions:
  Transfer of loans to other real estate owned....................  $        --     $    33,120
                                                                    ===========      ==========

        The accompanying notes to the consolidated financial statements should be read with the financial statements.

                              TOMOKA BANCORP, INC.
                                 AND SUBSIDIARY

       NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES:

     The accompanying unaudited condensed consolidated financial statements of Tomoka Bancorp Inc. and its subsidiary (the Company) have been prepared in accordance with generally accepted accounting principles for interim financial information. These unaudited interim financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company's 1995 annual report.

     In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of June 30, 1996 and the results of operations and cash flows for the interim periods ended June 30, 1996 and 1995. Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results of operations to be expected for the year.

2. COMMITMENTS AND CONTINGENCIES:

     The Company's subsidiary bank makes loan commitments and incurs contingent liabilities in the normal course of business which are not reflected in the consolidated statements of condition.

3. ACCOUNTING CHANGES:

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company is required to implement SFAS 121 by December 31, 1996. The provisions of SFAS 121 will require the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption is not expected to have a significant impact on the Company.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 122 (SFAS 122), "Mortgage Servicing Rights," as an amendment to SFAS 65. The Company is required to implement SFAS 122 by December 31, 1996. The provisions of SFAS 122 eliminate the accounting distinction between rights to service mortgage loans that are acquired through loan origination and those acquired through purchase. The adoption is not expected to have a significant impact on the Company.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." The Company is required to implement SFAS 123 in 1996. SFAS 123 establishes a method of accounting for stock compensation plans based on fair value. Companies are permitted to continue to use the existing method of accounting but are required to disclose pro forma net income and earnings per share as if SFAS 123 had been used to measure compensation cost. The adoption of SFAS 123 is not expected to have a significant impact on the Company.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE COLONIAL BANCGROUP, INC.,

                                      AND

                              TOMOKA BANCORP, INC.

                                  DATED AS OF

                                 JULY 19, 1996

                               TABLE OF CONTENTS

                                        CAPTION                                          PAGE
---------------------------------------------------------------------------------------  -----
ARTICLE 1 -- NAME
     1.1  Name.........................................................................  A-1
ARTICLE 2 -- MERGER -- TERMS AND CONDITIONS
     2.1  Applicable Law...............................................................  A-1
     2.2  Corporate Existence..........................................................  A-1
     2.3  Articles of Incorporation and Bylaws.........................................  A-1
     2.4  Resulting Corporation's Officers and Board...................................  A-2
     2.5  Shareholder Approval.........................................................  A-2
     2.6  Further Acts.................................................................  A-2
     2.7  Effective Date and Closing...................................................  A-2
ARTICLE 3 -- CONVERSION OF ACQUIRED CORPORATION STOCK
     3.1  Conversion of Acquired Corporation Stock.....................................  A-2
     3.2  Surrender of Acquired Corporation Stock......................................  A-3
     3.3  Fractional Shares............................................................  A-3
     3.4  Adjustments..................................................................  A-3
     3.5  BancGroup Stock..............................................................  A-3
     3.6  Dissenting Rights............................................................  A-3
ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP
     4.1  Organization.................................................................  A-3
     4.2  Capital Stock................................................................  A-4
     4.3  Financial Statements; Taxes..................................................  A-4
     4.4  No Conflict with Other Instrument............................................  A-5
     4.5  Absence of Material Adverse Change...........................................  A-5
     4.6  Approval of Agreements.......................................................  A-5
     4.7  Tax Treatment................................................................  A-5
     4.8  Title and Related Matters....................................................  A-5
     4.9  Subsidiaries.................................................................  A-5
    4.10  Contracts....................................................................  A-6
    4.11  Litigation...................................................................  A-6
    4.12  Compliance...................................................................  A-6
    4.13  Registration Statement.......................................................  A-6
    4.14  SEC Filings..................................................................  A-6
    4.15  Form S-4.....................................................................  A-7
    4.16  Brokers......................................................................  A-7
    4.17  Government Authorization.....................................................  A-7
    4.18  Absence of Regulatory Communications.........................................  A-7
    4.19  Disclosure...................................................................  A-7
ARTICLE 5 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED CORPORATION
     5.1  Organization.................................................................  A-7
     5.2  Capital Stock................................................................  A-7
     5.3  Subsidiaries.................................................................  A-7
     5.4  Financial Statements; Taxes..................................................  A-8
     5.5  Absence of Certain Changes or Events.........................................  A-9
     5.6  Title and Related Matters....................................................  A-10
     5.7  Commitments..................................................................  A-10
     5.8  Charter and Bylaws...........................................................  A-10
     5.9  Litigation...................................................................  A-10

                                        CAPTION                                          PAGE
---------------------------------------------------------------------------------------  -----
    5.10  Material Contract Defaults...................................................  A-11
    5.11  No Conflict with Other Instrument............................................  A-11
    5.12  Governmental Authorization...................................................  A-11
    5.13  Absence of Regulatory Communications.........................................  A-11
    5.14  Absence of Material Adverse Change...........................................  A-11
    5.15  Insurance....................................................................  A-11
    5.16  Pension and Employee Benefit Plans...........................................  A-12
    5.17  Buy-Sell Agreement...........................................................  A-12
    5.18  Brokers......................................................................  A-12
    5.19  Approval of Agreements.......................................................  A-12
    5.20  Disclosure...................................................................  A-12
    5.21  Registration Statement.......................................................  A-12
    5.22  Loans; Adequacy of Allowance for Loan Losses.................................  A-12
    5.23  Environmental Matters........................................................  A-13
    5.24  Transfer of Shares...........................................................  A-13
    5.25  Collective Bargaining........................................................  A-13
    5.26  Labor Disputes...............................................................  A-13
    5.27  Derivative Contracts.........................................................  A-13
ARTICLE 6 -- ADDITIONAL COVENANTS
     6.1  Additional Covenants of BancGroup............................................  A-14
     6.2  Additional Covenants of Acquired Corporation.................................  A-16
ARTICLE 7 -- MUTUAL COVENANTS AND AGREEMENTS
     7.1  Best Efforts; Cooperation....................................................  A-17
     7.2  Press Release................................................................  A-17
     7.3  Mutual Disclosure............................................................  A-18
     7.4  Access to Properties and Records.............................................  A-18
     7.5  Payment of Dividends.........................................................  A-18
ARTICLE 8 -- CONDITIONS TO OBLIGATIONS OF ALL PARTIES
     8.1  Approval by Shareholders.....................................................  A-18
     8.2  Regulatory Authority Approval................................................  A-18
     8.3  Litigation...................................................................  A-18
     8.4  Registration Statement.......................................................  A-19
     8.5  Tax Opinion..................................................................  A-19
ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION
     9.1  Representations, Warranties and Covenants....................................  A-19
     9.2  Adverse Changes..............................................................  A-19
     9.3  Closing Certificate..........................................................  A-19
     9.4  Opinion of Counsel...........................................................  A-20
     9.5  Fairness Opinion.............................................................  A-20
     9.6  NYSE Listing.................................................................  A-20
     9.7  Other Matters................................................................  A-20
     9.8  Material Events..............................................................  A-20
ARTICLE 10 -- CONDITIONS TO OBLIGATIONS OF BANCGROUP
    10.1  Representations, Warranties and Covenants....................................  A-20
    10.2  Adverse Changes..............................................................  A-21
    10.3  Closing Certificate..........................................................  A-21
    10.4  Opinion of Counsel...........................................................  A-21
    10.5  Controlling Shareholders.....................................................  A-21
    10.6  Other Matters................................................................  A-22
    10.7  Dissenters...................................................................  A-22

                                        CAPTION                                          PAGE
---------------------------------------------------------------------------------------  -----
    10.8  Severance Agreements.........................................................  A-22
    10.9  Pooling of Interests.........................................................  A-22
   10.10  Termination of Shareholders' Agreement.......................................  A-22
ARTICLE 11 -- TERMINATION OF REPRESENTATIONS AND WARRANTIES............................  A-22
ARTICLE 12 -- NOTICES..................................................................  A-22
ARTICLE 13 -- AMENDMENT OR TERMINATION
    13.1  Amendment....................................................................  A-23
    13.2  Termination..................................................................  A-23
    13.3  Damages......................................................................  A-23
ARTICLE 14 -- DEFINITIONS..............................................................  A-23
ARTICLE 15 -- MISCELLANEOUS
    15.1  Expenses.....................................................................  A-27
    15.2  Benefit......................................................................  A-27
    15.3  Governing Law................................................................  A-27
    15.4  Counterparts.................................................................  A-27
    15.5  Headings.....................................................................  A-27
    15.6  Severability.................................................................  A-27
    15.7  Construction.................................................................  A-28
    15.8  Return of Information........................................................  A-28
    15.9  Equitable Remedies...........................................................  A-28
   15.10  Attorneys' Fees..............................................................  A-28
   15.11  No Waiver....................................................................  A-28
   15.12  Remedies Cumulative..........................................................  A-28
   15.13  Entire Contract..............................................................  A-28

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 19th day of July 1996, by and between Tomoka Bancorp, Inc. ("Acquired Corporation"), a Florida corporation, and The Colonial Bancgroup, Inc. ("BancGroup"), a Delaware corporation.

                                   WITNESSETH

     WHEREAS, Acquired Corporation operates as a bank holding company for its wholly owned subsidiary, Tomoka State Bank (the "Bank"), with its principal office in Ormond Beach, Florida; and

     WHEREAS, BancGroup is a bank holding company with subsidiary banks in Alabama, Florida, Georgia and Tennessee; and

     WHEREAS, Acquired Corporation wishes to merge with BancGroup; and

     WHEREAS, it is the intention of BancGroup and Acquired Corporation that such merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                      NAME

     1.1 Name. The name of the corporation resulting from the Merger shall be "The Colonial BancGroup, Inc."

                                   ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Corporation shall be merged with and into BancGroup (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the DGCL and the FBCA. The offices and facilities of Acquired Corporation and of BancGroup shall become the offices and facilities of the Resulting Corporation.

     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Corporation and of BancGroup shall, as provided in the DGCL and the FBCA, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and BancGroup. All rights, franchises and interests of Acquired Corporation and BancGroup, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and BancGroup, respectively, on the Effective Date.

     2.3 Articles of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of BancGroup as they exist immediately before the Effective Date.

     2.4 Resulting Corporation's Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of BancGroup as of the Effective Date.

     2.5 Shareholder Approval. This Agreement shall be submitted to the shareholders of Acquired Corporation at the Stockholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Corporation as required by applicable Law, this Agreement shall become effective as soon as practicable thereafter in the manner provided in section 2.7 hereof.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or BancGroup, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Acquired Corporation or BancGroup and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Corporation or BancGroup, or otherwise, to take any and all such action.

     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of the State of Delaware (such time being herein called the "Effective Date"). The Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 11:00 a.m. on the date that the Effective Date occurs or at such other place and time that the Parties may mutually agree.

                                   ARTICLE 3

                    CONVERSION OF ACQUIRED CORPORATION STOCK

     3.1 Conversion of Acquired Corporation Stock. (a) On the Effective Date, and subject to sections 3.3 and 3.6, each share of common stock of Acquired Corporation outstanding (other than treasury shares) and held by Acquired Corporation's shareholders (the "Acquired Corporation Stock"), shall be converted by operation of law and without any action by the holder thereof into such number of shares of BancGroup Common Stock as shall be equal to $32 divided by the Market Value. The Market Value shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the twenty (20) trading days ending on the fifth trading day preceding the Effective Date.

     (b) On the Effective Date, BancGroup shall assume all Acquired Corporation Options outstanding, and each such option shall represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Acquired Corporation Options except as specified below in this section. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Acquired Corporation common stock subject to such Acquired Corporation Options multiplied by the Exchange Ratio, as defined below, provided that no fractions of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Acquired Corporation Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Acquired Corporation common stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to the whole shares that may be done. For purposes of this section 3.1(b), the "Exchange Ratio" shall mean the result obtained by dividing $32 by the Market Value. Schedule 3.1 hereto sets forth the names of all persons holding

Acquired Corporation Options, the number of shares of Acquired Corporation common stock subject to such options, the exercise price and the expiration date of such options.

     (ii) As soon as practicable after the Effective Date, BancGroup shall file at its expense a registration statement with the SEC on Form S-8 with respect to the shares of BancGroup Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary.

     3.2 Surrender of Acquired Corporation Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Acquired Corporation Stock, to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of Acquired Corporation Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered.

     3.3 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

     3.4 Adjustments. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Corporation Stock and Acquired Corporation Options shall be converted.

     3.5 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

     3.6 Dissenting Rights. Any shareholder of Acquired Corporation who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the FBCA, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Corporation Stock. If after the Effective Date a dissenting shareholder of Acquired Corporation fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of Acquired Corporation Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Corporation Stock is entitled under Section 3.1 (without interest) upon surrender of such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him.

                                   ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

     BancGroup represents, warrants and covenants to and with Acquired Corporation as follows:

     4.1 Organization. BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect on the condition (financial or other), earnings, business, affairs, Assets, properties, prospects or results of operations of BancGroup or of BancGroup and its Subsidiaries taken as a whole.

     4.2 Capital Stock.

     (a) The authorized capital stock of BancGroup consists of (A) 44,000,000 shares of Common Stock, $2.50 par value per share, of which as of May 31, 1996, 13,590,085 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights, and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of Common Stock to be issued upon the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Corporation.

     (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

     4.3 Financial Statements; Taxes.

     (a) BancGroup has delivered to Acquired Corporation copies of the following financial statements of BancGroup.

          (i) Consolidated balance sheets as of December 31, 1994, and December 31, 1995, and for the three months ending March 31, 1996;

          (ii) Consolidated statements of operations for each of the three years ended December 31, 1993, 1994 and 1995, and for the three months ending March 31, 1996;

          (iii) Consolidated statements of cash flows for each of the three years ended December 31, 1993, 1994 and 1995, and for the three months ending March 31, 1996; and

          (iv) Consolidated statements of changes in shareholders' equity for the three years ended December 31, 1993, 1994 and 1995, and for the three months ending March 31, 1996.

     All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto, other than Liabilities (including reserves) in the amount set forth in such balance sheets and the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the three months ended March 31, 1996, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on said returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at said dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

     4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

     4.6 Approval of Agreements. The board of directors of BancGroup has, or will have prior to the Effective Date, approved this Agreement and the transactions contemplated by it and have, or will have prior to the Effective Date, authorized the execution and delivery by BancGroup of this Agreement. This Agreement constitutes the legal, valid and binding obligation of BancGroup, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable law. Subject to the matters referred to in section 8.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Corporation, or to liquidate any Subsidiaries, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Corporation.

     4.8 Title and Related Matters. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

     4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to subsidiaries of registered bank holding companies.

     4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in violation of its respective certificate of incorporation or by-laws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound.

     4.11 Litigation. Except as disclosed in or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect in the condition, financial or otherwise, or in the general affairs, management, stockholders' equity or results of operations of BancGroup and its Subsidiaries considered as one enterprise, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented.

     4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

     4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders' Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Corporation or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Corporation, its operations, Assets and capital.

     4.14 SEC Filings.

     (a) BancGroup has heretofore delivered to Acquired Corporation copies of
BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) 1995 Annual Report to Shareholders; (iii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996; and (iv) all other reports, registration statements and other documents filed by BancGroup with the SEC since December 31, 1995. Since December 31, 1995, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The documents incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Stockholders Meeting.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

     4.16 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fee, brokerage commissions or other like payment.

     4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

     4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

                                   ARTICLE 5

       REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED CORPORATION

     Acquired Corporation represents, warrants and covenants to and with BancGroup, as follows:

     5.1 Organization. Acquired Corporation is a Florida corporation, and the Bank is a state bank organized under the laws of Florida. Each Acquired Corporation Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect on the condition (financial or other) earnings, business, affairs, Assets, properties, prospects or results of operations of Acquired Corporation or of Acquired Corporation and its Subsidiaries taken as a whole.

     5.2 Capital Stock. (i) As of March 31, 1996, the authorized capital stock of Acquired Corporation consists of 1,000,000 shares of common stock, $5.00 par value per share, 410,913 shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquired Corporation has 83,000 shares of its common stock subject to exercise at any time pursuant to Acquired Corporation Options. Except for the foregoing, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

     5.3 Subsidiaries. Acquired Corporation has no direct Subsidiaries other than the Bank, and there are no operating subsidiaries of the Bank. Acquired Corporation owns all of the issued and outstanding capital stock of the Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and non-assessable. As of March 31, 1996, there were 1,000,000 shares of the common stock, par value $5.00 per share, authorized of the Bank, 405,000 of which are issued and outstanding and wholly owned by Acquired Corporation.

     5.4 Financial Statements; Taxes. (a) Acquired Corporation has delivered to BancGroup copies of the following financial statements of Acquired Corporation:

          (i) Consolidated statements of financial condition as of December 31, 1994 and 1995;

          (ii) Consolidated statements of income for each of the three years ended December 31, 1993, 1994 and 1995;

          (iii) Consolidated statements of stockholders' equity for each of the three years ended December 31, 1993, 1994, and 1995; and

          (iv) Consolidated statements of cash flows for the three years ended December 31, 1993, 1994 and 1995.

     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Corporation. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Corporation did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto, other than Liabilities (including reserves) in the amount set forth in such balance sheets and the notes thereto. The statements of income, stockholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Corporation for the periods indicated.

     (b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on said returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at said dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Corporation Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Corporation Company has

          (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of Acquired Corporation Options and shares issued as director's qualifying shares;

          (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations and Liabilities incurred in the ordinary course of business and consistent with past practice;

          (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (d) subject to section 7.5 hereof, declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, any of its outstanding securities;

          (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

          (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

          (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

          (h) except in the ordinary course of business, made or permitted any amendment or termination of any material Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

          (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

          (m) entered into any other material transaction other than in the ordinary course of business; or

          (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

     Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Corporation Company will enter into or amend any material Contract without the express written consent of BancGroup. Acquired Corporation may request the consent of BancGroup to any of the foregoing actions by furnishing BancGroup with a written request which describes the action proposed to be taken by Acquired Corporation. Such consent shall not be unreasonably withheld. BancGroup shall have a period of 10 days from the date on which it receives such request within which to notify Acquired Corporation of either its consent or refusal to consent to the proposed action. BancGroup's failure to respond to any such request within such 10 days period shall be deemed to constitute a consent to the action proposed in Acquired Corporation's request.

     5.6 Title and Related Matters.

     (a) Title. Acquired Corporation has good and marketable title to all the properties, interest in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

     (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee.

     (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Corporation Company's fixed Assets as of June 30, 1996.

     (d) Computer Hardware and Software. Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. Acquired Corporation is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company.

     5.7 Commitments. Except as set forth in Schedule 5.7, no Acquired Corporation Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement,
(iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to BancGroup for inspection.

     5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

     5.9 Litigation. There is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor is Acquired Corporation aware of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on the business operations, properties or Assets or in the condition, financial or otherwise, of any Acquired Corporation Company, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on the business operations, properties or Assets or in the condition, financial or otherwise, of such party. To the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, or any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect in the business operations, properties or Assets or in the condition, financial or otherwise, of any such Acquired Corporation Company.

     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be, material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     5.11 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

     5.12 Governmental Authorization. Each Acquired Corporation Company has all Permits that, to the Knowledge of Acquired Corporation, are or will be legally required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

     5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13, no Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

     5.14 Absence of Material Adverse Change. To the Knowledge of Acquired Corporation, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Corporation Company.

     5.15 Insurance. Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company. No Acquired Corporation Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.

     5.16 Pension and Employee Benefit Plans.

     (a) To the Knowledge of Acquired Corporation, all employee benefit plans of each Acquired Corporation Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Section 5.16, no Acquired Corporation Company sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan of Acquired Corporation that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Corporation, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Corporation Company.

     (b) Except as set forth in Schedule 5.16(b), to the Knowledge of Acquired Corporation, no amounts payable to any employee of any Acquired Corporation Company will fail to be deductible for federal income tax purposes by virtue of
Section 280G of the Code and regulations thereunder.

     5.17 Buy-Sell Agreement. Except as set forth in Schedule 5.17, to the Knowledge of Acquired Corporation, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.

     5.18 Brokers. Except for services provided to Acquired Corporation by Investment Bank Services, Inc., all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder's fee, brokerage commission or other like payment.

     5.19 Approval of Agreements. The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Corporation of this Agreement. Subject to the matters referred to in section 8.2, Acquired Corporation has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Corporation in accordance with this Agreement, Acquired Corporation shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

     5.20 Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Acquired Corporation, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Acquired Corporation, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Corporation or its representatives expressly for inclusion in the Proxy Statement.

     5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Corporation have been calculated in accordance with prudent and customary banking practices and are adequate to reflect the risk inherent in the loans of Acquired Corporation. Acquired Corporation has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. Each loan reflected as an Asset on the financial statements of Acquired Corporation is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Acquired Corporation has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     5.23 Environmental Matters. Except as provided in Schedule 5.23, to the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws"), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Corporation, with respect to Assets of or owned by any Acquired Corporation Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed;
(ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by any Acquired Corporation Company. Acquired Corporation has no Knowledge of any facts which might suggest that any Acquired Corporation Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Acquired Corporation Company to any Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) or any similar principles. Moreover, to the Knowledge of Acquired Corporation, no Acquired Corporation Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

     5.24 Transfer of Shares. Acquired Corporation has no Knowledge of any plan or intention on the part of Acquired Corporation's shareholders to sell or otherwise dispose of any of the BancGroup Common Stock to be received by them in the Merger that would reduce such shareholders' ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Acquired Corporation's common stock outstanding immediately before the Merger.

     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any of any Acquired Corporation Company's employees and none of said employees are represented by any union or labor organization.

     5.26 Labor Disputes. To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. Relations between management of each Acquired Corporation Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Corporation, are there plans for any such attempts.

     5.27 Derivative Contracts. No Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Corporation's financial statements delivered under section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Corporation as follows:

          (a) Registration Statement and Other Filings. BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Corporation and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use reasonable good faith efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement.

          (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) Financial Statements.  BancGroup shall furnish to Acquired
     Corporation:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

             (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as Acquired Corporation may reasonably request.

          (d) No Control of Acquired Corporation by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Corporation shall continue to reside solely in Acquired Corporation's officers and board of directors.

          (e) Listing. Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

          (f) Employee Benefit Matters. Except as provided in section 6.1(f)(ii), on the Effective Date, all employees of any Acquired Corporation Company shall, at BancGroup's option, either became employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of this Agreement. All employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees. Employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Corporation Company shall be counted as employment under

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

     such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Acquired Corporation Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan or group dental plan of the Resulting Corporation and its Subsidiaries, each such Acquired Corporation Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Corporation Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan or group dental plan of the Resulting Corporation and its Subsidiaries.

          (g) Indemnification: Directors and Officers Insurance.

             (i) From and after the Effective Date, BancGroup shall indemnify and advance costs and expenses (including reasonable attorneys fees, disbursements and expenses) and hold harmless each present and former director and/or officer of Acquired Corporation or its Subsidiaries determined as of the Effective Date (the "Indemnified Parties"), against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a "Claim"), arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date to the fullest extent that Acquired Corporation would have been permitted under Florida law and its Articles of Incorporation or Bylaws in effect on the date hereof, to indemnify such person (and also advance expenses as incurred to the fullest extent permitted under applicable law).

             (ii) Any Indemnified Party wishing to claim indemnification under
        Section 6.1(i) shall notify BancGroup within forty-five (45) days of the Indemnified Party's receipt of a notice of any Claim, but the failure to so notify shall not relieve BancGroup of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any claim (whether arising before or after the Effective Date), (i) BancGroup shall have the right to assume the defense thereof, and BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with he defense thereof, except that if the BancGroup elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly after statements therefore are received; provided, however, that BancGroup shall be obligated pursuant to this paragraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties will present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) and BancGroup shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld. If such indemnity with any respect to any Indemnified Party is unenforceable against BancGroup, then BancGroup and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

             (iii) For a period of three (3) years after the Effective Date, BancGroup shall cause to be maintain in effect the current policies with directors and officers liability insurance maintained by Acquired Corporation (provided that BancGroup may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers) with respect to claims arising from facts or events which occurred before the Effective Date. Provided that such policies may be maintained at a cost that is comparable to the cost of such policies as of the date of this Agreement.

             (iv) If BancGroup or any of its successors and assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of BancGroup and its Subsidiaries shall assume the obligations set forth in this section.

             (v) The provisions of this Section 6.1(g) are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party's heirs and representatives.

     6.2 Additional Covenants of Acquired Corporation. Acquired Corporation covenants to and with BancGroup as follows:

          (a) Operations. Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Acquired Corporation Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Corporation permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date.

          (b) Stockholders Meeting; Best Efforts. Acquired Corporation will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

          (c) Prohibited Negotiations. Until the termination of this Agreement, neither Acquired Corporation nor any of Acquired Corporation's directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the Assets of, or of a substantial equity interest in, Acquired Corporation or any business combination involving Acquired Corporation or any Acquired Corporation Company other than as contemplated by this Agreement. Acquired Corporation will notify BancGroup immediately if any such inquiries or proposals are received by Acquired Corporation, if any such information is requested from Acquired Corporation, or if any such negotiations or discussions are sought to be initiated with Acquired Corporation, and Acquired Corporation shall instruct Acquired Corporation's officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Acquired Corporation from fulfilling his fiduciary duty or from taking any action that is required by Law.

          (d) Director Recommendation. The members of the Board of Directors of Acquired Corporation agree to support the Merger publicly, provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Acquired Corporation from fulfilling his fiduciary duty or from taking any action that is required by Law.

          (e) Shareholder Voting. Acquired Corporation shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from its directors substantially in the form set forth in Exhibit A.

          (f) Financial Statements.  Acquired Corporation shall furnish to
     BancGroup:

             (i) As soon as practicable and in any event within 30 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Acquired Corporation for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Corporation as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Corporation by independent auditors in connection with each annual, interim or special audit of the books of Acquired Corporation made by such accountants;

             (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Corporation may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as the BancGroup may reasonably request.

          (g) Fiduciary Duties. Prior to the Effective Date, no director or officer (each an "Executive") of any Acquired Corporation Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Corporation Company. All Executives, at all times, shall satisfy their fiduciary duties to Acquired Corporation and its Subsidiaries in a fiduciary capacity, and such Executives shall not (except as required in the course of his or her employment with any Acquired Corporation Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Corporation, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Corporation Company or confidential information belonging to third parties which any Acquired Corporation Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Corporation Company.

          (h) Certain Practices. At the request of BancGroup, (i) Acquired Corporation will consult with BancGroup and advise BancGroup through its Subsidiary in Florida of all non single-family residential loan requests over $150,000 or any other loan request out of the normal course of business and (ii) Acquired Corporation will consult with BancGroup to coordinate various other business issues on a basis mutually satisfactory to Acquired Corporation and BancGroup. Acquired Corporation and each Acquired Corporation Company shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

                                   ARTICLE 7

                        MUTUAL COVENANTS AND AGREEMENTS

     7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, BancGroup and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-2 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of each of the other Parties full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested.

     7.5 Payment of Dividends. If the Effective Date has not occurred as of six months from the date of this Agreement, Acquired Corporation may pay a cash dividend to its shareholders each time that BancGroup pays a cash dividend to BancGroup stockholders following the date that is six months from the date hereof. The amount of the dividend that the Acquired Corporation shall be permitted to pay shall equal, in the aggregate, the total dividend that the holders of Acquired Corporation Stock would have received from BancGroup had the holders of Acquired Corporation Stock been holders of BancGroup Common Stock on the date of record for any dividends paid by BancGroup. For purposes of this section, the Market Value shall be calculated as if the Effective Date had occurred on the date of record of the payment of the BancGroup dividend, and, accordingly, a pro forma calculation of the number of shares of BancGroup Common Stock that would have been outstanding and held by Acquired Corporation shareholders will be made to determine the amount of the cash dividend to which shareholders of Acquired Corporation are entitled.

                                   ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of BancGroup and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

     8.1 Approval by Shareholders. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation as is required by applicable Law and Acquired Corporation's articles of incorporation and by-laws.

     8.2 Regulatory Authority Approval. Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Acquired Corporation shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement and (ii) satisfying all other requirements prescribed by Law.

     8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, as amended, and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

     8.5 Tax Opinion. An opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, shall have been received in form and substance reasonably satisfactory to the Acquired Corporation and BancGroup to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by Acquired Corporation;
(iii) no gain or loss will be recognized to the shareholders of Acquired Corporation who receive shares of BancGroup Common Stock except to the extent of any taxable "boot" received by such persons from BancGroup, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Corporation shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Corporation common stock exchanged therefor if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation shareholder; and (vi) cash received by a Acquired Corporation shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation common stock was a capital asset in his or her hands as of the Effective Date).

                                   ARTICLE 9

               CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION

     The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     9.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup or which would impair the rights of Acquired Corporation or its shareholders pursuant to this Agreement.

     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

          (a) the Board of Directors of BancGroup has duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

          (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration and or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup or which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the recision thereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

     9.4 Opinion of Counsel. Acquired Corporation shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, in form reasonably satisfactory to Acquired Corporation, as to matters set forth in Exhibit B hereto.

     9.5 Fairness Opinion. Acquired Corporation shall have received prior to the mailing of the Proxy Statement from Professional Bank Services, Inc., a letter setting forth its opinion that the consideration to be received by the shareholders of Acquired Corporation under the terms of this Agreement is fair to them from a financial point of view.

     9.6 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

     9.7 Other Matters. There shall have been furnished to such counsel for Acquired Corporation certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

     9.8 Material Events. There shall have been no determination by the board of directors of Acquired Corporation that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

                                   ARTICLE 10

                     CONDITIONS TO OBLIGATIONS OF BANCGROUP

     The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     10.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Corporation which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Corporation which would impair BancGroup's rights pursuant to this Agreement.

     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:

          (a) the Board of Directors of Acquired Corporation has duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) the shareholders of Acquired Corporation have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

          (c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (d) the charter documents of Acquired Corporation and the Bank referenced in section 5.8 hereof were in full force and effect and have not been amended or modified since the date hereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 10 insofar as they relate to Acquired Corporation have been satisfied.

     10.4 Opinion of Counsel. BancGroup shall have received an opinion of Shutts & Bowen, L.L.P., counsel to Acquired Corporation, dated as of the Closing, in form reasonably satisfactory to BancGroup, as to matters set forth in Exhibit C hereto.

     10.5 Controlling Shareholders. Each shareholder of Acquired Corporation who may be an "affiliate" of Acquired Corporation, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup in substantially the form set forth in Exhibit D to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder, and that such person will not sell or otherwise reduce the risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup. Acquired Corporation recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

     10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.7 Dissenters. The number of shares as to which shareholders of Acquired Corporation have exercised dissenters rights of appraisal under section 3.6 does not exceed ten percent (10%) of the outstanding shares of common stock of Acquired Corporation.

     10.8 Severance Agreements. A severance agreements, in substantially the form set forth in Exhibit E, shall have been executed between BancGroup and Thomas H. Dargan.

     10.9 Pooling of Interests. BancGroup shall have received the written opinion of Coopers & Lybrand, L.L.P., that the Merger will qualify for the pooling of interests method of accounting under generally accepted accounting principles.

     10.10 Termination of Shareholders' Agreement. The Shareholders' Agreement dated April 9, 1990 shall have been terminated no later than 30 days from the date hereof.

                                   ARTICLE 11

                 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished except that
Section 7.2, Article 11, Article 15 and any applicable definitions of Article 14, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate. Information provided in such Exhibits and Schedules is provided only in response to the specific section of this Agreement which calls for such information.

                                   ARTICLE 12

                                    NOTICES

     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time given or mailed, first class postage prepaid:

          (a) If to Acquired Corporation to Thomas H. Dargan, President and CEO, Tomoka Bancorp, Inc., 201 S. Nova Road, Ormond Beach, Florida 32174, facsimile 904/677-5402, with copies to Rod Jones, Esquire, Shutts & Bowen, facsimile 407/425-8316, or as may otherwise be specified by Acquired Corporation in writing to BancGroup.

          (b) If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 800, Montgomery, Alabama, 36104, facsimile (334) 240-6040, with a copy to Michael D. Waters, Miller, Hamilton, Snider & Odom, One Commerce Street, Suite 802, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Corporation.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

     13.1 Amendment. This Agreement may be amended by the mutual consent of BancGroup and Acquired Corporation before or after approval of the transactions contemplated herein by the shareholders of Acquired Corporation.

     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Corporation, as follows:

          (a) by the mutual consent of the respective boards of directors of Acquired Corporation and BancGroup;

          (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Corporation;

          (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement shall not have been satisfied in full; or

          (d) by the board of directors of either BancGroup or Acquired Corporation if all transactions contemplated by this Agreement shall not have been consummated on or prior to March 31, 1997, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 13.2(d).

     13.3 Damages. In the event of termination pursuant to section 13.2, Acquired Corporation and BancGroup shall not be liable for damages for any breach of warranty or representation contained in this Agreement made in good faith, and, in that case, the expenses incurred shall be borne as set forth in section 15.1 hereof.

                                   ARTICLE 14

                                  DEFINITIONS

     The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation         Tomoka Bancorp, Inc., a Florida corporation.

Acquired Corporation
Company Shall mean Acquired Corporation, the Bank, any Subsidiary of Acquired Corporation or the Bank, or any person or entity acquired as a Subsidiary of Acquired Corporation or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation
Options Options respecting the issuance of Acquired Corporation common stock pursuant to Acquired Corporation's stock option plans.

Acquired Corporation Stock   Shares of Common stock, par value $5.00 per share,
                             of Acquired Corporation.

Agencies Shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement                    Shall mean this Amended and Restated Agreement and
                             Plan of Merger and the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup                    The Colonial BancGroup, Inc., a Delaware
                             corporation with its principal offices in Montgomery, Alabama.

Bank                         Tomoka State Bank, a Florida bank.

Closing The closing of the transactions contemplated hereby as described in section 2.7 of this Agreement.

Code                         The Internal Revenue Code of 1986, as amended.

Common Stock                 BancGroup's Common Stock authorized and defined in
                             the restated certificate of incorporation of BancGroup, as amended.

Consent Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

DGCL                         The Delaware General Corporation Law.

Effective Date               Means the date and time at which the Merger becomes
                             effective as defined in section 2.7 hereof.

Environmental Laws           Means the laws, regulations and governmental
                             requirements referred to in section 5.23 hereof.

ERISA                        The Employee Retirement Income Security Act of
                             1974, as amended.

Exchange Ratio               The ratio of the number of shares of BancGroup
                             Common Stock to be issued for Acquired Corporation
                             Options, as defined in section 3.1(b).

Exhibits A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

Executive                    Means those persons covered by section 6.2(g)
                             hereof.

FBCA                         The Florida Business Corporation Act

GAAP                         Generally Accepted Accounting Principles

Knowledge                    Means the actual knowledge of the Chairman,
                             President, Chief Financial Officer, Chief
                             Accounting Officer, Chief Credit Officer, General
                             Counsel or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup, or of Acquired Corporation and the Bank, in the case of knowledge of Acquired Corporation.

Law Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Agency.

Liability                    Any direct or indirect, primary or secondary,
                             liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof.

Litigation                   Any action, arbitration, complaint, criminal
                             prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property                Any property owned by the Party in question or by
                             any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), Liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

material For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect      On a Party shall mean an event, change or
                             occurrence which has a material adverse impact on
                             (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger The merger of Acquired Corporation with BancGroup as contemplated in this Agreement.

NYSE                         The New York Stock Exchange.

Order Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party Shall mean Acquired Corporation or BancGroup, and "Parties" shall mean both Acquired Corporation and BancGroup.

Permit Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement              The proxy statement used by Acquired Corporation to
                             solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Corporation.

Registration Statement       The registration statement on Form S-4, or such
                             other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired
                             Corporation, to register the shares of BancGroup
                             Common Stock offered to stockholders of the Bank pursuant to his Agreement, including the Proxy
                             Statement.

Resulting Corporation        BancGroup, as the surviving corporation resulting
                             from the Merger.

SEC                          United States Securities and Exchange Commission.

Stockholders Meeting         The special meeting of stockholders of Acquired
                             Corporation called to approve the transactions contemplated by this Agreement.

Subsidiaries                 Shall mean all those corporations, banks,
                             associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes                 Means any federal, state, county, local, foreign,
                             and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act                     The Securities Act of 1933, as amended.

1934 Act                     The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Expenses. Each Party hereto shall bear its own legal, auditing, trustee, investment banking, regulatory and other expenses in connection with this Agreement and the transactions contemplated hereby.

     15.2 Benefit. This Agreement shall inure to the benefit of and be binding upon Acquired Corporation and BancGroup, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party.

     15.3 Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama without regard to any conflict of Laws.

     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the said term or provision shall remain valid and in effect in any other circumstances or situation.

     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

     15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

     15.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, Acquired Corporation and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                          TOMOKA BANCORP, INC.

By: /s/  S. Craig Suazo                          By: /s/  Thomas H. Dargan
   ------------------------------------------       ------------------------------------------

Its: Secretary                                   Its: President/CEO
    -----------------------------------------        -----------------------------------------
CORPORATE SEAL)
ATTEST:                                          THE COLONIAL BANCGROUP, INC.

By: /s/  Teresa Skipper                          By: W. Flake Oakley
   ------------------------------------------       ------------------------------------------

Its: Assistant Secretary                         Its: Chief Financial Officer
    -----------------------------------------        -----------------------------------------
(CORPORATE SEAL)

                                                                      APPENDIX B

                                 July 15, 1996

Board of Directors
Tomoka Bancorp, Inc.
201 S. Nova Road
Ormond Beach, Florida 32174-6116

Dear Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Tomoka Bancorp, Inc., Ormond Beach, Florida ("Company"), and it's wholly owned subsidiary Tomoka State Bank ("Bank"), of the proposed merger of the Company with and into The Colonial BancGroup, Inc., Montgomery, Alabama ("BancGroup"). In the proposed merger, Company shareholders will receive such number of shares of BancGroup Common Stock as shall be equal to $32.00 divided by BancGroup's market value, per each Company common share, subject to certain adjustments as defined in the Agreement and Plan of Merger ("the Agreement") by and between BancGroup and the Company.

     Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

     For purposes of this opinion, PBS reviewed and analyzed the historical performance of the Company as set forth in: (i) December 31, 1995 and 1994 audited financial statements; (ii) March 26, 1996 Proxy Statement, (iii) March 31, 1996, December 31, 1995 and September 30, 1995 Consolidated Reports of Condition and Income as filed with the Federal Deposit Insurance Corporation ("FDIC"), by the Bank; (iv) March 31, 1996 unaudited internal reports of condition and income for the Bank and the Company; (v) June 30, 1995, September 30, 1995, December 31, 1994 and March 31, 1996 Uniform Bank Performance Reports of the Bank; (vi) the historical common stock trading activity of the Company; and (vii) the premises and other fixed assets. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed, as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. We have reviewed and tabulated consolidated statistical data regarding growth, and growth prospects for service markets, liquidity, asset composition and quality, profitability, leverage and capital adequacy. In the review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

     In connection with our opinion, we have analyzed and evaluated the historical performance and current financial condition of BancGroup as contained in: (i) December 31, 1995, 1994 and 1993 audited financial statements; (ii) March 31, 1996 financial data; (iii) historical common stock trading and dividend activity to date; (iv) the Agreement; and (v) the financial terms of certain other comparable transactions. We have prepared and analyzed the pro forma consolidated financial condition of the Company and BancGroup. We have reviewed and tabulated consolidated statistical data regarding growth prospects for service markets, liquidity, asset composition and quality, profitability, leverage and capital adequacy.

     We have not compiled, reviewed or audited the financial statements of the Company, or BancGroup, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made an independent evaluation of the assets of the Company, or BancGroup.

     Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                          Very truly yours,

                                          PROFESSIONAL BANK SERVICES, INC.

                                                                      APPENDIX C

                        FLORIDA BUSINESS CORPORATION ACT

                               SEC. 607.1301-1320

607.1301.  DISSENTERS' RIGHTS; DEFINITIONS

     The following definitions apply to ss. 607.1302 and 607.1320:

          (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302.  RIGHT OF SHAREHOLDERS TO DISSENT

     (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If the shareholder is entitled to vote on the merger, or

             2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 604.1104;

          (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

          (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

          (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

             1. Altering or abolishing any preemptive rights attached to any of his shares;

             2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

             3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

             4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

             5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

             6. Reducing the stated dividend preference of any of his preferred shares; or

             7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

     (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

     (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     (1)(a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

          1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

          2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent, or if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

          (a) Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to section 145 of the Delaware General Corporation Law, as amended, and the Restated Certificate of Incorporation of the Registrant, officers, directors, employees, and agents of the Registrant are entitled to indemnification against liabilities incurred while acting in such capacities on behalf of the Registrant, including reimbursement of certain expenses. In addition, the Registrant maintains an officers and all of its directors insurance policy pursuant to which officers and directors of the Registrant are entitled to indemnification against certain liabilities, including reimbursement of certain expenses, and the Registrant has indemnity agreements ("Indemnification Agreements") with certain officers and all of its directors pursuant to which such persons may be indemnified by the Registrant against certain liabilities, including expenses.

     The Indemnification Agreements are intended to provide additional indemnification to directors and officers of BancGroup beyond the specific provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, a company may indemnify its directors and officers in circumstances other than those under which indemnification and the advance of expenses are expressly permitted by applicable statutory provisions.

     Under the Delaware General Corporation Law, a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses incurred by him (including attorneys' fees) when he is successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, (ii) may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any such proceeding (other than a proceeding by or in the right of the corporation) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses (including attorneys' fees) incurred by him in the defense or settlement of a proceeding brought by or in the right of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided that no indemnification may be made under the circumstances described in clause (iii) if the director, officer, employee or agent is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification for the expenses which the court shall deem proper. The indemnification described in clauses (ii) and (iii) above (unless ordered by a court) may be made only as authorized in a specific case upon determination by
(i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion, or (iii) the stock holders, that indemnification is proper in the circumstances because the applicable standard of conduct has been met. Expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advance if it is ultimately determined that he is not entitled to be indemnified by the corporation. Expenses (including attorneys' fees) incurred by other employees and agents may be advanced by the corporation upon terms and conditions deemed appropriate by the board of directors.

     The indemnification provided by the Delaware General Corporation Law has at least two limitations that are addressed by the Indemnification Agreements: (i) BancGroup is under no obligation to advance expenses to a director or officer, and (ii) except in the case of a proceeding in which a director or officer is successful on the merits or otherwise, indemnification of a director or officer is discretionary rather than mandatory.

     The Indemnification Agreements, therefore, cover any and all expenses (including attorneys' fees and all other charges paid or payable in connection therewith) incurred in connection with investigating, defending, being a witness or participating in (including an appeal), or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise, related to the fact that such director or officer is or was a director, officer, employee or agent of BancGroup or is or was serving at the request of BancGroup as a director, officer, employee, agent, partner, committee member or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such director or officer in any such capacity.

     The Indemnification Agreements also provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse BancGroup for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the director or officer is not entitled to indemnification.

     The Indemnification Agreements further provide that the director or officer is entitled to indemnification for, and advancement of, all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from BancGroup an indemnity claim or advancement of expenses under the Indemnification Agreements, BancGroup's Certificate of Incorporation, or the Delaware General Corporation Law, regardless of whether the director or officer is successful in such proceeding.

     The Indemnification Agreements impose upon BancGroup the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in certain circumstances. Further, the Indemnification Agreements provide that if BancGroup pays a director or officer pursuant to an Indemnification Agreement, BancGroup will be subrogated to such director's or officer's rights to recover from third parties.

     The Indemnification Agreements stipulate that a director's or officer's rights under such contracts are not exclusive of any other indemnity rights a director or officer may have; however, the Indemnification Agreements prevent double payment. The Indemnification Agreements require the maintenance of directors' and officers' liability insurance if such insurance can be maintained on terms, including rates, satisfactory to BancGroup.

     The benefits of the Indemnification Agreements would not be available if
(i) the action with respect to which indemnification is sought was initiated or brought voluntarily by the officer or director (other than an action to enforce the right to indemnification under the Indemnification Agreements); (ii) the officer or director is paid for such expense or liability under an insurance policy; (iii) the proceeding is for an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iv) the conduct of the officer or director is adjudged as constituting an unlawful personal benefit, or active or deliberate dishonesty or willful fraud or illegality; or
(v) a court determines that indemnification or advancement of expenses is unlawful under the circumstances.

     The Indemnification Agreements would provide indemnification for liabilities arising under the Securities Act of 1933, as amended. BancGroup has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) THE FOLLOWING IS A LIST OF EXHIBITS THAT ARE INCLUDED IN PART II OF THE REGISTRATION STATEMENT. SUCH EXHIBITS ARE SEPARATELY INDEXED ELSEWHERE IN THE REGISTRATION STATEMENT.

EXHIBIT                                        DESCRIPTION
--------  -------------------------------------------------------------------------------------
 2          -- Plan of acquisition, reorganization, arrangement, liquidation of successor:
  (A)       -- Agreement and Plan of Merger between The Colonial BancGroup, Inc. and Tomoka
               Bancorp, Inc., dated as of July 19, 1996, included in the Prospectus portion of this Registration Statement at Appendix A and incorporated herein by reference.
  (B)       -- (1) Tomoka Bancorp, Inc. Key Employee Stock Option Plan.
            -- (2) Tomoka Bancorp, Inc. 1994 Directors' Stock Option Plan.
 3          -- Articles of Incorporation and Bylaws:

EXHIBIT                                        DESCRIPTION
--------  -------------------------------------------------------------------------------------
  (A)       -- Restated Certificate of Incorporation of the Registrant, filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.
  (B)       -- Bylaws of the Registrant, filed as Exhibit 4.2 to the Registrant's Current
               Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.
 4          -- Instruments defining the rights of security holders:
  (A)       -- Article 4 of the Restated Certificate of Incorporation of the Registrant filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated February
               21, 1995, and incorporated herein by reference.
  (B)       -- Article II of the Bylaws of the Registrant filed as Exhibit 4.2 to the
               Registrant's Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.
  (C)       -- Dividend Reinvestment and Class A Common Stock Purchase Plan of the Registrant
               dated January 15, 1986, and Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant's Registration Statement on Form S-4
               (File No. 33-07015), effective July 15, 1986, and incorporated herein by reference.
  (D)       -- Trust Indenture dated as of March 25, 1986, included as Exhibit 4 to the
               Registrant's Amendment No. 1 to Registration Statement on Form S-2, file number
               33-4004, effective March 25, 1986, and incorporated herein by reference.
 5          -- Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered.
 8          -- Tax Opinion of Miller, Hamilton, Snider & Odom, L.L.C.
10          -- Material Contracts:
  (A)(1)    -- Second Amendment and Restatement of 1982 Incentive Stock Plan of the Registrant,
               filed as Exhibit 4-1 to the Registrant's Registration Statement on Form S-8
               (Commission Registration No. 33-41036), effective June 4, 1991, and incorporated herein by reference.
  (A)(2)    -- Second Amendment and Restatement to 1982 Nonqualified Stock Option Plan of the
               Registrant filed as Exhibit 4-2 to the Registrant's Registration Statement on
               Form S-8 (Commission Registration No. 33-41036), effective June 4, 1991, and incorporated herein by reference).
  (A)(3)    -- 1992 Incentive Stock Option Plan of the Registrant, filed as Exhibit 4-1 to
               Registrant's Registration Statement on Form S-8 (File No. 33-47770), effective
               May 8, 1992, and incorporated herein by reference.
  (A)(4)    -- 1992 Nonqualified Stock Option Plan of the Registrant, filed as Exhibit 4-2 to
               Registrant's Registration Statement on Form S-8 (File No. 33-47770), effective
               May 8, 1992, and incorporated herein by reference.
  (B)(1)    -- Residential Loan Funding Agreement between Colonial Bank and Colonial Mortgage
               Company dated January 18, 1988, included as Exhibit 10(B)(1) to the Registrant's
               Registration Statement as Form S-4, file no. 33-52952, and incorporated herein by reference.
  (B)(2)    -- Loan Agreement between the Registrant and SunBank, National Association, dated
               August 29, 1995 filed as Exhibit 10(B)(2) to the Registrant's Registration
               Statement on Form S-4, registration number 33-01163 and incorporated herein by reference.
  (B)(3)    -- 1993 Term Loan Agreement between the Registrant and SunBank, National
               Association, and related Pledge Agreement filed as Exhibit 10(B)(1) to Amendment
               No. 2 of the Registrant's Registration Statement on Form S-4, registration number 33-63826 and incorporated herein by reference.

EXHIBIT                                        DESCRIPTION
--------  -------------------------------------------------------------------------------------
  (C)(1)    -- The Colonial BancGroup, Inc. First Amended and Restated Restricted Stock Plan
               for Directors, as amended, included as Exhibit 10(C)(1) to the Registrant's
               Registration Statement as Form S-4, file no. 33-52952, and incorporated herein by reference.
  (C)(2)    -- The Colonial BancGroup, Inc., Stock Bonus and Retention Plan, included as
               Exhibit 10(C)(2) to the Registrant's Registration Statement as Form S-4, file
               no. 33-52952, and incorporated herein by reference.
  (D)       -- Stock Purchase Agreement dated as of July 20, 1994, by and among The Colonial
               BancGroup, Inc., Colonial Bank, The Colonial Company, Colonial Mortgage Company,
               and Robert E., James K. and Thomas H. Lowder, included as Exhibit 2 in
               Registrant's registration statement on Form S-4, Registration No. 33-83692 and incorporated herein by reference.
13          -- Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31,
               1996, and June 30, 1996, and incorporated herein by reference.
21          -- List of subsidiaries of the Registrant.
23          -- Consents of experts and counsel:
  (A)       -- Consent of Coopers & Lybrand, L.L.P.
  (B)       -- Consent of Miller, Hamilton, Snider & Odom, L.L.C.
  (C)       -- Consent of Dupree & Camputaro
  (D)       -- Consent of Professional Bank Services, Inc.
  24        -- Power of Attorney, filed as Exhibit 24 to the registrant's Registration
               Statement on Form S-4, Registration No. 333-01345, and incorporated herein by reference.
  99        -- Additional exhibits:
  (A)       -- Form of Proxy of Tomoka Bancorp, Inc.

     (b) Financial Statement Schedules

     The financial statement schedules required to be included pursuant to this Item are not included herein because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned hereby undertakes as follows as required by Item 512 of Regulation S-K:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately above, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (d) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (e) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 25th day of October, 1996.

                                          THE COLONIAL BANCGROUP, INC.

                                          By:        /s/  ROBERT E. LOWDER
                                          --------------------------------------
                                                     Robert E. Lowder
                                               Its Chairman of the Board of
                                                     Directors, Chief
                                             Executive Officer, and President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                 SIGNATURES                                 TITLE                      DATE
---------------------------------------------   -----------------------------   ------------------
           /s/  ROBERT E. LOWDER                Chairman of the Board of                **
---------------------------------------------     Directors, President and
              Robert E. Lowder                    Chief Executive Officer

           /s/  W. FLAKE OAKLEY, IV             Chief Financial Officer,                **
---------------------------------------------     Secretary and Treasurer
             W. Flake Oakley, IV                  (Principal Financial
                                                  Officer and Principal
                                                  Accounting Officer)

                      *                         Director                                **
---------------------------------------------
               Young J. Boozer

                      *                         Director                                **
---------------------------------------------
               William Britton

                      *                         Director                                **
---------------------------------------------
              Jerry J. Chesser

                      *                         Director                                **
---------------------------------------------
          Augustus K. Clements, III

                      *                         Director                                **
---------------------------------------------
               Robert C. Craft

                                                Director                                **
---------------------------------------------
               Patrick F. Dye

                      *                         Director                                **
---------------------------------------------
            Clinton O. Holdbrooks

                      *                         Director                                **
---------------------------------------------
                 D. B. Jones

                 SIGNATURES                                 TITLE                      DATE
---------------------------------------------   -----------------------------   ------------------
                      *                         Director                                **
---------------------------------------------
               Harold D. King

                      *                         Director                                **
---------------------------------------------
              John Ed Mathison

                      *                         Director                                **
---------------------------------------------
             Milton E. McGregor

                      *                         Director                                **
---------------------------------------------
           John C. H. Miller, Jr.

                      *                         Director                                **
---------------------------------------------
               Joe D. Mussafer

                      *                         Director                                **
---------------------------------------------
              William E. Powell

                                                Director                                **
---------------------------------------------
              Donald J. Prewitt

                      *                         Director                                **
---------------------------------------------
               Jack H. Rainer

                      *                         Director                                **
---------------------------------------------
              Frances E. Roper

                      *                         Director                                **
---------------------------------------------
                 Ed V. Welch

           /s/  W. FLAKE OAKLEY, IV
---------------------------------------------
             W. Flake Oakley, IV
              Attorney-in-Fact

---------------

 * The undersigned, acting pursuant to a power of attorney, has signed this Registration Statement on Form S-4 for and on behalf of the persons indicated above as such persons' true and lawful attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.
** Dated: October 25, 1996

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549

                           -------------------------





                                  EXHIBITS TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933





                           -------------------------






                          THE COLONIAL BANCGROUP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 EXHIBIT INDEX

EXHIBIT                                                                                                        PAGE
-------                                                                                                        ----
Exhibit 2         Plan of acquisition, reorganization, arrangement,
                  liquidation of successor:

         (A)      Agreement and Plan of Merger between The Colonial BancGroup,
                  Inc. and Tomoka Bancorp, Inc., dated as of July 19, 1996, included in the Prospectus portion of this registration statement at Appendix A and incorporated herein by reference.

         (B)      (1) Tomoka Bancorp, Inc. Key Employee Stock Option Plan.

                  (2) Tomoka Bancorp, Inc. 1994 Directors' Stock Option Plan.

Exhibit 3         Articles of Incorporation and Bylaws:

(A) Restated Certificate of Incorporation of the Registrant, filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

(B) Bylaws of the Registrant, as amended, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K, dated February
                  21, 1995, and incorporated herein by reference.

Exhibit 4 Instruments defining the rights of security holders:

(A)               Article 4 of the Restated Certificate of Incorporation of the
                  Registrant filed as Exhibit 4.1 to the Registrant's Current
                  Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.

(B)               Article II of the Bylaws of the Registrant filed as Exhibit
                  4.2 to the Registrant's Current Report on Form 8-K, dated
                  February 21, 1995, and incorporated herein by reference.

(C)               Dividend Reinvestment and Class A Common Stock Purchase
                  Plan of the Registrant dated January 15, 1986, and Amendment


                  No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant's Registration Statement on Form S-4 (File No. 33-07015), effective July 15, 1986, and incorporated herein by reference.

(D)               Trust Indenture dated as of March 25, 1986, included as
                  Exhibit 4 to the Registrant's Amendment No. 1 to Registration Statement on Form S-2, file number 33-4004, effective March 25, 1986, and incorporated herein by reference.

Exhibit 5 Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered.

Exhibit 8         Tax Opinion of Miller, Hamilton, Snider & Odom, L.L.C.

Exhibit 10        Material Contracts:

(A)(1) Second Amendment and Restatement of 1982 Incentive Stock Plan of the Registrant, filed as Exhibit 4-1 to the Registrant's Registration Statement on Form S-8 (Commission Registration No. 33-41036), effective June 4, 1991, and incorporated herein by reference.

(A)(2) Second Amendment and Restatement to 1982 Nonqualified Stock Option Plan of the Registrant filed as Exhibit 4-2 to the Registrant's Registration Statement on Form S-8 (Commission Registration No. 33-41036), effective June 4, 1991, and incorporated herein by reference).

(A)(3)            1992 Incentive Stock Option Plan of the Registrant, filed as
                  Exhibit 4-1 to Registrant's Registration Statement on Form S-8 (File No. 33-47770), effective May 8, 1992, and incorporated herein by reference.

(A)(4) 1992 Nonqualified Stock Option Plan of the Registrant, filed as Exhibit 4-2 to Registrant's Registration Statement on Form S-8 (File No. 33-47770), effective May 8, 1992, and incorporated herein by reference.

(B)(1) Residential Loan Funding Agreement between Colonial Bank and Colonial Mortgage Company dated January 18, 1988, included as Exhibit 10(B)(1) to the Registrant's Registration Statement as Form S-4, file no. 33-52952, and incorporated herein by reference.

(B)(2) Loan Agreement between the Registrant and SunBank, National Association, dated August 29, 1995, filed as Exhibit 10(B)(2) to the Registrant's Registration Statement on Form S- 4, registration number 33-01163 and incorporated herein by reference.

(B)(3) 1993 Term Loan Agreement between the Registrant and SunBank, National Association, and related Pledge Agreement filed as
                  Exhibit 10(B)(1) to Amendment No. 2 of the Registrant's Registration Statement on Form S-4, registration number 33-63826 and incorporated herein by reference.

(C)(1) The Colonial BancGroup, Inc. First Amended and Restated Restricted Stock Plan for Directors, as amended, included as
                  Exhibit 10(C)(1) to the Registrant's Registration
                  Statement as Form S-4, file no. 33-52952, and incorporated herein by reference.

(C)(2) The Colonial BancGroup, Inc., Stock Bonus and Retention Plan, included as Exhibit 10(C)(2) to the Registrant's Registration Statement as Form S-4, file no. 33-52952, and incorporated herein by reference.

(D) Stock Purchase Agreement dated as of July 20, 1994, by and among The Colonial BancGroup, Inc., Colonial Bank, The Colonial Company, Colonial Mortgage Company, and Robert E., James K. and Thomas H. Lowder, included as Exhibit 2 in Registrant's registration statement on Form S-4, Registration No. 33-83692 and incorporated herein by reference.

Exhibit 13 Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, and incorporated herein by reference.

Exhibit 21        List of subsidiaries of the Registrant.

Exhibit 23        Consents of experts and counsel:

(A)               Consent of Coopers & Lybrand, L.L.P.

(B)               Consent of Miller, Hamilton, Snider & Odom, L.L.C.

(C)               Consent of Dupree & Camputaro

(D)               Consent of Professional Bank Services, Inc.

Exhibit 24 Power of Attorney, filed as Exhibit 24 to the registrant's Registration Statement on Form S-4, Registration No. 333-01345, and incorporated herein by reference.

Exhibit 99        Additional exhibits:

(A)               Form of Proxy of Tomoka Bancorp, Inc.